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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Journal Media Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
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To the shareholders of Journal Media Group, Inc.:

        On October 7, 2015, we entered into an Agreement and Plan of Merger (the "Merger Agreement") with Gannett Co., Inc. ("Gannett") and Jupiter Merger Sub, Inc. ("Merger Sub"), pursuant to which, subject to the satisfaction or waiver of specified conditions, Merger Sub will merge with and into us and we will become a wholly owned subsidiary of Gannett. If the proposed merger is completed, you will not own shares of our common stock any longer. Instead, you will be entitled to receive $12.00 in cash, without interest and less any applicable withholding taxes, for each share of our common stock you own.

        The receipt of cash in exchange for shares of common stock in the proposed merger will generally be a taxable transaction to "U.S. holders" for U.S. federal income tax purposes. For additional information, please see the section entitled "Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 40 of the accompanying proxy statement.

        We will hold a special meeting of our shareholders to consider and vote on matters necessary to complete the proposed merger. Information about the special meeting, the proposals to be voted on at the special meeting, the proposed merger and other related matters is contained in the accompanying proxy statement, which we urge you to read carefully and in its entirety, including the annexes thereto.

        Your vote is very important, regardless of the number of shares you own. The proposed merger cannot be completed unless the holders of a majority of the outstanding shares of our common stock vote in favor of the approval of the Merger Agreement and the proposed merger contemplated thereby. To ensure your representation at the special meeting, please complete and submit your proxy in accordance with the instructions contained in the accompanying proxy statement as soon as possible.

        Our Board of Directors, after considering all factors the Board of Directors deemed relevant, (i) unanimously determined that the Merger Agreement and the proposed merger contemplated thereby are fair to and in the best interests of the Company and our shareholders, (ii) unanimously adopted and approved the Merger Agreement, the proposed merger and the other transactions contemplated by the Merger Agreement, and (iii) unanimously recommends that you vote "FOR" the approval of the Merger Agreement and the proposed merger contemplated thereby and "FOR" approval of each of the other proposals to be voted on at the special meeting, as described in the accompanying proxy statement.

Sincerely,

Timothy E. Stautberg President and Chief Executive Officer Journal Media Group, Inc.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the proposed merger, or passed upon the adequacy or accuracy of the accompanying proxy statement. Any representation to the contrary is a criminal offense.

        The accompanying proxy statement is dated January 22, 2016, and is first being mailed or otherwise delivered to our shareholders on or about January 22, 2016.

JOURNAL MEDIA GROUP, INC.
333 West State Street
Milwaukee, Wisconsin 53203

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS OF JOURNAL MEDIA GROUP, INC.

To be held on March 1, 2016

TO OUR SHAREHOLDERS:

         We invite you to attend a special meeting of the shareholders of Journal Media Group, Inc., a Wisconsin corporation (the "Company," "we" or "our"), to be held on Tuesday, March 1, 2016 at 10:00 a.m., Central Time, at our corporate headquarters, second floor, 333 West State Street, Milwaukee, Wisconsin 53203. As we describe in the accompanying proxy statement, our shareholders will be voting on the following matters:

  1.
  a proposal to approve the Agreement and Plan of Merger, dated as of October 7, 2015 (the "Merger Agreement"), by and among the Company, Gannett Co., Inc. ("Gannett") and Jupiter Merger Sub, Inc., a wholly owned subsidiary of Gannett ("Merger Sub"), which provides for the merger of Merger Sub with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Gannett, which we refer to as the "merger" in the accompanying proxy statement, and the conversion of each share of Company common stock, other than shares held in the treasury of the Company or shares owned by Gannett or any direct or indirect wholly owned subsidiary of Gannett (including Merger Sub) or the Company, into the right to receive $12.00 in cash, without interest and less any applicable withholding taxes, and to approve the merger contemplated by the Merger Agreement; and

  2.
  a proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the proposal set forth in item 1 above.

         The Company will transact no other business at the special meeting other than any such business that may be properly brought before the special meeting or any adjournment or postponement thereof.

         The approval of the proposal set forth in item 1 above by the affirmative vote of the holders of a majority of the outstanding shares of our common stock is required in order to complete the merger. The approval of the proposal set forth in item 2 is not required to complete the merger. The proposals are described in more detail in the accompanying proxy statement, which you should read carefully in its entirety before you submit a proxy or otherwise vote your shares.

         Our Board of Directors has established January 21, 2016, as the record date for the special meeting. If you were a holder of record of our common stock at the close of business on the record date, you are entitled to attend and to vote your shares at the special meeting. If you are present at the special meeting, you may vote in person even though you have previously returned a proxy card or submitted a proxy in another manner.

         Our Board of Directors has unanimously adopted and approved the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, and unanimously recommends that you vote "FOR" the approval of each of the proposals described above.

         Your vote is very important, no matter how many shares you own. We have enclosed a proxy card along with the accompanying proxy statement. Even if you plan to attend the special meeting, please complete, date and sign the enclosed proxy card and promptly return it by mail using the postage-paid envelope we have provided. Alternatively, you may vote by calling the toll-free number or using the Internet as described in the instructions provided on the enclosed proxy card. If you attend the special meeting, then you may revoke your proxy and vote your shares in person if you would like.

         Thank you for your continued support. We look forward to seeing you at the special meeting.

By the Order of the Board of Directors,
Timothy E. Stautberg President and Chief Executive Officer Milwaukee, Wisconsin January 22, 2016

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

        The following are brief answers to common questions that you may have regarding the Agreement and Plan of Merger, which we refer to as the "Merger Agreement" and which is attached to this proxy statement as Annex A, the proposed merger of Journal Media Group with a subsidiary of Gannett, which we refer to as "the merger," the special meeting and the consideration to be received in the merger. The questions and answers in this section may not address all questions that may be important to you as a shareholder of Journal Media Group. To better understand these matters, and for a description of the legal terms governing the merger, we urge you to read carefully and in its entirety this proxy statement, including the annexes hereto.

        Q:    What is the merger?

        A:    Journal Media Group, Inc. (the "Company," "Journal Media Group," "we," "us" and "our"), Gannett Co., Inc. ("Gannett") and Jupiter Merger Sub, Inc., a wholly owned subsidiary of Gannett ("Merger Sub"), entered into the Merger Agreement on October 7, 2015. The Merger Agreement provides for the merger of Merger Sub with and into the Company, with the Company surviving the merger and becoming a wholly owned subsidiary of Gannett.

        Q:    Why am I receiving this document?

        A:    In order to complete the merger, the shareholders of the Company must approve the Merger Agreement and the merger contemplated thereby. We will hold a special shareholders' meeting to obtain this approval, which we refer to as the "special meeting." We are sending you these materials to help you decide how to vote your shares with respect to the matters to be considered at the special meeting.

        Q:    What do I need to do now?

        This proxy statement contains important information about the merger and the special meeting. You should read it carefully and in its entirety. The enclosed proxy card allows you to authorize the voting of your shares without attending the special meeting.

        Your vote is important regardless of how many shares you own. The proposed merger cannot be completed unless the holders of a majority of the outstanding shares of our common stock vote in favor of the approval of the Merger Agreement and the merger contemplated thereby. We encourage you to submit a proxy as soon as possible.

        Q:    What will Journal Media Group shareholders receive in the merger?

        A:    If the merger is completed, each share of our common stock, par value $0.01 per share, which we refer to as "Company common stock" or "our common stock," other than shares held in the treasury of the Company or shares owned by Gannett or any direct or indirect wholly owned subsidiary of Gannett (including Merger Sub) or the Company, will be converted into the right to receive $12.00 in cash, without interest (the "merger consideration") and less any applicable withholding taxes. Each outstanding restricted share unit of the Company will vest immediately prior to the effective time of the merger, and, as a result, such restricted share units will become shares of Company common stock that will also be converted into the right to receive the merger consideration.

        Q:    What is the market value of the Company Common Stock as of a recent date?

        A:    On October 7, 2015, the last trading day before we publicly announced the execution of the Merger Agreement, the high and low sale prices for our common stock as reported on the New York Stock Exchange (the "NYSE") were $8.32 and $7.90 per share, respectively, and the closing stock price

i

on that date was $8.30 per share compared to which the merger consideration represents a premium of approximately 44.6%. On January 11, 2016, the last trading day prior to the printing of this proxy statement, the high and low sale prices for our common stock as reported on the NYSE were $12.02 and $11.97 per share, respectively, and the closing price on that date was $11.97 per share. See "Market Price of Company Common Stock and Dividend Information" beginning on page 6.

        Q:    When do you expect the merger to be completed?

        A:    As of the date of this proxy statement, the merger is expected to close in the first quarter of 2016. The closing of the merger is subject to various conditions, including the approval of the merger by the affirmative vote of the holders of a majority of outstanding shares of our common stock and antitrust regulatory clearance. No assurance can be provided as to when or if the merger will be completed, and it is possible that factors outside the control of the Company could result in the merger being completed at a later time, or not at all. See "The Merger Agreement—Cooperation; Reasonable Best Efforts" beginning on page 50 and "The Merger Agreement—Conditions to the Merger" beginning on page 56.

        Q:    When and where will the special meeting be held?

        A:    The special meeting will be held at 333 West State Street, second floor, Milwaukee, Wisconsin 53203, at 10:00 a.m., Central Time, on Tuesday, March 1, 2016.

        Q:    What are the proposals on which shareholders are being asked to vote?

        A:    At the special meeting, our shareholders are being asked to vote on the following matters:

  1.
  a proposal to approve the Merger Agreement, which provides for the merger of Merger Sub with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Gannett, and the conversion of each share of Company common stock, other than shares held in the treasury of the Company or shares owned by Gannett or any direct or indirect wholly owned subsidiary of Gannett (including Merger Sub) or the Company, into the right to receive $12.00 in cash, without interest and less any applicable withholding taxes, and to approve the merger contemplated by the Merger Agreement, which we refer to as the "merger proposal"; and

  2.
  a proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger proposal, which we refer to as the "adjournment proposal."

        We will transact no other business at the special meeting other than any such business that may be properly brought before the special meeting or any adjournment or postponement thereof.

        Q:    What is the recommendation of the Board of Directors with respect to each proposal?

        A:    Our Board of Directors unanimously recommends a vote "FOR" the merger proposal and "FOR" the adjournment proposal.

        Q:    What factors did the Board of Directors consider in evaluating the Merger Agreement and the merger?

        A:    In evaluating the Merger Agreement and the merger, our Board of Directors took into account a variety of factors, including potential benefits concerning the merger, as well as negative factors of the merger.

        Some of the selected positive factors considered by our Board of Directors included, among other things:

  •
  our Board of Directors' belief that, based on its knowledge of, and discussions with our senior management regarding, our business, financial condition, assets, properties, results of operations, competitive position, business strategy and prospects, as well as the risks involved in achieving these prospects, and after consideration of the financial forecasts prepared by our senior management in July and August 2015 in connection with our strategic planning activities and potential strategic alternatives, including continuing to operate the Company on a standalone basis, the merger consideration will provide greater value to our shareholders than other alternatives reasonably available to us (including remaining as a standalone public company), taking into account execution, business, competitive, industry and market risks;

  •
  the fact that the merger consideration of $12.00 per share in cash to be received by holders of our common stock in the merger represents a premium of approximately 44.6% to our closing stock price per share of $8.30 on October 7, 2015, the last trading day before we publicly announced the execution of the Merger Agreement; and

  •
  the fact that the merger consideration consists solely of cash.

        Some of the selected negative factors considered by our Board of Directors included, among other things:

  •
  the fact that non-solicitation provisions of the Merger Agreement restrict our ability to solicit or engage in discussions or negotiations with third parties regarding a proposal to acquire the Company and that limitations under the Merger Agreement restrict the ability of our Board of Directors, except in certain circumstances, to change its recommendation in favor of the merger;

  •
  the potential risks and costs to us while the merger is pending and if the merger does not close, including the potential for distraction of employee and management attention during the pendency of the merger, employee attrition, and adverse impacts on customer and other existing relationships, the trading price of shares of Company common stock, and our operating results (including as a result of the costs incurred in connection with the merger); and

  •
  the fact that the merger will not allow our shareholders to participate in the benefits of continued operation of the Company as a standalone entity, including possible realization of the benefits of new and unimplemented consumer facing initiatives.

        For a more detailed description of the many factors considered by our Board of Directors when evaluating the Merger Agreement and the merger, see "The Merger—Reasons for the Merger and Recommendation of Our Board of Directors" beginning on page 20.

        Our Board believed that, overall, the potential benefits of the merger to our shareholders outweighed the risks and uncertainties of the merger.

        Q:    What vote is required to approve the proposals being presented at the special meeting of shareholders?

        A:    Assuming a quorum is present, to be approved at the special meeting, the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. If you mark "abstain" or fail to vote with respect to the merger proposal, it will have the same effect as a vote "AGAINST" such proposal.

        Whether or not a quorum is present, the adjournment proposal requires that the number of votes cast for the adjournment proposal exceed the number of votes cast against it. Abstentions and broker non-votes will be counted as present in determining whether there is a quorum; however they will not constitute as a vote for or against the proposal and will be disregarded in the calculation of votes cast.

        Q:    What is the effect if the merger proposal is not approved at the special meeting?

        A:    If the merger proposal is not approved by the requisite vote at the special meeting (or any adjournment or postponement thereof), then the merger will not occur.

        Q:    What happens if the merger is not completed?

        A:    If the merger is not completed for any reason, you will not receive any consideration from Gannett for your shares of Company common stock. Instead, Journal Media Group would remain a public company, and our common stock would continue to be listed and traded on the NYSE. In addition, if the merger is not completed and the Merger Agreement is terminated under certain circumstances, we may be obligated to pay Gannett a termination fee, as described more fully in "The Merger Agreement—Termination Fees" beginning on page 58.

        Q:    Who is entitled to vote at the special meeting?

        A:    Our Board of Directors has fixed January 21, 2016, as the record date for the special meeting. If you were a holder of shares of our common stock at the close of business on the record date, you are entitled to receive notice of, and vote at, the special meeting.

        Q:    How many votes do I have?

        A:    On each of the proposals that will be voted upon at the special meeting, you will be entitled to one vote per share of Company common stock that you owned as of the close of business on the record date. As of the close of business on the record date, there were 24,407,533 shares of Company common stock outstanding and entitled to vote.

        Q:    Do Gannett shareholders have to vote to approve the merger?

        A:    No. No vote of Gannett shareholders is required or being sought in connection with the merger.

        Q:    How do the Company's directors and officers intend to vote their shares?

        A:    Our directors and executive officers have informed us that they currently intend to vote all of their Company common stock in favor of the merger proposal and the adjournment proposal. As of January 11, 2016, these persons owned, in the aggregate, 337,376 shares (or approximately 1.4%) of the Company common stock. See "Summary—Voting by Our Directors and Executive Officers" beginning on page 5.

        Q:    What constitutes a quorum for the special meeting?

        A:    A majority of the outstanding shares of our common stock entitled to vote at the special meeting, represented in person or by proxy, will constitute a quorum for the special meeting.

        Q:    Who can attend the special meeting?

        A:    If you held Company common stock as of the close of business on the record date, you may attend the special meeting. If you are a beneficial owner of stock held in "street name," you must provide evidence of your ownership of such stock, which you can obtain from your broker, bank or other nominee, in order to attend the special meeting.

        Q:    How do I vote?

        A:    After reading and carefully considering the information contained in this proxy statement, please submit a proxy for your shares as promptly as possible so that your shares will be represented at the special meeting. If you are a shareholder of record as of the close of business on the record date, you may submit your proxy before the special meeting by marking, signing and dating your proxy card and returning it in the postage-paid envelope we have provided.

        In addition, holders of record of our common stock may vote in person at the special meeting, by telephone or through the internet. For additional information on voting procedures, see "The Special Meeting—How to Vote" beginning on page 9.

        After reading and carefully considering the information contained in this proxy statement, please submit your proxy as soon as possible whether or not you plan to attend the special meeting.

        Q:    What if my bank, broker or other nominee holds my shares in "street name"?

        A:    If a bank, broker or other nominee holds your shares for your benefit but not in your own name, such shares are in "street name." In that case, your bank, broker or other nominee will send you a voting instruction form to use in order to instruct the vote of your shares. The availability of telephone and internet voting instructions depends on the voting procedures of your bank, broker or other nominee. Please follow the instructions on the voting instruction form they send you. If your shares are held in the name of your bank, broker or other nominee and you wish to vote in person at the special meeting, you must contact your bank, broker or other nominee and request a document called a "legal proxy." You must bring this legal proxy to the special meeting in order to vote in person. Your bank, broker or other nominee will not vote your shares unless you provide instructions on how to vote.

        Q:    What do I do if I receive more than one set of voting materials?

        A:    You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are held in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card or submit a proxy by telephone or internet by following the instructions on each proxy card.

        Q:    How will my proxy be voted?

        A:    If you submit a proxy by completing, signing, dating and mailing your proxy card, or by submitting your proxy by internet or by telephone, your shares will be voted in accordance with your instructions. If you are a shareholder of record as of the close of business on the record date and you sign, date, and return your proxy card but do not indicate how you want to vote on any particular proposal and do not indicate that you wish to abstain with respect to that proposal, the Company common stock represented by your proxy will be voted as recommended by our Board of Directors with respect to that proposal.

        Q:    What if I mark "abstain" when voting, or do not vote on the proposals?

        A:    If you fail to vote in person or by proxy any shares for which you are the record owner as of the record date or fail to instruct your broker or other nominee on how to vote the shares you hold in street name, your shares will not be counted in determining whether a quorum is present at the special meeting. If you mark abstain when voting, your shares will be counted in determining whether a quorum is present at the special meeting.

v

        Because the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting, failing to vote or abstaining from voting with respect to the merger proposal will have the effect of a vote "AGAINST" the merger proposal. Failing to vote or abstaining from voting on the adjournment proposal will not constitute a vote for or against such adjournment proposal and will be disregarded in the calculation of the votes cast.

        Q:    Can I change my vote after I have submitted a proxy?

        A:    Yes. If you are a shareholder of record as of the record date, you can change your proxy at any time before it is voted at the special meeting. You can do this in one of three ways:

  •
  you can send a signed notice of revocation to the Corporate Secretary of the Company;

  •
  you can submit a revised proxy bearing a later date by mail, internet or telephone; or

  •
  you can attend the special meeting and vote in person, which will automatically cancel any proxy previously given, though your attendance alone will not revoke any proxy that you have previously given.

        If you choose either of the first two methods, you must submit your notice of revocation or your new proxy no later than the beginning of the special meeting.

        If you are a beneficial owner of our common stock held in street name, you may submit new voting instructions by contacting your broker, bank or other nominee. You may also vote in person at the special meeting if you obtain a legal proxy from your broker, bank or other nominee and present it to the inspectors of election with your ballot when you vote at the special meeting.

        Q:    What happens if I sell my shares after the record date?

        The record date for the special meeting is earlier than the expected date of the merger. If you own shares of our common stock as of the close of business on the record date but transfer your shares prior to the special meeting, you will retain your right to vote at the special meeting, but the right to receive the merger consideration will pass to the person who holds your shares as of immediately prior to the effective time of the merger.

        Q:    Where can I find the voting results?

        We intend to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the Securities and Exchange Commission (the "SEC") following the special meeting. All reports we file with the SEC are publicly available when filed. See "Where You Can Find More Information" beginning on page 62.

        Q:    Will I be required to exchange my shares in connection with the merger?

        A:    You will not be required to exchange your book-entry securities representing shares of Company common stock in connection with the merger. Upon the completion of the merger, your Company book-entry shares will automatically be exchanged for the merger consideration for each share. However, if you have certificates representing shares of Company common stock, then you will be required to exchange such certificates in connection with the merger. Following completion of the merger, the paying agent will send you a letter of transmittal to be used to exchange your certificated shares of Company common stock for the merger consideration.

        Q:    If I am a shareholder and have common stock certificates, should I send in my certificates now?

        A:    No. If you hold certificates representing Company common stock, the paying agent will send you written instructions informing you how to exchange your shares following completion of the merger. Please do not send in your common stock certificates now.

        Q:    Are shareholders entitled to dissenters' rights?

        A:    No. Holders of our common stock are not entitled to dissenters' rights in connection with the merger under the Wisconsin Business Corporation Law.

        Q:    What are the material U.S. federal income tax consequences of the merger?

        A:    The exchange of shares of our common stock for cash pursuant to the merger will generally be a taxable transaction to "U.S. holders" (as defined below in "Material U.S. Federal Income Tax Consequences of the Merger") for U.S. federal income tax purposes. A U.S. holder who exchanges shares of our common stock for cash in the merger generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder's adjusted tax basis in such shares. You should consult your tax advisor for complete analysis of the U.S. federal, state, local and/or foreign tax consequences of the merger to you. See "Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 40.

        Q:    Whom should I contact if I have any questions about voting?

        A:    If you have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this document or the enclosed proxy card, you should contact Georgeson Inc., the proxy solicitation agent for the Company, at 480 Washington Blvd., 26th Floor, Jersey City, New Jersey 07310, toll-free at (800) 261-1052 or by email at JournalMedia@georgeson.com. Banks and brokerage firms should contact Georgeson Inc. at (800) 261-1052 or by email at JournalMedia@georgeson.com.

SUMMARY

        This summary highlights selected information contained elsewhere in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read this proxy statement carefully and in its entirety, including its annexes. Page references have been included in this summary to direct you to a more complete description of the topics summarized below.

        References to the "Company," "Journal Media Group," "we" or "our" and other first person references in this proxy statement refer to Journal Media Group, Inc. References to "Gannett" are references to Gannett Co., Inc. References to "Merger Sub" are references to Jupiter Merger Sub, Inc., a wholly owned subsidiary of Gannett.

Parties to the Merger (Page 13)

  Journal Media Group, Inc.

        Journal Media Group is a media company with print and digital publishing operations serving 14 U.S. markets in nine states, including the Milwaukee Journal Sentinel, the Naples Daily News, The Commercial Appeal in Memphis, and Ventura County Star in California. Formed in 2015 through a merger of the newspaper operations of The E.W. Scripps Company and Journal Communications, Inc., the Company serves local communities with daily newspapers, affiliated community publications, and a growing portfolio of digital products that inform, engage and empower readers and advertisers. The Company's common stock is traded on the NYSE under the symbol "JMG." The headquarters of the Company are located at 333 West State Street, Milwaukee, Wisconsin 53203 (telephone number (414) 224-2000).

  Gannett Co., Inc.

        Gannett is a next-generation media company committed to strengthening communities across its network. Through trusted, compelling content and unmatched local-to-national reach, Gannett touches the lives of nearly 100 million people monthly. With more than 110 markets internationally, it is known for Pulitzer Prize-winning newsrooms, powerhouse brands such as USA TODAY and specialized media properties. Gannett's common stock is traded on the NYSE under the symbol "GCI." Gannett's headquarters are located at 7950 Jones Branch Drive, McLean, Virginia 22107 (telephone number: (703) 854-6000).

  Jupiter Merger Sub, Inc.

        Merger Sub is a Wisconsin corporation and a wholly owned subsidiary of Gannett. Merger Sub was incorporated in Wisconsin on October 1, 2015 solely to effect the merger and has not carried out any activities to date, except for activities incidental to its formation or the transactions contemplated by the Merger Agreement. Following completion of the merger, Merger Sub will cease to exist. Merger Sub's headquarters are located at 7950 Jones Branch Drive, McLean, Virginia 22107 (telephone number: (703) 854-6000).

The Merger (Page 14)

        On October 7, 2015, the Company, Gannett and Merger Sub entered into the Merger Agreement, pursuant to which, among other things and subject to the satisfaction or waiver of specified conditions, Merger Sub will merge with and into the Company, with the Company surviving the merger and becoming a wholly owned subsidiary of Gannett.

The Merger Consideration (Page 15)

        Upon completion of the merger, each outstanding share of Company common stock, other than shares held in the treasury of the Company or shares owned by Gannett or any direct or indirect wholly owned subsidiary of Gannett (including Merger Sub) or the Company, will be converted into the right to receive $12.00 in cash, without interest and less any applicable withholding taxes. Each outstanding restricted share unit of the Company will vest immediately prior to the effective time of the merger, and, as a result, such restricted share units will become shares of Company common stock that will also be converted into the right to receive the merger consideration.

Reasons for the Merger and Recommendation of Our Board of Directors (Page 20)

        Our Board of Directors has unanimously determined that the Merger Agreement and the merger contemplated thereby are fair to and in the best interests of the Company and the Company's shareholders, unanimously adopted and approved the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, and unanimously recommends that you vote "FOR" the merger proposal and "FOR" the adjournment proposal. Our Board of Directors considered many factors in making its determination and recommendation. For a discussion of these factors, see "The Merger—Reasons for the Merger and Recommendation of Our Board of Directors" beginning on page 20.

Opinion of Our Financial Advisor (Page 24)

        In connection with the merger, our financial advisor, Methuselah Advisors, which we refer to as Methuselah, delivered a written opinion, dated October 7, 2015, to our Board of Directors as to the fairness, from a financial point of view and as of such date, of the merger consideration to be received by holders of Company common stock pursuant to the Merger Agreement. The full text of Methuselah's written opinion is attached to this proxy statement as Annex B and sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the scope of review undertaken by Methuselah. Methuselah's engagement and its opinion were for the benefit of our Board of Directors (in its capacity as such) and Methuselah's opinion was rendered to our Board of Directors in connection with its evaluation of the merger consideration from a financial point of view and did not address any other terms, aspects or implications of the merger. Methuselah's opinion did not address the merits of the merger as compared to alternative transactions or business strategies in which we might engage and did not address the underlying decision of the Company to engage in the merger. Methuselah's opinion was not intended to and does not constitute advice or a recommendation to any shareholder as to how such shareholder should vote or act with respect to the merger or any other matter.

Key Provisions of the Merger Agreement (Page 42)

  Conditions to the Closing of the Merger

        As more fully described in this proxy statement and as set forth in the Merger Agreement, the closing of the merger depends on a number of conditions being satisfied or waived. These conditions include, among others:

  •
  receipt of approval of the merger proposal by the Company's shareholders;

  •
  the expiration or termination of the waiting period, which we refer to as the "HSR waiting period," under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the "HSR Act;"

  •
  the absence of any law or order enacted or issued prohibiting the merger;

  •
  since October 7, 2015, there not having occurred any event, occurrence or development that is continuing and that, individually or in the aggregate, has had or would reasonably be expected to have a Company "material adverse effect" (as defined in "The Merger Agreement—Representations and Warranties" beginning on page 45);

  •
  the non-modification or withdrawal of the tax opinion delivered by Foley & Lardner LLP to The E.W. Scripps Company on October 7, 2015 (relating to the continued tax-free nature of the April 1, 2015 transactions between The E.W. Scripps Company and Journal Communications, Inc.) and no change in law or facts having occurred since October 7, 2015 that would make such tax opinion no longer reasonably acceptable to Gannett as of the closing date of the merger;

  •
  the accuracy of the representations and warranties of the Company, Gannett and Merger Sub as of the closing date of the merger, subject in some instances to a "material adverse effect" qualifier; and

  •
  the performance in all material respects by the Company, Gannett and Merger Sub of their obligations under the Merger Agreement.

  No Solicitation

        As more fully described in this proxy statement and as set forth in the Merger Agreement, the Company and its subsidiaries and representatives may not solicit or engage in any discussions or negotiations with respect to competing acquisition proposals.

        If, prior to the approval of the merger proposal by the shareholders of the Company, the Company receives an unsolicited, bona fide written acquisition proposal and if the Board of Directors of the Company determines in good faith, (1) after consultation with a nationally recognized financial advisor and outside legal counsel, that such proposal constitutes or is reasonably likely to lead to a superior proposal for the Company that was not solicited by the Company and did not otherwise result from a breach of the no solicitation provisions of the Merger Agreement and (2) after consultation with its outside legal counsel, that failing to take the following actions would be inconsistent with the Board of Directors' fiduciary duties to the Company's shareholders under applicable law, the Company may (subject to execution of a confidentiality agreement and certain other procedural requirements): (a) furnish information with respect to the Company and its subsidiaries to the person making such proposal and such person's representatives and (b) negotiate with such person regarding its proposal.

  Change in Recommendation

        Subject to certain qualifications and exceptions, neither the Company's Board of Directors nor any committee thereof may withdraw or modify the Board of Directors' recommendation in favor of the merger or approve or recommend any competing acquisition proposal.

        Prior to the approval of the merger proposal by the shareholders of the Company, the Board of Directors may change its recommendation in favor of the merger if it receives an unsolicited competing acquisition proposal and determines in good faith, (1) after consultation with a nationally recognized financial advisor and outside legal counsel, that such proposal is a "superior proposal" (as defined in "The Merger Agreement—Acquisition Proposals; Change in Recommendation") and (2) after consultation with its outside legal counsel, that failing to approve or recommend an agreement with respect to such proposal would be inconsistent with its fiduciary duties to the Company's shareholders under applicable law. The Board of Directors' ability to change its recommendation is further subject to the Company's compliance with certain notice and other requirements, including a requirement, subject to certain limitations, to negotiate in good faith with Gannett to revise the Merger Agreement in response to the competing acquisition proposal.

  Termination of the Merger Agreement

        The Merger Agreement may be terminated at any time prior to the effective time of the merger by mutual written agreement of the Company and Gannett, or by either the Company or Gannett if (1) shareholders of the Company have not approved the merger proposal; (2) a law has been enacted or enforced prohibiting, or a court order has been issued permanently prohibiting, the merger; (3) the merger does not close on or before April 7, 2016, which we refer to as the "Outside Date," except that, to the extent necessary to obtain any required regulatory approvals or lift any other legal restraints, the Outside Date will be automatically extended for an additional 60 days, to June 6, 2016 (and such date will be the new Outside Date); or (4) the other party breaches its representations, warranties or covenants in a manner that would entitle the non-breaching party not to close the merger, and the breach is not cured within 30 days' of notice thereof or is not capable of being cured by the Outside Date. Gannett may also terminate the Merger Agreement if the Company materially breaches its obligation not to solicit competing acquisition proposals, the Company's Board of Directors changes its recommendation in favor of the merger or the Company enters into an alternative acquisition agreement with respect to any acquisition proposal or superior proposal. The Company may also terminate the Merger Agreement in connection with entering into an alternative acquisition agreement with respect to a superior proposal if it has complied with its obligation not to solicit competing acquisition proposals and simultaneously pays a termination fee (described below).

  Termination Fees

        The Company will be required to pay Gannett a termination fee of $9,000,000 if: (1) Gannett terminates the Merger Agreement because the Company's Board of Directors changed its recommendation in favor of the merger or the Company enters into an alternative acquisition agreement with respect to any acquisition proposal or superior proposal; (2) the Company terminates the Merger Agreement in connection with entering into an alternative acquisition agreement with respect to a superior proposal; or (3) (a) (i) either the Company or Gannett terminates the Merger Agreement because the merger is not closed on or prior to the Outside Date, (ii) either the Company or Gannett terminates the Merger Agreement because the shareholders of the Company have not approved the merger proposal or (iii) Gannett terminates the Merger Agreement because the Company has materially violated its obligation not to solicit competing acquisition proposals, (b) prior to such termination, a third party has publicly announced or otherwise publicly communicated to the Company's Board of Directors or shareholders and not publicly withdrawn an acquisition proposal and (c) within twelve months following the termination of the Merger Agreement, the Company enters into a definitive agreement with respect to such outstanding acquisition proposal and then consummates it.

        In the circumstances in which the termination fee is paid pursuant to the terms of the Merger Agreement, (1) Gannett's receipt of such fee is deemed to be liquidated damages and not a penalty and (2) such fee will be the sole and exclusive remedy of Gannett under the Merger Agreement, except in the event of fraud or a willful and material breach of the Merger Agreement.

Regulatory Approvals (Page 40)

        The closing of the merger is conditioned on the expiration or termination of the HSR waiting period. For additional information relating to regulatory approvals, see "The Merger—Regulatory Approvals" beginning on page 40, and "The Merger Agreement—Cooperation; Reasonable Best Efforts" beginning on page 50.

Material U.S. Federal Income Tax Consequences of the Merger (Page 40)

        The exchange of shares of Company common stock for cash pursuant to the merger will generally be a taxable transaction to "U.S. holders" (as defined below in "Material U.S. Federal Income Tax

Consequences of the Merger") for U.S. federal income tax purposes. A U.S. holder who exchanges shares of Company common stock for cash in the merger generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder's adjusted tax basis in such shares. You should consult your tax advisor for complete analysis of the U.S. federal, state, local and/or foreign tax consequences of the merger to you.

Interests of Our Directors and Officers in the Merger (Page 34)

        Shareholders should be aware that our directors and executive officers may have interests in the merger that are different from, or are in addition to, the interests of our shareholders generally. These interests include, in the case of executive officers, eligibility for certain severance or "change in control" payments. For example, as described in detail under the heading "The Merger—Interests of Our Directors and Officers in the Merger" beginning on page 34, our executive officers (including our named executive officers, Timothy E. Stautberg and Jason R. Graham) are expected to receive cash payments aggregating $3,759,960 with respect to outstanding equity compensation awards that will become vested upon the closing of the merger. For a description of the treatment of equity awards held by our executive officers in the merger, see "The Merger Agreement—The Merger and Conversion of the Company's Capital Stock" beginning on page 43. Further, as described in detail in the "Golden Parachute Compensation Table" on page 38, our named executive officers, Timothy E. Stautberg and Jason R. Graham, are eligible to receive other severance payments and benefits with an aggregate value of $4,057,022 in connection with the merger. For additional information on the interests of our directors and officers in the merger, see "The Merger—Interests of Our Directors and Officers in the Merger." The Board of Directors was aware of these interests during its deliberations on the merits of the merger and in deciding to recommend that shareholders vote for the merger proposal.

        Our non-employee directors do not have any interests in the merger different from, or in addition to, the interests of our shareholders generally, other than as described under the heading "The Merger—Interests of Our Directors and Officers in the Merger—Indemnification of Executive Officers and Directors of Journal Media Group" on page 39.

Voting by Our Directors and Executive Officers (Page 9)

        As of January 11, 2016, our directors and executive officers owned, in the aggregate, 337,376 shares (or approximately 1.4%) of Company common stock. Our directors and executive officers have informed us that they currently intend to vote all of their shares of Company common stock "FOR" the merger proposal and "FOR" the adjournment proposal.

Dissenters' Rights (Page 60)

        Holders of Company common stock do not have dissenters' rights with respect to the merger.

MARKET PRICE OF COMPANY COMMON STOCK AND DIVIDEND INFORMATION

        Our common stock has traded on the NYSE, under the symbol "JMG," since we began operations as a separate company on April 1, 2015. The following table sets forth, for the periods indicated, the high and low sale prices per share of our common stock as reported on the NYSE.

	High	Low
2016
First Quarter (through January 11, 2016)	$12.08	$11.95
2015
Fourth Quarter	$12.45	$7.34
Third Quarter	8.82	5.99
Second Quarter	10.79	7.60

        On October 7, 2015, the last trading day before we publicly announced the execution of the Merger Agreement, the high and low sale prices for our common stock as reported on the NYSE were $8.32 and $7.90 per share, respectively, and the closing price on that date was $8.30 per share compared to which the merger consideration represents a premium of approximately 44.6%. On January 11, 2016, the last trading day prior to the printing of this proxy statement, the high and low sale prices for our common stock as reported on the NYSE were $12.02 and $11.97 per share, respectively, and the closing price on that date was $11.97 per share.

        As of the January 21, 2016 record date for the special meeting, there were 24,407,533 shares of our common stock outstanding and approximately 1,700 registered holders of our common stock.

        Since we began operations as a separate company on April 1, 2015, we paid cash dividends of $0.04 per share on June 5, 2015 and cash dividends of $0.06 per share on September 4, 2015 and December 4, 2015.

        Past price performance is not necessarily indicative of likely future performance. Shareholders are advised to obtain current market quotations for our common stock. The market price of our common stock will fluctuate between the date of this proxy statement and the completion of the merger. No assurance can be given concerning the market price of our common stock before the completion of the merger.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement contains certain forward-looking statements with respect to our financial condition, results of operations and business and certain of our plans and objectives with respect thereto, including certain matters relating to the merger with Gannett. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as "anticipate", "target", "expect", "estimate", "intend", "plan", "goal", "believe", "hope", "aim", "continue", "will", "may", "would", "could" or "should" or other words of similar meaning or the negative thereof.

        These forward-looking statements are based on numerous assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, business strategies, operating environment, future developments and other factors that we believe appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are several factors which could cause actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements. Such factors include, but are not limited to, the factors described in the context of such forward-looking statements in this proxy statement, as well as the following:

  •
  uncertainties as to the expected closing date of the merger;

  •
  potential disruption from the merger making it more difficult to maintain business and operational relationships;

  •
  the risk that unexpected costs will be incurred;

  •
  the risk of litigation and other legal proceedings related to the merger;

  •
  changes in economic, business or political conditions, licensing requirements or tax matters;

  •
  risks related to the timing (including possible delays) of the expiration or termination of the applicable waiting period under the HSR Act;

  •
  the possibility that the merger does not close, including, but not limited to, due to the failure to obtain shareholder approval or the failure to satisfy the other closing conditions; and

  •
  the risk that the merger agreement may be terminated in certain circumstances that require us to pay Gannett a termination fee of $9 million.

        A further list and description of risks and uncertainties can be found in our Annual Report on Form 10-K for the year ended December 31, 2014 and in our reports filed on Form 10-Q and Form 8-K during 2015. See "Where You Can Find More Information" beginning on page 62.

        Although it is believed that the expectations reflected in our forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. YOU ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON ANY FORWARD-LOOKING STATEMENTS, ALL OF WHICH SPEAK ONLY AS OF THE DATE OF THIS PROXY STATEMENT. EXCEPT AS REQUIRED BY LAW, WE UNDERTAKE NO OBLIGATION TO PUBLICLY UPDATE OR RELEASE ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS TO REFLECT ANY EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS. ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO US OR ANY PERSON ACTING ON OUR BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS CONTAINED OR REFERRED TO IN THIS SECTION.

 THE SPECIAL MEETING

Date, Time and Place of the Company's Special Meeting

        The special meeting is scheduled to be held at 333 West State Street, second floor, Milwaukee, Wisconsin 53203, on Tuesday, March 1, 2016, at 10:00 a.m., Central Time.

Purpose of the Special Meeting

        At the special meeting, holders of our common stock are being asked to vote on the following matters:

  •
  a proposal to approve the Merger Agreement, which provides for the merger of Merger Sub with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Gannett, and the conversion of each share of Company common stock, other than shares held in the treasury of the Company or shares owned by Gannett or any direct or indirect wholly owned subsidiary of Gannett (including Merger Sub) or the Company, into the right to receive $12.00 in cash, without interest and less any applicable withholding taxes, and to approve the merger contemplated by the Merger Agreement, which we refer to as the "merger proposal"; and

  •
  a proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger proposal, which we refer to as the "adjournment proposal."

Record Date; Outstanding Shares Entitled to Vote

        Our Board of Directors has fixed January 21, 2016 as the record date for the special meeting. If you were a holder of our common stock at the close of business on the record date, you are entitled to vote your shares at the special meeting.

        As of the record date, there were 24,407,533 shares of our common stock outstanding and entitled to vote at the special meeting.

Quorum

        A "quorum" refers to the number of shares that must be in attendance at a meeting to lawfully conduct business. A majority of the outstanding shares of our common stock entitled to vote at the special meeting, or at least 12,203,767 shares, represented in person or by proxy, will constitute a quorum for the special meeting. If a quorum is not present, the special meeting may be adjourned, without notice other than by announcement at the special meeting, until a quorum is obtained.

        Holders of our common stock present in person at the special meeting, but not voting, and holders of our common stock for which we have received proxies indicating that the holders have abstained, will be counted as present at the special meeting for purposes of determining whether a quorum is established.

Vote Required

        Assuming a quorum is present, to be approved at the special meeting, the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting.

        If you mark "abstain" or fail to vote with respect to the merger proposal, it will have the same effect as a vote "AGAINST" the merger proposal.

        If the merger proposal is not approved by holders of our common stock, then the merger will not occur.

        Whether or not a quorum is present, the adjournment proposal requires that the number of votes cast for the adjournment proposal exceed the number of votes cast against it. Abstentions and broker non-votes will be counted as present in determining whether there is a quorum; however they will not constitute as a vote for or against the adjournment proposal and will be disregarded in the calculation of votes cast.

        You are entitled to one vote for each share of our common stock you owned as of the close of business on the record date.

Recommendation of Our Board of Directors

        Our Board of Directors has unanimously determined that the Merger Agreement and the merger contemplated thereby are fair to and in the best interests of the Company and our shareholders and unanimously adopted and approved the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement. Our Board of Directors unanimously recommends that:

  •
  the holders of our common stock vote "FOR" the approval of the merger proposal; and

  •
  the holders of our common stock vote "FOR" the approval of the adjournment proposal.

        Additional information on the recommendation of our Board of Directors is set forth in "The Merger—Reasons for the Merger and Recommendation of Our Board of Directors" beginning on page 20.

        Shareholders should carefully read this proxy statement in its entirety for additional information concerning the merger. In addition, shareholders are directed to the Merger Agreement, which is attached as Annex A to this proxy statement.

Voting by Our Directors and Executive Officers

        As of January 11, 2016, our directors and executive officers and their affiliates, as a group, owned and were entitled to vote 337,376 shares (1.4%) of our common stock. Our directors and executive officers have informed us that they currently intend to vote all of their shares of common stock for each of the proposals to be voted on at the special meeting.

How to Vote

        After reading and carefully considering the information contained in this proxy statement, please submit a proxy for your shares as promptly as possible so that your shares will be represented at the special meeting. If you are a shareholder of record, you may vote by mail using the enclosed proxy card, via the telephone, via the internet or in person at the special meeting. To vote by mail, simply complete your enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. To vote by telephone or via the internet, follow the instructions provided on the enclosed proxy card. Even if you complete and mail the enclosed proxy card, or vote by telephone or the internet, you may nevertheless revoke your proxy at any time prior to the special meeting by sending us written notice, voting your shares in person at the special meeting or submitting a later-dated proxy, as further described in "—Revoking Your Proxy" below.

Voting of Company Common Stock Held in Street Name

        If a bank, broker or other nominee holds your Company common stock for your benefit but not in your own name, such shares are in "street name." In that case, your bank, broker or other nominee will send you a voting instruction form to use for your shares. The availability of telephone and internet voting instruction depends on the voting procedures of your bank, broker or other nominee. Please follow the instructions on the voting instruction form they send you. If your shares are held in the name of your bank, broker or other nominee and you wish to vote in person at the special meeting, you must contact your bank, broker or other nominee and request a document called a "legal proxy." You must bring this legal proxy to the special meeting in order to vote in person. Note that your broker will not be able to vote your shares with respect to the proposals to be voted on at the special meeting if you have not provided him with directions.

Attending the Special Meeting

        All holders of our common stock as of the close of business on the record date may attend the special meeting. If you are a beneficial owner of our common stock held in street name, you must provide evidence of your ownership of such shares, which you can obtain from your broker, banker or nominee, in order to attend the special meeting.

Voting of Proxies

        If you submit a proxy by completing, signing, dating and mailing your proxy card, your shares will be voted in accordance with your instructions. If you are a shareholder of record and you sign, date, and return your proxy card but do not indicate how you want to vote with respect to a proposal or do not indicate that you wish to abstain with respect to that proposal, your shares will be voted "FOR" that proposal. Broadridge Financial Solutions, Inc. will count the votes cast at the special meeting. We will also retain an inspector of elections for the meeting.

Revoking Your Proxy

        If you are a shareholder of record you can revoke your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways:

  •
  you can send a signed notice of revocation to the Corporate Secretary of the Company;

  •
  you can submit a revised proxy bearing a later date by mail, internet or telephone as described above; or

  •
  you can attend the special meeting and vote in person, which will automatically cancel any proxy previously given, although your attendance alone will not revoke any proxy that you have previously given.

        If you choose either of the first two methods, you must submit your notice of revocation or your new proxy no later than the beginning of the special meeting.

        If you are a beneficial owner of our common stock held in street name, you may submit new voting instructions by contacting your broker, bank or other nominee. You may also vote in person at the special meeting if you obtain a legal proxy from your broker, bank or other nominee and present it to the inspectors of election with your ballot when you vote at the special meeting.

Proxy Solicitations

        We are soliciting proxies for the special meeting from our shareholders. We will bear the cost of soliciting proxies from our shareholders, including the expenses incurred in connection with the printing and mailing of this proxy statement. In addition to this mailing, our directors, officers/employees and former directors and officers/employees may solicit proxies by telephone or in person meeting. None of these persons will receive compensation for soliciting proxies.

        We have also engaged the services of Georgeson Inc. to assist in the solicitation of proxies. We estimate that we will pay Georgeson Inc. a fee of approximately $8,500, plus reasonable out-of-pocket expenses.

        We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out of pocket expenses for forwarding proxy and solicitation materials to the beneficial owners of our common stock.

Other Business

        Our Board of Directors is not aware of any other business to be acted upon at the special meeting.

 PROPOSALS TO BE VOTED ON AT THE SPECIAL MEETING

Merger Proposal

        We are requesting that holders of our outstanding common stock consider and vote on a proposal to approve the Merger Agreement, which provides for the merger of Merger Sub with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Gannett, and the conversion of each share of Company common stock, other than shares held in the treasury of the Company or shares owned by Gannett or any direct or indirect wholly owned subsidiary of Gannett (including Merger Sub) or the Company, into the right to receive $12.00 in cash, without interest and less any applicable withholding taxes, and to approve the merger contemplated by the Merger Agreement.

        You should carefully read this proxy statement in its entirety for more detailed information concerning the Merger Agreement and the merger. In particular, you should read in its entirety the Merger Agreement, which is attached to this proxy statement as Annex A. In addition, see "The Merger" beginning on page 14, and "The Merger Agreement" beginning on page 42.

  Vote Required for Approval

        The approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting.

        If you mark "abstain" or fail to vote with respect to the merger proposal, it will have the same effect as a vote "AGAINST" such proposal.

  Recommendation of our Board of Directors

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE MERGER PROPOSAL.

Adjournment Proposal

        We are requesting that holders of our outstanding common stock consider and vote on a proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger proposal.

        If our shareholders approve the adjournment proposal, we could adjourn the special meeting, and any adjourned session of the special meeting, to a later date and use the additional time to solicit additional proxies in favor of the merger proposal, including the solicitation of proxies from shareholders that have previously voted against the merger proposal. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the merger proposal, we could adjourn the special meeting without a vote on the merger proposal and seek to convince the holders of those shares of our common stock to change their votes to votes in favor of the merger proposal.

        Our Board of Directors believes that if the number of shares of our common stock represented in person or by proxy at the special meeting and voting in favor of the merger proposal is not sufficient to approve the Merger Agreement, it is in the best interests of our shareholders to enable the Board of Directors to continue to seek to obtain a sufficient number of additional votes to approve the Merger Agreement.

        The vote on the adjournment proposal is a vote separate and apart from the vote on the merger proposal. Accordingly, you may vote to approve the merger proposal and vote not to approve the adjournment proposal and vice versa.

        Pursuant to our bylaws, our Board of Directors, Chairman of the Board and/or President and Chief Executive Officer may also adjourn the special meeting at any time prior to the transaction of any business at the special meeting, even if our shareholders do not approve the adjournment proposal.

        If the special meeting is adjourned for the purpose of soliciting additional proxies, shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use.

  Vote Required for Approval

        Approval of the adjournment proposal requires that the number of votes cast for the adjournment proposal exceed the number of votes cast against it.

        The vote on this proposal is a vote separate and apart from the vote to approve the merger proposal. Approval of the adjournment proposal is not a condition to the completion of the merger.

  Recommendation of our Board of Directors

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

PARTIES TO THE MERGER

Journal Media Group

        Journal Media Group, Inc. is a media company with print and digital publishing operations serving 14 U.S. markets in nine states, including the Milwaukee Journal Sentinel, the Naples Daily News, The Commercial Appeal in Memphis, and Ventura County Star in California. The Company serves local communities with daily newspapers, affiliated community publications, and a growing portfolio of digital products that inform, engage and empower readers and advertisers. The Company's headquarters are located at 333 West State Street, Milwaukee, Wisconsin 53203 (telephone number (414) 224-2000).

        The Company was incorporated in Wisconsin on July 25, 2014. From its incorporation until the consummation of the newspaper mergers (as defined below) on April 1, 2015, The E.W. Scripps Company ("Scripps") and Journal Communications, Inc. ("Journal") each owned 50% of the Company common stock. The Company was formed in anticipation of the newspaper mergers and, as of April 1, 2015, the Company became a holding company owning various subsidiaries that own and operate the former newspaper publishing businesses of Scripps and Journal.

        Since the Company's inception, and until April 1, 2015, its activities were limited to its organization and other matters related to the April 1, 2015 transactions. Throughout 2014 and the first quarter of 2015, the Company conducted no business operations nor owned or leased any real estate or other property. Accordingly, the Company's only assets prior to the consummation of the newspaper mergers on April 1, 2015 arose from the issuance of two shares of its common stock, one to Scripps and one to Journal, upon its inception.

        On July 30, 2014, the Company entered into a master transaction agreement with Scripps, Journal, Scripps Media, Inc., Desk Spinco, Inc. ("Scripps Spinco"), Scripps NP Operating, LLC (f/k/a Desk NP Operating, LLC), Desk BC Merger, LLC, Boat Spinco, Inc., ("Journal Spinco"), Desk NP Merger Co., and Boat NP Merger Co.

        Pursuant to the master transaction agreement, Scripps and Journal, through a series of transactions, (i) separated Journal's newspaper business pursuant to a spin-off of Journal Spinco to the shareholders of Journal (the "Journal newspaper spin-off"), (ii) separated Scripps' newspaper business pursuant to a spin-off of Scripps Spinco to the shareholders of Scripps (the "Scripps newspaper spin-off" and together with the Journal newspaper spin-off, the "spin-offs"), (iii) combined these two spun-off newspaper businesses through two mergers, which we refer to as the "Journal newspaper merger" and the "Scripps newspaper merger," respectively, resulting in each of them becoming a wholly owned subsidiary of the Company (collectively, the "newspaper mergers"), and (iv) then merged Journal with and into a wholly owned subsidiary of Scripps (we sometimes refer to the spin-offs, mergers and other transactions contemplated by the master transaction agreement, taken as a whole, as the "April 1, 2015 Scripps/Journal transactions"). Upon consummation on April 1, 2015, the April 1, 2015 Scripps/Journal transactions resulted in two separate public companies: one, the Company, continuing the combined newspaper businesses of Journal and Scripps; and the other, Scripps, continuing the combined broadcast businesses of Journal and Scripps. In connection with the April 1, 2015 Scripps/Journal transactions, each share of Journal class A common stock and Journal class B common stock outstanding on the share exchange record date received 0.5176 Scripps class A common shares and 0.1950 shares of Company common stock, and each Scripps class A common share and common voting share outstanding received 0.2500 shares of Company common stock. Immediately following completion of the April 1, 2015 Scripps/Journal transactions, holders of Journal's common stock owned approximately 41% of the common shares of the Company and approximately 31% of the common shares of Scripps, in the form of Scripps class A common shares, with the remaining common shares of each entity owned by the Scripps shareholders. Pursuant to the master transaction agreement, prior to the completion of the April 1, 2015 Scripps/Journal transactions, Journal contributed to Journal Spinco $10.0 million in cash and Scripps distributed a special cash dividend in the aggregate amount of $60.0 million to the holders of its common shares (and certain common share equivalents in the form of restricted share units held by Scripps employees). Scripps class A shares issued in the broadcast merger to Journal shareholders did not participate in the Scripps special cash dividend.

        At the effective time of the newspaper mergers on April 1, 2015, the shares of Company common stock owned by Scripps and Journal were returned to the Company, and the outstanding shares of Scripps Spinco and Journal Spinco common stock were converted into shares of the Company common stock. Following the conversion on April 1, 2015, the Company became a stand-alone, publicly traded company, owned initially by Scripps and Journal shareholders, and neither Scripps nor Journal have any ownership interest in the Company.

        The Company's common stock is traded on the NYSE under the symbol "JMG."

Gannett Co., Inc.

        Gannett Co., Inc. is a next-generation media company committed to strengthening communities across its network. Through trusted, compelling content and unmatched local-to-national reach, Gannett touches the lives of nearly 100 million people monthly. With more than 110 markets internationally, it is known for Pulitzer Prize-winning newsrooms, powerhouse brands such as USA TODAY and specialized media properties. Gannett's headquarters are located at 7950 Jones Branch Drive, McLean, Virginia 22107 (telephone number: (703) 854-6000).

        Gannett was incorporated on November 21, 2014 as a wholly owned subsidiary of TEGNA Inc. (formerly known as "Gannett Co., Inc.") ("TEGNA"). Gannett was formed to hold the assets and liabilities associated with TEGNA's publishing business as part of TEGNA's plan to separate its publishing business from its broadcasting and digital businesses. Effective as of June 29, 2015, Gannett was separated from TEGNA through a pro rata distribution of 98.5% of the outstanding shares of Gannett's common stock and became an independent publicly traded company.

        Gannett's common stock is traded on the NYSE under the symbol "GCI."

Jupiter Merger Sub, Inc.

        Jupiter Merger Sub, Inc., which we sometimes refer to as "Merger Sub," is a Wisconsin corporation and a wholly owned subsidiary of Gannett. Merger Sub was incorporated in Wisconsin on October 1, 2015 solely to effect the merger and has not carried out any activities to date, except for activities incidental to its formation or the transactions contemplated by the Merger Agreement. Following completion of the merger, Merger Sub will cease to exist. Merger Sub's headquarters are located at 7950 Jones Branch Drive, McLean, Virginia 22107 (telephone number: (703) 854-6000).

THE MERGER

        The following is a description of certain material aspects of the merger. This description may not contain all of the information that may be important to you. The discussion of the merger in this proxy statement is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A. We encourage you to read carefully this entire proxy statement, including the annexes, for a more complete understanding of the merger.

General Description of the Merger

        On October 7, 2015, the Company, Gannett and Merger Sub entered into the Merger Agreement, pursuant to which, among other things and subject to the satisfaction or waiver of specified conditions, Merger Sub will merge with and into the Company, with the Company surviving the merger and becoming a wholly owned subsidiary of Gannett.

Merger Consideration

        Upon completion of the merger, each outstanding share of Company common stock, other than shares held in the treasury of the Company or shares owned by Gannett or any direct or indirect wholly owned subsidiary of Gannett (including Merger Sub) or the Company, will be converted into the right to receive $12.00 in cash, without interest and less any applicable withholding taxes. Each outstanding restricted share unit of the Company will vest immediately prior to the effective time of the merger, and, as a result, such restricted share units will become shares of Company common stock that will also be converted into the right to receive the merger consideration.

Background of the Merger

        Our Board of Directors and senior management in the ordinary course of business regularly review and evaluate our business and strategic plans as part of their ongoing efforts to strengthen our business and enhance shareholder value, taking into account economic, competitive, regulatory and other conditions. As an essential component of our strategy, our Board of Directors and senior management continuously assess existing businesses and assets and related business opportunities.

        On April 8, 2015, the Chief Executive Officer of Party A and our President and Chief Executive Officer, Timothy E. Stautberg, met to discuss industry and business issues. At the end of the meeting, the Chief Executive Officer of Party A indicated interest in a potential strategic transaction with the Company. Mr. Stautberg replied that any discussions were premature at that time.

        On June 22, 2015, the Chief Executive Officer of Party A verbally expressed interest to Steven J. Smith, our non-executive Chairman of the Board, in consummating a business combination transaction. Mr. Smith informed the Chief Executive Officer of Party A that discussions about a business combination transaction would be premature as the Company was continuing to work on integration of systems and processes following the April 1, 2015 Scripps/Journal transactions.

        On July 1, 2015, Robert J. Dickey, President and Chief Executive Officer of Gannett, called Mr. Smith to express Gannett's interest in consummating a business combination transaction. After a brief conversation, Mr. Dickey and Mr. Smith agreed to reconnect on July 3 to complete the discussion.

        On July 3, 2015, Mr. Dickey called Mr. Smith to continue the conversation from July 1. Mr. Dickey noted the strategic wisdom of a combination between the Company and Gannett and indicated that Gannett was prepared to propose to acquire all of the outstanding shares of the Company for $11.00 per share in cash. Mr. Smith informed Mr. Dickey that discussions about a business combination transaction would be premature as the Company was continuing to work on integration of systems and processes following the April 1, 2015 Scripps/Journal transactions and was still in the process of completing its planned internal strategic review process.

        Also on July 3, 2015, Mr. Smith received a letter from Mr. Dickey confirming Gannett's interest in purchasing all of the outstanding shares of Company common stock for $11.00 per share in cash.

        From July 3 to July 7, 2015, Mr. Smith discussed with our Board of Directors the July 1, 2015 and July 3, 2015 calls and the July 3, 2015 letter received from Mr. Dickey regarding Gannett's interest in purchasing all of the outstanding shares of Company common stock for $11.00 per share in cash.

        On July 7, 2015, we contacted our outside counsel, Foley & Lardner LLP, which we refer to as "Foley," to serve as legal counsel in connection with consideration of Gannett's proposal given Foley's familiarity with our business and its representation of us in connection with the April 1, 2015 Scripps/Journal transactions. Mr. Smith, representatives of our senior management and representatives of Foley discussed the calls and letter received from Mr. Dickey regarding Gannett's interest in purchasing all of the outstanding shares of Company common stock. Foley informed the Company that, given certain U.S. federal income tax law related constraints and obligations arising from the April 1, 2015

Scripps/Journal transactions, if the Company were to proceed with any such extraordinary transaction, it would need to deliver to Scripps an unqualified tax opinion as required by the applicable tax matters agreement that was entered into by us in connection with the April 1, 2015 Scripps/Journal transactions.

        On July 8, 2015, Mr. Smith received a follow-up letter from Mr. Dickey suggesting that Gannett and the Company continue their dialogue regarding a transaction on a parallel path with the Company's internal review and integration processes and offering to draft a transaction agreement to be considered at our Board of Directors meeting scheduled for August.

        Also on July 8, 2015, Mr. Smith and representatives of our senior management discussed the second letter received from Mr. Dickey and prepared a response to both of Gannett's letters.

        On July 9, 2015, Mr. Smith sent a letter to Mr. Dickey, in response to Gannett's July 3, 2015 and July 8, 2015 letters, expressing our management's belief that a discussion regarding a sale of all of the outstanding shares of Company common stock would be premature since, among other things, the Company had not yet completed and reviewed with the Board of Directors its strategic plan and updated financial forecasts. The letter also indicated that Gannett's letters would be reviewed by the full Board of Directors at a soon-to-be-convened meeting and that if the Company were to proceed to consider any extraordinary transaction, it would be done in a manner to allow other parties that had shown similar interest to provide their indications of value.

        On July 10, 2015, Mr. Dickey sent a third letter to Mr. Smith expressing Gannett's appreciation of being kept apprised of the Company's intentions and its continued interest in pursuing a transaction with the Company.

        On July 13, 2015, at a special telephonic meeting, our Board of Directors met with representatives of our senior management and a representative of Foley to discuss Gannett's interest in acquiring all of the outstanding shares of Company common stock. At this meeting, Foley discussed with the Board of Directors its fiduciary duties and certain other legal matters relevant to Gannett's stated interest. The Board of Directors also received an update from senior management on the status of the Company's strategic plan and updated financial forecasts.

        Also on July 13, 2015, given, among other factors, Methuselah's familiarity with our Company and the newspaper industry, we engaged Methuselah to assist us in a variety of financial and strategic matters, including a financial review of the Company, assisting with shareholder communications and providing strategic assessments of our competitive position relative to peers in the newspaper industry.

        On July 30, 2015, at a special telephonic meeting, our Board of Directors, members of our senior management and representatives of Foley and Methuselah participated in a financial and industry update discussion, including a discussion relating to preliminary financial perspectives regarding our Company and an overview of the then-current state of the newspaper industry.

        On August 10, 2015, at an executive session, our Board of Directors, together with members of our senior management and representatives of Foley and Methuselah, met to review and discuss the Company's strategic plan and updated financial forecasts prepared by senior management. At this meeting, there was also a broad ranging discussion of various matters in connection with a potential strategic transaction, including a discussion by Methuselah regarding financial matters relating to our Company and by a representative of Foley relating to strategic transaction process alternatives and a recap of fiduciary duties in connection therewith. Possible alternatives to a potential strategic transaction and the competitive environment and challenges in the newspaper industry were also discussed. The possible alternatives discussed included continued operation as a standalone entity, return of capital of shareholders, rationalization of the asset portfolio and growth through acquisitions.

        On August 11, 2015, our Board of Directors held a regular meeting. As a regular part of that meeting, an executive session of our Board of Directors was held with Mr. Stautberg to discuss a potential strategic transaction and alternatives. Members of our senior management team and representatives of Methuselah and Foley then joined the executive session to further discuss various matters in connection with a potential strategic transaction. After the executive session, our Board of Directors directed senior management to engage in discussions with each of Gannett and Party A and to further evaluate whether and when to engage in discussions with other parties.

        Also on August 11, 2015, Mr. Smith and Mr. Stautberg called Richard A. Boehne, Chairman, President and Chief Executive Officer of Scripps, to confidentially discuss certain matters relating to a potential strategic transaction, including the tax-free treatment of the April 1, 2015 Scripps/Journal transactions whereby we previously agreed to indemnify Scripps for adverse tax consequences from our actions or failures to act for a period following the closing of those transactions.

        Also on August 11, 2015, Mr. Smith and Mr. Stautberg telephoned Mr. Dickey to discuss the Company's decision to explore potential strategic alternatives with Gannett and other parties that had expressed similar interest.

        Also on August 11, 2015, Mr. Smith telephoned the Chief Executive Officer of Party A to discuss the Company's decision to explore potential strategic alternatives with Party A and other parties that had expressed similar interest.

        On August 14, 2015, a draft non-disclosure agreement was provided to each of Gannett and Party A relating to a potential strategic transaction.

        On August 17, 2015, Mr. Stautberg met with the Chief Executive Officer of Party A in Cincinnati during which the Chief Executive Officer of Party A made an unsolicited proposal to purchase all of the outstanding shares of Company common stock at $9.50 per share. Also on August 17, 2015, the Company and Party A entered into a non-disclosure agreement.

        Also on August 17, 2015, and after confirming the absence of any engagements of Methuselah by Gannett or Party A, we amended our engagement letter with Methuselah to expand the scope of Methuselah's services to include assistance in connection with potential strategic transactions including a sale, merger or other business combination.

        On August 18, 2015, we began preparing due diligence materials for potential buyers. Our staff members began to provide relevant diligence materials, including materials relating to our Company's financial information, real estate holdings, employees, legal and technology, and an electronic data room was prepared for diligence review.

        On August 19, 2015, the Company and Gannett entered into a non-disclosure agreement.

        On August 23, 2015, at a special telephonic meeting, our Board of Directors received an update on various matters in connection with a potential strategic transaction from members of our senior management and representatives of Foley and Methuselah.

        During August 24, 2015 through August 26, 2015, members of our senior management consulted with representatives of Foley and Methuselah regarding the potential benefits and issues in connection with a potential solicitation of other possible interested parties beyond Gannett and Party A. Under Section 355(e) of the Internal Revenue Code of 1986, as amended, the tax-free status of the April 1, 2015 Scripps/Journal transactions could be affected adversely if those transactions were regarded as part of a plan that included the subsequent acquisition of the Company. Notwithstanding the fact that no such plan existed at the time of the April 1, 2015 Scripps/Journal transactions, the Company was concerned that its solicitation of third parties a few months after the consummation of those transactions might be viewed as a factor suggesting the existence of such a plan. Given the concerns that the Company's solicitation of potential third parties might jeopardize the tax-free nature of the

April 1, 2015 Scripps/Journal transactions, that Gannett and Party A represented two of the most logical strategic bidders, that Gannett and Party A each had the capacity to complete a transaction and each recently had been actively involved in similar newspaper industry transactions, and that any merger agreement provisions that the Company expected to negotiate would not be preclusive to the receipt by the Company of bona fide superior proposals from other third parties following announcement of the Merger Agreement, the Company determined to continue to engage in discussions only with Gannett and Party A.

        On August 25, 2015, the electronic data room containing certain non-public information regarding our Company was opened to Gannett and Party A for their due diligence reviews. Beginning on such date and through execution of the Merger Agreement on October 7, 2015, we continued to upload diligence materials to the electronic data room for review.

        On August 31, 2015, Foley provided a draft merger agreement to Gannett and Party A.

        During the week of August 31, 2015, we responded to various due diligence requests provided by Gannett and Party A.

        On September 2, 2015, representatives of our senior management met separately with each of Gannett and Party A in Chicago, Illinois to discuss a potential strategic transaction and conduct in-person due diligence at which certain non-public information regarding the Company was provided.

        On September 8, 2015, at a special telephonic meeting, our Board of Directors, members of our senior management, and representatives of Foley and Methuselah discussed various matters in connection with a potential strategic transaction, including updates on discussions and diligence team meetings with Gannett and Party A and Foley's preparation of the tax opinion to Scripps relating to the continuing tax-free nature of the April 1, 2015 Scripps/Journal transactions.

        On September 9, 2015, in accordance with the Company's directives, Methuselah communicated the Company's bid procedures to each of Party A and Gannett, including the submission of proposals and a merger agreement mark-up on or before September 16, 2015. Party A requested a delay in the bid submission deadline, and Gannett communicated that it required additional time for confirmatory due diligence after the bid date. The Company subsequently extended the bid submission date to September 25, 2015.

        During the weeks of September 14, 2015 and September 21, 2015, we responded to various Gannett supplemental due diligence requests.

        On September 20, 2015, at a special telephonic meeting, our Board of Directors received an update on various matters in connection with a potential strategic transaction from members of our senior management, and representatives of Foley and Methuselah.

        On September 25, 2015, we received written proposals from both Party A and Gannett, with Party A proposing to purchase all of the outstanding shares of Company common stock at $10.30 per share in cash and Gannett proposing $12.00 per share in cash. Along with these proposals, each of Party A and Gannett submitted a mark-up of the draft merger agreement previously provided.

        On September 28, 2015, at a special telephonic meeting, our Board of Directors, members of our senior management, and representatives of Foley and Methuselah further discussed various matters in connection with a potential strategic transaction, including a review of the terms of each proposal, Methuselah's preliminary financial perspectives regarding each proposal and a summary and comparison of each party's mark-up of the merger agreement. Our Board of Directors directed senior management to further negotiate a transaction with both Gannett and Party A.

        From September 29, 2015 to October 7, 2015, the Company and Gannett, together with representatives of their respective legal advisors, negotiated and exchanged drafts of the merger agreement and accompanying disclosure schedules.

        From September 29, 2015 through October 2, 2015, in accordance with our Board of Directors' directives, Methuselah discussed with Party A its proposed purchase price and our Board of Directors' need for an increase in such purchase price.

        On September 30, 2015, Foley provided Party A with a list of issues presented by Party A's mark-up of the merger agreement.

        On October 1, 2015, Foley and Party A met by telephone to discuss and negotiate the list of issues presented by Party A's mark-up of the merger agreement.

        On October 2, 2015, Party A submitted its last offer to purchase all of the outstanding shares of Company common stock for $11.00 per share in cash.

        On October 3, 2015, Mr. Stautberg and Mr. Dickey discussed by telephone matters relating to a communication plan for employees, investors and other stakeholders in connection with a transaction.

        During the afternoon of October 7, 2015, at a special meeting, our Board of Directors, together with members of senior management and representatives of Foley and Methuselah, met to review and discuss various matters in connection with a potential strategic transaction with Gannett. Our Board of Directors discussed, among other matters, the proposed Merger Agreement with Gannett, certain financial aspects of the proposed merger, the draft joint press release announcing the merger and draft communications to employees and others, and draft resolutions to approve and recommend the merger to the Company's shareholders. Also at this meeting, Methuselah reviewed with our Board of Directors Methuselah's financial analysis of the merger consideration provided for in the Merger Agreement and rendered an oral opinion, confirmed by delivery of a written opinion dated October 7, 2015, to our Board of Directors to the effect that, as of that date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the scope of review undertaken by Methuselah as stated in its written opinion, the merger consideration to be received by holders of Company common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. A representative of Foley again reviewed the board's fiduciary duties in connection with its evaluation of the proposed merger, summarized the key terms of the Merger Agreement and discussed with our Board of Directors the resolution of certain open points of negotiation in the Merger Agreement. Following discussion by the directors of the terms of the Merger Agreement and taking into account the factors described under "—Reasons for the Merger and Recommendation of Our Board of Directors," our Board of Directors unanimously determined that the Merger Agreement and the proposed merger with a subsidiary of Gannett contemplated thereby are fair to and in the best interests of the Company and the Company's shareholders, unanimously adopted and approved the Merger Agreement, the proposed merger and the other transactions contemplated by the Merger Agreement, and unanimously recommended that the shareholders of the Company approve the merger proposal.

        Following our Board of Directors meeting, Mr. Smith informed Mr. Dickey of our Board of Directors' determination.

        Later on October 7, 2015, the Company and Gannett signed the Merger Agreement following the close of trading on the New York Stock Exchange. The parties issued a joint press release shortly after signing.

Reasons for the Merger and Recommendation of Our Board of Directors

        At a meeting on October 7, 2015, our Board of Directors, after considering all factors our Board of Directors deemed relevant, unanimously determined that the Merger Agreement and the merger contemplated thereby are fair to and in the best interests of the Company and the Company's shareholders. Accordingly, our Board of Directors unanimously adopted and approved the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, and unanimously recommends that you vote "FOR" the merger proposal and "FOR" the adjournment proposal.

        In evaluating the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, our Board of Directors consulted with senior management and our legal and financial advisors. In determining to adopt and approve the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, and to unanimously recommend that the Company's shareholders vote their shares of Company common stock in favor of the merger proposal and the adjournment proposal, our Board of Directors also considered many factors, including the following, which are not intended to be exhaustive and not presented in any relative order of importance:

  •
  our Board of Directors' familiarity with our business, operations, assets, properties, business strategy and competitive position and the nature of the industry in which we operate, industry trends, and economic and market conditions, both on a historical and a prospective basis;

  •
  the financial condition and prospects of the Company, as well as the risks involved in achieving those prospects and the risks and uncertainties associated with operating our business, including the risks and uncertainties with respect to (i) achieving our revenue, expense reduction, profitability and free cash flow targets in light of current and foreseeable market conditions, including risks and uncertainties related to the U.S. and global economy generally and the publishing industry specifically, (ii) general market conditions, public company equity valuations and volatility, including the performance of broad stock market indices, (iii) the integration of the newspaper operations of The E.W. Scripps Company and Journal Communications, Inc. and (iv) the risks described in our filings with the SEC;

  •
  actual declines in monthly advertising revenues that were greater than those reflected in the budget approved by the Board of Directors on May 12, 2015, the high decremental margins associated with the loss of advertising revenues, continuing adverse trends with respect to preprint advertising specifically and forecasted future advertising revenue declines;

  •
  historical market prices of Company common stock, including the market performance of Company common stock relative to the common stock of other participants in our industry and general market indices, and the fact that the merger consideration of $12.00 per share in cash to be received by holders of our common stock in the merger represents a premium of:

  •
  approximately 44.6% to our closing stock price per share of $8.30 on October 7, 2015, the last trading day before we publicly announced the execution of the Merger Agreement;

  •
  approximately 73.6% to our volume-weighted average closing stock price of $6.91 over the 30-day period ended October 7, 2015;

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  approximately 76.2% to our volume-weighted average closing stock price of $6.81 over the 60-day period ended October 7, 2015;

  •
  approximately 67.1% to our volume-weighted average closing stock price of $7.18 over the 90-day period ended October 7, 2015;

    •
    approximately 42.4% to our volume-weighted average closing stock price of $8.43 over the period commencing on the date we began operations as a standalone company (April 1, 2015) and ending October 7, 2015 (the "public period");

    •
    approximately 19.9% to our public period high closing stock price of $10.01 per share on April 24, 2015; and

    •
    approximately 94.5% to our public period low closing stock price of $6.17 per share on August 24, 2015;

  •
  our Board of Directors' belief that, based on its knowledge of, and discussions with our senior management regarding, our business, financial condition, assets, properties, results of operations, competitive position, business strategy and prospects, as well as the risks involved in achieving these prospects, and after consideration of the financial forecasts prepared by our senior management in July and August 2015 in connection with our strategic planning activities and potential strategic alternatives, including continuing to operate the Company on a standalone basis, the merger consideration will provide greater value to our shareholders than other alternatives reasonably available to us (including remaining as a standalone public company), taking into account execution, business, competitive, industry and market risks;

  •
  the fact that we were able to obtain an increase in the merger consideration to $12.00 per share in cash from Gannett's initial proposal of $11.00 per share in cash, as described under the caption "The Merger—Background of the Merger" beginning on page 15, as well as our Board of Directors' belief, based on discussions and competitive negotiations by our senior management and advisors with Gannett and Party A, that the merger consideration was the highest purchase price that Gannett, and was a higher purchase price than Party A, would be willing to pay;

  •
  the financial presentation and written opinion, dated October 7, 2015, of Methuselah to our Board of Directors as to the fairness, from a financial point of view and as of such date, of the merger consideration to be received by holders of Company common stock pursuant to the Merger Agreement, which opinion was based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the scope of review undertaken by Methuselah as more fully described under the caption "The Merger—Opinion of Our Financial Advisor" beginning on page 24;

  •
  our Board of Directors' belief, based on its knowledge and discussions with senior management, that the value of the Company's owned real estate was adequately considered in the merger consideration, that both Gannett and Party A requested and received real property-related materials as part of their diligence reviews and that both parties' respective offers to purchase all of the outstanding shares of Company common stock incorporated their independently formed beliefs regarding the value of the Company's real property;

  •
  our Board of Directors' belief, based on its general knowledge of Gannett's business, operations, management, reputation and financial condition, that Gannett would be able to successfully and timely consummate the merger, including that the terms of the Merger Agreement, taken as a whole, protect against risks that the consummation of the merger will be unduly delayed or that the merger will not be consummated;

  •
  our Board of Directors' belief, based on its knowledge and discussions with senior management, that there were a limited number of strategic acquirers, that Gannett and Party A were the two parties likely to offer the highest amount of merger consideration, and that Gannett would likely identify the greatest amount of potential synergies in a business combination, thereby permitting it to offer the highest purchase price;

  •
  our Board of Directors' belief, based on its knowledge and discussions with senior management, that the environment for industry consolidation was favorable in light of stated acquisition strategies of certain industry participants and that the potential opportunities for consolidation could diminish in the future due to adverse market or other conditions that might impact those strategies;

  •
  the fact that the merger consideration consists solely of cash (which provides certainty of value and liquidity to our shareholders and does not expose them to any future risks related to Gannett's or our business or the financial markets generally, as compared to a transaction in which shareholders receive shares or other securities, or as compared to remaining independent);

  •
  our Board of Directors' view that the terms of the Merger Agreement would be unlikely to deter a third party from making a "Superior Proposal" (as defined under the caption "The Merger Agreement—Acquisition Proposals; Change in Recommendation" beginning on page 51), including because of:

  •
  our right under the Merger Agreement to respond to third parties submitting unsolicited, bona fide written acquisition proposals by providing information subject to a confidentiality agreement, and to engage in negotiations or discussions with such persons, if our Board of Directors, prior to taking any such actions, determines in good faith, among other things, that such acquisition proposal either constitutes a "Superior Proposal" or is reasonably likely to lead to a "Superior Proposal";

  •
  the ability of our Board of Directors, under certain circumstances specified in the Merger Agreement, to change its recommendation in favor of the merger; and

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  our ability to terminate the Merger Agreement in order to enter into a definitive agreement that our Board of Directors determines to be a "Superior Proposal", subject to certain conditions set forth in the Merger Agreement (including Gannett's right to revise the terms of the Merger Agreement);

  •
  our Board of Directors' belief that the termination fee of $9 million in cash, which we will be required to pay to Gannett upon termination of the Merger Agreement under certain specified circumstances, was a necessary aspect of assuring Gannett's entry into the Merger Agreement and is reasonable and not likely to preclude an alternative "Superior Proposal" for a business combination with the Company;

  •
  the other terms of the Merger Agreement, including:

  •
  the customary nature of the representations and warranties of the Company and Gannett in the Merger Agreement;

  •
  the closing conditions of the Merger Agreement, including the absence of any financing condition;

  •
  the commitment by Gannett to use its reasonable best efforts to obtain applicable consents and approvals under antitrust and similar laws and Gannett's assumption of certain risks related to certain conditions and requirements that may be imposed by a governmental authority in connection with securing such consents and approvals;

  •
  the fact that the Merger Agreement was the product of arms-length negotiations and contains terms and conditions that are, in our Board of Directors' view, favorable to us and our shareholders;

  •
  the requirement that the merger will only be effected if approved by the holders of at least a majority of outstanding shares of Company common stock;

    •
    our ability to specifically enforce Gannett's obligations under the Merger Agreement, including Gannett's obligations to consummate the merger, and our ability to seek damages in certain cases;

    •
    the fact that the merger is not subject to approval by Gannett's shareholders; and

  •
  our Board of Directors' belief that the merger will not alter the tax-free nature of the April 1, 2015 Scripps/Journal transactions (as evidenced by the unqualified tax opinion delivered by Foley to Scripps on October 7, 2015).

        In addition, our Board of Directors considered and balanced against the potentially positive factors enumerated above a number of uncertainties, risks and other potentially negative factors in its deliberations concerning the merger and the other transactions contemplated by the Merger Agreement, including the following, which are not intended to be exhaustive and not presented in any relative order of importance:

  •
  the fact that we did not conduct a broad solicitation of interest prior to signing the Merger Agreement as a means of determining whether there were parties other than Party A and Gannett interested in acquiring or entering into another strategic transaction with us;

  •
  the non-solicitation provisions of the Merger Agreement that restrict our ability to solicit or engage in discussions or negotiations with third parties regarding a proposal to acquire the Company and the limitations under the Merger Agreement that restrict the ability of our Board of Directors, except in certain circumstances, to change its recommendation in favor of the merger;

  •
  the fact that, upon termination of the Merger Agreement under specified circumstances, we will be required to pay to Gannett a termination fee of $9 million in cash, which could have the effect of discouraging alternative proposals for a business combination with the Company;

  •
  the terms of the Merger Agreement that place restrictions on the conduct of our business prior to completion of the merger, which may delay or prevent us from undertaking business opportunities that may arise prior to completion of the merger and the resultant risk if the merger is not consummated;

  •
  the fact that the merger may not be consummated unless and until specified conditions are satisfied or waived as more fully described under the caption "The Merger Agreement—Conditions to the Merger" beginning on page 56;

  •
  the potential risks and costs to us while the merger is pending and if the merger does not close, including the potential for distraction of employee and management attention during the pendency of the merger, employee attrition, and adverse impacts on customer and other existing relationships, the trading price of shares of Company common stock, and our operating results (including as a result of the costs incurred in connection with the merger);

  •
  the fact that receipt of the all-cash merger consideration in exchange for shares of Company common stock pursuant to the merger will generally be a taxable transaction for United States federal income tax purposes, as described in the section entitled "Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 40;

  •
  the fact that the all-cash merger consideration, while providing relative certainty of value, will not allow our shareholders to participate, on a tax-efficient basis, in any future appreciation of Gannett's stock price or benefit from any future appreciation in the value of Gannett after the merger;

  •
  the fact that the merger will not allow our shareholders to participate in the benefits of continued operation of the Company as a standalone entity, including possible realization of the benefits of new and unimplemented consumer facing initiatives; and

  •
  the fact that, under Wisconsin law, our shareholders will not be entitled to dissenters' rights with respect to the merger.

        Our Board believed that, overall, the potential benefits of the merger to our shareholders outweighed the risks and uncertainties of the merger. During its evaluation of the merger, our Board of Directors also was aware of the fact that our directors and executive officers may have interests in the merger that differ from or are in addition to those of our shareholders generally, including, in the case of executive officers, eligibility for certain severance or "change in control" payments or other compensation in connection with the merger. These interests are described in the section entitled "The Merger—Interests of our Directors and Executive Officers in the Merger" beginning on page 34. In addition, our Board of Directors was aware that, in connection with the newspaper mergers on April 1, 2015, the Company engaged a valuation firm to estimate the fair value of certain assets and liabilities of Journal's newspaper business acquired or assumed as of April 1, 2015. The analysis was prepared to satisfy financial reporting requirements. That analysis indicated that the estimated value of the owned real estate in downtown Milwaukee, Wisconsin was $5.4 million, which the Company's management believes is reasonable. Other than the owned real estate in downtown Milwaukee, substantially all of the real property of Journal Media Group is utilized efficiently in the generation of the Company's future free cash flow.

        The discussion above is not meant to be exhaustive, but is believed to include all material factors that our Board of Directors considered in making its determination. Our Board of Directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather our Board of Directors conducted an overall review of the factors described above. In considering the factors described above, individual members of our Board of Directors may have given different weight to different factors.

        It should be noted that this explanation of the reasoning of our Board of Directors and certain information presented in this section is forward-looking in nature and should be read in light of the factors discussed in the section titled "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 6.

Opinion of Our Financial Advisor

        Journal Media Group has retained Methuselah to act as Journal Media Group's financial advisor in connection with the merger. As part of this engagement, the Board of Directors requested that Methuselah evaluate the fairness, from a financial point of view, of the merger consideration to be received by holders of Company common stock pursuant to the Merger Agreement. On October 7, 2015, at a meeting of the Board of Directors held to evaluate the merger, Methuselah rendered an oral opinion, confirmed by delivery of a written opinion dated October 7, 2015, to the Board of Directors to the effect that, as of that date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the scope of review undertaken by Methuselah as stated in the opinion, the merger consideration to be received by holders of Company common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

        The full text of Methuselah's written opinion, dated October 7, 2015, to the Board of Directors, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the scope of review undertaken by Methuselah, is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. The description of Methuselah's opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Methuselah's engagement and its opinion were for the benefit of the Board of Directors (in its capacity as such) and Methuselah's opinion was rendered to the Board of Directors in connection with its evaluation of the merger consideration from a financial point of view and did not address any other terms, aspects or implications of the merger. Methuselah's opinion did not address the merits of the merger as compared to alternative transactions or business strategies in which Journal Media Group might engage and did not address the underlying decision of Journal Media Group to engage in the merger. Methuselah's opinion was not intended to and does not constitute advice or a recommendation to any shareholder as to how such shareholder should vote or act with respect to the merger or any other matter.

        In connection with its opinion, Methuselah:

  •
  reviewed the financial terms of a draft, dated October 6, 2015, of the Merger Agreement, referred to by Methuselah as the draft agreement;

  •
  reviewed certain publicly available and other historical business and financial information relating to Journal Media Group provided to or discussed with Methuselah by Journal Media Group;

  •
  reviewed certain financial forecasts and other data relating to Journal Media Group provided to or discussed with Methuselah by Journal Media Group, including financial forecasts and other data prepared by the management of Journal Media Group reflecting two alternative revenue cases for Journal Media Group and certain consumer-facing initiatives contemplated to be undertaken by Journal Media Group;

  •
  held discussions with members of the senior management of Journal Media Group with respect to the operations and prospects of Journal Media Group;

  •
  reviewed historical stock prices of Company common stock;

  •
  reviewed public information with respect to certain other companies in lines of business Methuselah believed to be generally relevant in evaluating Journal Media Group;

  •
  reviewed the financial terms, to the extent publicly available, of certain transactions Methuselah believed to be generally relevant in evaluating the merger; and

  •
  conducted such other financial studies, analyses and investigations as Methuselah deemed appropriate.

        Methuselah assumed and relied, with the consent of Journal Media Group, upon the accuracy and completeness of all information provided to or reviewed by Methuselah, without independent verification of any such information. With respect to the financial forecasts and other data utilized in Methuselah's analyses, the management of Journal Media Group advised Methuselah, and Methuselah assumed, with the consent of Journal Media Group, that such financial forecasts and other data were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Journal Media Group as to the future financial performance of Journal Media Group under the alternative revenue cases reflected therein and the other matters covered thereby. Methuselah assumed no responsibility for and expressed no view as to such forecasts or other data or the assumptions on which they were based. Methuselah relied, with the consent of Journal Media Group, upon the assessments of the management of Journal Media Group as to, among other things, (i) Journal Media Group's existing and future relationships, agreements and arrangements with, and ability to attract and retain, subscribers and other customers, including through additional consumer products and service offerings, and (ii) the potential impact on Journal Media Group of certain market and other trends and prospects for the newspaper publishing and distributing industry, including the assumptions of the management of Journal Media Group as to, among others, competition and expected performance of participants in such industry and related markets, fluctuations in advertising spending and volume, readership levels, changes in technology and evolving approaches to content distribution and industry standards. Methuselah assumed, with the consent of Journal Media Group, that there would be no developments with respect to any such matters that would be meaningful in any respect to Methuselah's analyses or opinion.

        In rendering its opinion, Methuselah assumed, with the consent of Journal Media Group, that the merger would be consummated on the terms described in the Merger Agreement, without any waiver, modification or amendment of any material terms or conditions by the parties thereto. Methuselah also assumed, with the consent of Journal Media Group, that in obtaining the necessary governmental, regulatory and third party approvals, consents, waivers or releases for the merger, there would not be any delay, limitation, restriction or condition imposed (including related expenses and any divestitures or other requirements) that would have an adverse effect on Journal Media Group or the merger or that otherwise would be meaningful in any respect to Methuselah's analyses or opinion. Methuselah was advised, and Methuselah assumed, that the Merger Agreement, when executed, would be substantially similar in all material respects to the draft agreement.

        Methuselah's opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Methuselah as of, the date of its opinion. Methuselah assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion. Methuselah was not requested to conduct, and Methuselah did not conduct, any independent valuation or appraisal of any of the assets or liabilities (contingent, off-balance sheet or otherwise) of Journal Media Group or any other entity or concerning the solvency or fair value of Journal Media Group or any other entity and, except for certain real estate appraisals provided to Methuselah by the management of Journal Media Group, Methuselah was not furnished with any such valuations or appraisals. Methuselah did not express any opinion as to any tax or other consequences that might result from the merger, nor did Methuselah's opinion address any other tax or legal, regulatory or accounting matters, as to which Methuselah understood that Journal Media Group obtained such advice as Journal Media Group deemed necessary from qualified professionals. In connection with its engagement, Methuselah was not requested to, and it did not, undertake a third-party solicitation process on Journal Media Group's behalf with respect to the acquisition of all or a part of Journal Media Group; however, at Journal Media Group's direction, Methuselah held discussions with selected third parties that had contacted Journal Media Group and expressed interest in such a transaction. Methuselah's opinion addressed only the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration (to the extent expressly specified therein) to be received by holders of Company common stock pursuant to the Merger Agreement, and did not address, and Methuselah expressed no view or opinion as to, any other terms, aspects or implications of the merger, including, without limitation, the form or structure of the merger or any other agreements, arrangements or understandings entered into, amended or terminated in connection with, or otherwise contemplated by, the merger or otherwise. In addition, Methuselah did not address the fairness of the amount or nature of, or any other aspects relating to, any compensation to any officers, directors or employees of any party to the merger, or class of such persons, relative to the merger consideration or otherwise. The issuance of Methuselah's opinion was approved by an authorized committee of Methuselah.

        In preparing its opinion to the Board of Directors, Methuselah performed a variety of financial and comparative analyses. The following is a summary of the material financial and comparative analyses that Methuselah deemed to be appropriate for this type of transaction and that were reviewed with the Board of Directors by Methuselah in connection with rendering its opinion. The summary of Methuselah's financial analyses described below is not a complete description of the analyses underlying its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial or summary description. In arriving at its opinion, Methuselah considered the results of all of the analyses undertaken by it and did not base its opinion solely on any one factor or analysis. Rather, Methuselah made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses. Accordingly, Methuselah believes that its financial analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

        In its financial analyses, Methuselah considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Journal Media Group. No company or transaction used in Methuselah's analyses is identical to Journal Media Group or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies and transactions analyzed. The estimates contained in Methuselah's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Methuselah's analyses are inherently subject to substantial uncertainty.

        The consideration payable in the merger was determined through negotiations between Journal Media Group and Gannett and was approved by the Board of Directors. Methuselah was not requested to, and it did not, determine or recommend any specific consideration to Journal Media Group or the Board of Directors or that any given consideration constituted the only appropriate consideration for the merger. The decision to enter into the Merger Agreement was solely that of the Board of Directors and Methuselah's opinion and financial analyses were only one of many factors taken into consideration by the Board of Directors in its evaluation of the merger. Consequently, the analyses described below should not be viewed as determinative of the views of the Board of Directors or management with respect to the merger or the merger consideration or as to whether the Board of Directors would have been willing to determine that a different consideration was fair.

        The financial analyses summarized below include information presented in tabular format. In order to fully understand Methuselah's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Methuselah's financial analyses. For purposes of the analyses described below, (i) the term "EBITDA" means estimated earnings before interest, taxes, depreciation and amortization, excluding non-cash stock-based compensation and one-time non-recurring items and, in the case of Journal Media Group, assumes that all future cost savings anticipated by the management of Journal Media Group to result from the April 1, 2015 Scripps/Journal transactions will be realized and (ii) the term "management forecasts" refers to the financial forecasts and other data relating to Journal Media Group prepared or provided by the management of Journal Media Group for calendar years 2015 through 2018, which included a third-party estimate with respect to certain owned real estate not considered by Journal Media Group as part of its core operations, referred to as excess real estate value, and also included alternative revenue cases prepared by the management of Journal Media Group, one of which assumed a deceleration in revenue decline in the weakest advertising categories of Journal Media Group commencing in calendar year 2016, referred to as the Management Case I Forecasts, and the other of which assumed no such deceleration in revenue decline, referred to as the Management Case II Forecasts, as adjusted to reflect the exclusion of non-cash stock-based compensation.

  Selected Precedent Transactions Analysis

        Methuselah reviewed publicly available financial data relating to the following 23 selected transactions with transaction values of at least $25 million involving target companies with primarily local market-focused operations in the newspaper publishing industry, collectively referred to as the selected transactions:

Announcement Date	Acquiror	Target
June 2015	New Media Investment Group Inc.	The Columbus Dispatch
May 2015	Tribune Publishing Company	MLIM, LLC (San Diego Union Tribune)
February 2015	New Media Investment Group Inc.	Stephens Media LLC
May 2014	Tribune Publishing Company	Landmark Media Enterprises LLC (The Capital and The Carroll County Times)
November 2014	New Media Investment Group Inc.	Halifax Media Group, LLC
July 2014	New Media Investment Group Inc.	The Providence Journal
May 2014	H.F. Lenfest/Lewis Katz	The Philadelphia Inquirer
April 2014	Alaska Dispatch Publishing LLC	The McClatchy Company (Anchorage Daily News)
August 2013	John W. Henry	The New York Times Company (The Boston Globe)
September 2013	Gatehouse Media, Inc.	Dow Jones Local Media Group, Inc.
February 2013	Berkshire Hathaway Inc.	Tulsa (OK) World
July 2013	Berkshire Hathaway Inc.	Landmark Media Enterprises LLC (The Roanoke Times)
February 2013	Berkshire Hathaway Inc.	Landmark Media Enterprises LLC (Greensboro (N.C.) News & Record)
June 2012	2100 Trust, LLC	Freedom Communications Holdings, Inc. (sale of certain assets)
May 2012	Berkshire Hathaway Inc.	Media General, Inc.
May 2012	AIM Media Texas, LLC	Freedom Communications Holdings, Inc. (Texas newspapers)
June 2012	Halifax Media Holdings LLC	Freedom Communications Holdings, Inc. (sale of certain assets)
April 2012	Interstate General Media LLC	Philadelphia Media Network, Inc. (The Philadelphia Inquirer)
May 2012	Versa Capital Management, LLC	Freedom Communications Holdings, Inc. (four newspapers)
July 2011	Alden Global Capital LLC	The Journal Register Company
December 2011	Halifax Media Holdings LLC	The New York Times Co. Regional Media Group
November 2011	MLIM, LLC	The San Diego Union-Tribune
November 2011	Berkshire Hathaway Inc.	Omaha World-Herald Co.

        Methuselah reviewed transaction values of the selected transactions (calculated as the enterprise value implied for the target company based on the consideration payable in the selected transactions) as a multiple of latest 12 months EBITDA to the extent meaningful and publicly available. The overall low to high latest 12 months EBITDA multiples observed for the selected transactions were 3.3x to 8.4x (with a mean of 4.5x and a median of 4.2x). Methuselah then applied a selected range of latest 12 months EBITDA multiples of 4.0x to 5.0x derived from the selected transactions to Journal Media Group's estimated EBITDA for the calendar year ending December 31, 2015. Financial data of the selected transactions were based on Wall Street research analysts' estimates, public filings and other industry information. Financial data of Journal Media Group was based on the management forecasts. This analysis indicated the following approximate implied per share equity value reference range for Journal Media Group, as compared to the merger consideration:

Implied Per Share Equity Value Reference Range	Merger Consideration
$9.16 - $11.17	$12.00

  Discounted Cash Flow Analysis

        Methuselah performed a discounted cash flow analysis of Journal Media Group by calculating the estimated present value of the standalone unlevered free cash flows that Journal Media Group was forecasted to generate during the calendar year ending December 31, 2016 through the calendar year ending December 31, 2018 based both on the Management Case I Forecasts and the Management Case II Forecasts. Terminal values for Journal Media Group were calculated by applying to Journal Media Group's calendar year 2018 estimated EBITDA a selected range of EBITDA multiples of 4.5x to 5.5x. The present values (as of December 31, 2015) of the cash flows and terminal values were then calculated using a selected range of discount rates of 8.0% to 10.0%. This analysis indicated the following approximate implied per share equity value reference range for Journal Media Group, based both on the Management Case I Forecasts and the Management Case II Forecasts, as compared to the merger consideration:

Implied Per Share Equity Value Reference Range Based on:
Management Case I Forecasts	Management Case II Forecasts	Merger Consideration
$9.64 - $11.35	$8.41 - $9.85	$12.00

  Selected Public Companies Analysis

        Methuselah reviewed certain publicly available financial and stock market information relating to the following six selected companies with primarily local market-focused operations in the newspaper industry, collectively referred to as the selected companies:

  •
  A.H. Belo Corporation

  •
  Lee Enterprises, Incorporated

  •
  Gannett Co., Inc.

  •
  New Media Investment Group Inc.

  •
  The McClatchy Company

  •
  Tribune Publishing Company

        Methuselah reviewed, among other information, enterprise values (calculated as fully-diluted equity values based on closing stock prices on October 6, 2015, plus total debt and less cash and cash equivalents plus, as applicable, pension obligations and, in the case of Journal Media Group, less excess real estate value) as a multiple of calendar year 2015 estimated EBITDA to the extent publicly available. The overall low to high calendar year 2015 estimated EBITDA multiples observed for the selected companies for which information was publicly available (calendar year 2015 estimated EBITDA was not publicly available for Lee Enterprises, Incorporated and A.H. Belo Corporation) were 5.0x to 6.4x (with a mean of 5.8x and a median of 5.9x). Methuselah noted that the calendar year 2015 estimated EBITDA multiple observed for Journal Media Group was 3.5x. Methuselah then applied a selected range of calendar year 2015 estimated EBITDA multiples of 4.5x to 5.5x derived from the selected companies to corresponding data of Journal Media Group. Financial data of the selected companies were based on Wall Street research analysts' estimates, public filings and other publicly available information. Financial data of Journal Media Group was based on the management forecasts. This analysis indicated the following approximate implied per share equity value reference range for Journal Media Group, as compared to the merger consideration:

Implied Per Share Equity Value Reference Range	Merger Consideration
$10.16 - $12.18	$12.00

  Other Information

        Methuselah also observed certain additional information that was not considered part of Methuselah's financial analyses with respect to its opinion but was referenced for informational purposes, including, among other things, the following:

  •
  the premiums implied by the merger consideration relative to the (i) closing price per share of Company common stock on October 6, 2015 (the last trading day prior to the date on which the Board of Directors approved the Merger Agreement), which indicated an implied premium of approximately 52.5%, (ii) closing price per share of Company common stock on September 25, 2015 (the date on which Gannett submitted its final proposal to acquire the outstanding shares of Company common stock for $12.00 per share in cash), which indicated an implied premium of approximately 66.9%, (iii) average price per share of Company common stock during the 30-day and 90-day periods prior to September 25, 2015, which indicated implied premiums of approximately 81.0% to 60.8%, respectively, and (iv) high and low closing prices per share of Company common stock during the 52-week period prior to September 25, 2015, which indicated implied premiums of approximately 19.9% and 94.5%, respectively; and

  •
  the potential impact on the discounted cash flow analysis described above of the additional cash flows that Journal Media Group was forecasted to generate during the calendar years ending December 31, 2016 through December 31, 2020, based on management's preliminary five-year plan for new and unimplemented consumer-facing initiatives to reflect the potential opportunity of leveraging Journal Media Group's brand and in-market presence, which indicated that such additional cash flows could result in an additional implied per share equity value for Journal Media Group of approximately $1.87 per share (applying, in calculating a terminal value for Journal Media Group based on such additional projected cash flows, a selected EBITDA multiple of 5.0x to Journal Media Group's estimated EBITDA in the calendar year ending December 31, 2020 and, in calculating the present value (as of December 31, 2015) of such cash flows and terminal value, a selected discount rate of 25%).

  Miscellaneous

        In connection with Methuselah's services as Journal Media Group's financial advisor, Journal Media Group has agreed to pay Methuselah an aggregate fee currently estimated to be approximately $4 million, of which a portion was paid in connection with Methuselah's engagement, a portion was payable upon delivery of Methuselah's opinion and approximately $3.7 million is payable contingent upon consummation of the merger. Journal Media Group also has agreed to reimburse Methuselah for certain of its expenses, including fees and expenses of Methuselah's legal counsel, and to indemnify Methuselah and related parties against liabilities and other items, including liabilities under U.S. federal securities laws, arising out of or related to its engagement.

        Methuselah in the past has provided and in the future may provide investment banking services to Journal Media Group and/or its affiliates unrelated to the merger for which Methuselah has received and may receive compensation, including, during the two-year period prior to the date of its opinion, having acted as financial advisor to Journal, the former owner of 50% of the equity securities of Journal Media Group, in connection with the April 1, 2015 Scripps/Journal transactions. Although Methuselah had not provided investment banking services to Gannett during the two-year period prior to the date of its opinion for which Methuselah received compensation, Methuselah in the future may provide such services to Gannett and/or its affiliates, for which services Methuselah would expect to receive compensation.

        Journal Media Group selected Methuselah as its financial advisor in connection with the merger based on Methuselah's qualifications, experience and reputation and its familiarity with Journal Media Group and its business. Methuselah is an investment banking firm providing a broad range of financial advisory and securities services. Methuselah, as part of its investment banking business, is continually engaged in valuations of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts and valuations for other purposes.

Certain Unaudited Prospective Financial Information

        We are including in this proxy statement certain financial forecasts relating to the Company for 2015 through 2018 reflecting alternative revenue cases prepared by our management, one of which assumed a deceleration in revenue decline in the weakest advertising categories of the Company commencing in calendar year 2016, referred to as the "Management Case I Forecasts," and the other of which assumed no such deceleration in revenue decline, referred to as the "Management Case II Forecasts" (collectively, the "management forecasts"). The management forecasts were prepared in July and August 2015 in connection with our strategic planning activities and are summarized below. The management forecasts were (1) considered and reviewed by our Board of Directors in connection with our strategic planning activities and in connection with its deliberations with respect to the merger at special meetings of the Board of Directors from and after July 13, 2015 and (2) provided to our financial advisor, Methuselah, for its use and reliance in connection with its analyses and opinion. The management forecasts were not provided to Gannett. We do not as a matter of course publicly release projections as to prospective financial information. These management forecasts were not prepared with a view toward public disclosure or compliance with the guidelines established by the SEC or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, but, in the view of our management, were prepared on a reasonable basis at the time they were prepared and reflected estimates and assumptions considered reasonable by management. The inclusion of this information in this proxy statement should not be regarded or considered as an indication by us or any recipient of this information that such information is necessarily predictive of actual future results. The inclusion of the management forecasts in this proxy statement shall not be deemed an admission or representation by us that such information is material or that such performance will be achieved. The following information should be read in conjunction with publicly available, more up-to-date information provided by us, including that contained in our public securities filings or other publicly available information.

        The management forecasts included in this proxy statement were prepared by, and are the responsibility of, our management and are unaudited. Neither our independent auditors, nor any other independent registered public accounting firm, have compiled, examined or performed any procedures with respect to the prospective financial information contained in the management forecasts, nor have they expressed any opinion or given any form of assurance on the management forecasts or their achievability, and they assume no responsibility for, and disclaim any association with, the prospective financial information contained in the management forecasts. The reports of our independent auditors relate to the historical financial information and do not extend to the prospective financial information contained in the management forecasts and should not be read to do so.

        Furthermore, the management forecasts:

  •
  make numerous assumptions, as further described below, many of which reflect factors that are beyond our control;

  •
  do not necessarily reflect revised prospects for our business, changes in general business or economic conditions, or any other transaction or event that has occurred since, or that may occur and that was not anticipated at, the time the management forecasts were prepared;

  •
  are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below; and

  •
  should not be regarded as a representation that the management forecasts will be achieved.

        The management forecasts were prepared by our management based on information they had at the time of preparation and are not a guarantee of future performance. The management forecasts are inherently subjective and uncertain in many respects and thus subject to interpretation. In connection with its consideration of the management forecasts, our Board of Directors, in accordance with its customary practice, believed that it was reasonable to rely on the management forecasts prepared by our management but did not make any formal determination that such management forecasts were necessarily predictive of actual future results. We cannot assure you that the management forecasts will be realized or that our future financial results will not materially vary from the management forecasts. The management forecasts cover multiple years and such information by its nature becomes less predictive with each succeeding year as the assumptions in early periods have a compounding effect on the forecasts shown for later periods.

        The management forecasts do not take into account any circumstances or events occurring after the date they were prepared. The management forecasts are forward-looking statements. For more information on risks and uncertainties related to our business, results of operations and financial condition and other factors which may cause our future financial results to materially vary from those projected in the management forecasts, see "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 6, as well as our Annual Report on Form 10-K for the year ended December 31, 2014 and in our reports filed on Form 10-Q and Form 8-K during 2015. See "Where You Can Find More Information" beginning on page 62. We do not intend to and except as required by law, we undertake no obligation to update or revise the management forecasts to reflect any events or circumstances after the date they were prepared or to reflect the occurrence of events that were unanticipated at the time the management forecasts were prepared.

        The management forecasts make assumptions about certain revenue and expense items, including the following:

  •
  Local, classified, national, preprint, digital, subscription and other revenue;

  •
  Operating expenses expected each year, including employee costs, newsprint and ink, depreciation and amortization and other expenses;

  •
  Daily and Sunday print circulation; and

  •
  Corporate and shared service expenses and capital expenditures.

Management Forecasts

Case I

($ in thousands)	2015	2016	2017	2018
Total Revenue	$483,832	$460,644	$440,035	$425,363
Adjusted EBITDA(1)	49,017	44,764	39,770	39,689
Unlevered Free Cash Flow(2)	31,645	29,093	26,097	26,048

(1)
Defined as net earnings (loss) excluding earnings from discontinued operations, net, before provision for income taxes, total other (income) expense, net (which is comprised of interest income and expense), depreciation and amortization and before transition and integration-related costs, non-cash impairment charges and workforce reduction charges, and including anticipated future synergies to be realized as a result of the April 1, 2015 Scripps/Journal transactions, all adjusted to give effect to the April 1, 2015 Scripps/Journal transactions for all periods prior to April 1, 2015.

(2)
Defined as net cash provided by operating activities (excluding changes in working capital) less purchases of property, plant and equipment.

Case II

($ in thousands)	2015	2016	2017	2018
Total Revenue	$483,832	$450,904	$422,896	$402,635
Adjusted EBITDA(1)	49,017	40,861	33,865	33,055
Unlevered Free Cash Flow(2)	31,648	26,752	22,554	22,068

(1)
Defined as net earnings (loss) excluding earnings from discontinued operations, net, before provision for income taxes, total other (income) expense, net (which is comprised of interest income and expense), depreciation and amortization and before transition and integration-related costs, non-cash impairment charges and workforce reduction charges, and including anticipated future synergies to be realized as a result of the April 1, 2015 Scripps/Journal transactions, all adjusted to give effect to the April 1, 2015 Scripps/Journal transactions for all periods prior to April 1, 2015.

(2)
Defined as net cash provided by operating activities (excluding changes in working capital) less purchases of property, plant and equipment.

WE DO NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE MANAGEMENT FORECASTS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN THEY WERE PREPARED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION CONTAINED IN THE MANAGEMENT FORECASTS ARE NO LONGER APPROPRIATE.

Interests of Our Directors and Officers in the Merger

        The following is a description of the interests in the merger of each person who has been one of our directors or executive officers at any time since January 1, 2015. Our Board of Directors was aware of these interests during its deliberations on the merits of the merger and in deciding to recommend that our shareholders vote for the approval of the merger.

  Interests of Our Directors

        None of our non-employee directors has any interest in the merger different from, or in addition to, the interests of our shareholders generally, other than as described under the heading "—Indemnification of Executive Officers and Directors of Journal Media Group" on page 39. None of our non-employee directors will become a director or executive officer of Gannett in connection with the merger nor will any of them be entitled to any additional or enhanced compensation as a result of the merger. Our non-employee directors are compensated with cash retainers, cash meeting fees (except for Steven Smith, who does not receive cash meeting fees) and awards of fully vested shares of stock that have been issued pursuant to our Long-Term Incentive Plan. Any Journal Media Group stock held by our non-employee directors at the time of the merger (including fully vested shares previously granted pursuant to our director compensation program) will be treated in the same manner as any other outstanding shares in connection with the merger.

  Interests of Our Executive Officers

        Our shareholders should be aware that our executive officers may have interests in the merger that are different from, or are in addition to, the interests of our shareholders generally. These interests include, in the case of executive officers, eligibility for certain severance or "change in control" payments or other compensation in connection with the merger and other interests described below. In addition, see "—Indemnification of Executive Officers and Directors of Journal Media Group" on page 39.

        The following is a description of the arrangements under which our executive officers may receive compensation in connection with the merger.

  Treatment of Equity Awards in Connection with the Merger

        The Compensation Committee of our Board of Directors has granted restricted share units to our executive officers pursuant to our Long-Term Incentive Plan. The restricted share units, all of which are currently unvested, generally vest one-third per year over a three-year period, and provide for the payment of cash dividend equivalents on outstanding unvested restricted share units at the same time that cash dividends are paid to holders of our common stock. Pursuant to the Merger Agreement, each restricted share unit outstanding immediately prior to the closing of the merger will become fully vested, and, as a result, such restricted share units will become shares of Company common stock that will be converted into the right to receive the merger consideration of $12 per share in cash.

        The following table shows the estimated number of restricted share units held by each of our executive officers (other than our named executive officers, Timothy E. Stautberg and Jason R. Graham), which restricted share units would become vested upon closing of the merger, and the estimated amount of the cash merger consideration that would be payable upon closing with respect to those restricted share units. The value of accelerated vesting of restricted share units held by

Mr. Stautberg and Mr. Graham is estimated under the heading "—Merger-Related Compensation of Named Executive Officers" beginning on page 38).

Executive Officers (other than Messrs. Stautberg and Graham)	Number of Restricted Share Units(1)	Cash Merger Consideration Payable for Restricted Share Units(2)
Elizabeth Averyt	20,208	$242,496
William Barker	29,189	$350,268
Elizabeth Brenner	36,823	$441,876
George Cogswell	25,596	$307,152
Hillary Ebach	26,944	$323,328
Trina Jashinsky	21,106	$253,272
Marty Ozolins	17,064	$204,768

(1)
Equals the number of restricted share units held by each executive officer listed in the table that will become vested immediately prior to the closing of the merger.

(2)
Equals the number of unvested restricted share units multiplied by $12.00, the fixed dollar amount per share to be received by shareholders upon consummation of the merger.

  Employment Agreement with Mr. Stautberg

        We have entered into an employment agreement with our President and Chief Executive Officer, Timothy E. Stautberg. Mr. Stautberg's employment agreement has a term of 3 years, commencing on April 1, 2015, with automatic successive one-year renewals unless 120 days' notice of non-renewal is provided. Mr. Stautberg's employment agreement contains standard confidentiality, non-compete, non-solicitation and non-disparagement covenants. The employment agreement also provides for severance benefits in the event of an involuntary termination of employment without cause or a termination for good reason, death or disability.

        Pursuant to his employment agreement, if Mr. Stautberg were terminated without cause or if he resigned for good reason within two years after a change in control, then, in addition to his accrued and unpaid salary, he would be entitled to receive the following severance benefits:

            (i)  a pro-rated annual incentive, based on target performance for the year of termination;

           (ii)  a lump sum severance payment equal to 2.5 times the sum of his annual base salary and target annual incentive;

          (iii)  accelerated vesting of his equity awards as provided under the terms of the Company's Long-Term Incentive Plan;

          (iv)  continued payment of his monthly health care premiums for up to 2.5 years, except that the obligation to pay the premiums would end if he becomes employed by another employer that provides him with group health benefits; and

           (v)  a payment equal to the value of an additional 2.5 years of age (but not service) under our Supplemental Executive Retirement Plan.

        Mr. Stautberg would not be entitled to a tax gross-up payment for any excise tax that may be imposed under Section 4999 of the Internal Revenue Code (the "Code") in connection with a change in control. Instead, Mr. Stautberg's employment agreement provides that if any benefits otherwise owed to Mr. Stautberg would be subject to that excise tax, then the benefits would be limited to the maximum amount that could be paid without triggering the excise tax.

        The consummation of the merger would constitute a change in control for purposes of Mr. Stautberg's employment agreement. The benefits that would be provided to Mr. Stautberg in connection with the merger, including severance benefits provided under his employment agreement, are estimated below under the heading "—Merger-Related Compensation of Named Executive Officers" beginning on page 38.

  Executive Severance and Change in Control Plan

        The Journal Media Group, Inc. Executive Severance and Change in Control Plan (the "Severance Plan"), which was adopted on August 11, 2015, provides severance protections to all of our executive officers, other than Mr. Stautberg and Elizabeth Brenner, our Vice President, Regional Publisher—Journal Media Group. If still employed at the time, Ms. Brenner would become a participant in the Severance Plan effective April 1, 2017, which is the date that her change-in-control agreement (which is described below) would expire by its terms.

        Currently, the following executives are participants in the Severance Plan:

  •
  Elizabeth Averyt, our Vice President, Regional Publisher—Journal Media Group;

  •
  William Barker, our Vice President, Regional Publisher—Journal Media Group;

  •
  George Cogswell, our Vice President, Regional Publisher—Journal Media Group;

  •
  Hillary Ebach, our Vice President, General Counsel and Corporate Secretary;

  •
  Jason Graham, our Senior Vice President, Chief Financial Officer and Treasurer;

  •
  Trina Jashinsky, our Vice President, Human Resources; and

  •
  Marty Ozolins, our Vice President and Controller.

        If, within two years after a change in control, a participating officer's employment were terminated by the Company without cause or by the participant for good reason, the participant would be entitled to receive the following benefits under the Severance Plan:

            (i)  a pro-rated annual incentive, based on target performance for the year of termination;

           (ii)  a lump sum amount equal to 1.5 times the sum of the participant's annual base salary and target annual incentive;

          (iii)  a lump sum amount equal to 1.5 times the annual cost to obtain health care coverage under COBRA; and

          (iv)  accelerated vesting of equity awards, as provided under the terms of the Company's Long-Term Incentive Plan.

        Participants in the Severance Plan would not be entitled to a tax gross-up payment under that Plan for any excise tax that may be imposed under Section 4999 of the Code in connection with a change in control. Instead, the Severance Plan provides that if any benefits otherwise owed to a participant would be subject to that excise tax, then the benefits would be limited to the maximum amount that could be paid without triggering the excise tax or paid in full subject to the excise tax, depending upon which approach would provide the greater net after-tax benefit to the participant.

        Consummation of the merger would constitute a change in control for purposes of the Severance Plan. The severance benefits payable to Mr. Graham under the Severance Plan in connection with the merger are estimated below under the heading "—Merger-Related Compensation of Named Executive Officers" beginning on page 38. The severance protections provided to Ms. Brenner pursuant to her change-in-control agreement are described below under the heading "Change-in-Control Agreement with Ms. Brenner."

        In order to receive severance benefits under the Severance Plan, a participating officer must agree to a release of claims against the Company. As a condition of participation in the Severance Plan, each participating officer has also agreed that during employment and for one year after termination of employment, he or she will not compete with the Company, solicit Company employees to terminate their employment with the Company or disclose trade secrets or confidential information of the Company.

        The Severance Plan generally may be amended or terminated by the Compensation Committee at any time, and the Compensation Committee generally may remove a participant from the Severance Plan by written notice at least 180 days prior to removal. However, the Severance Plan may not be terminated or amended, and participants may not be removed, within two years after a change in control in a manner that would adversely affect the rights of any participant. Further, if a change in control occurs within one year after an amendment or termination of the Severance Plan that would adversely affect the rights of participants (including the removal of a participant), that amendment or termination will not be effective.

  Change-in-Control Agreement with Ms. Brenner

        At the time of the April 1, 2015 Scripps/Journal transactions, we assumed a change-in-control agreement with Elizabeth Brenner, our Vice President, Regional Publisher—Journal Media Group, which was originally entered into between Ms. Brenner and Journal Communications, Inc. We are required to provide severance protections to Ms. Brenner in accordance with her change-in-control agreement until April 1, 2017, at which point she would become eligible to participate in our Severance Plan, as described above.

        Under her change-in-control agreement, if Ms. Brenner's employment were terminated without cause or if she resigned for good reason within two years after a change in control, then, in addition to accrued and unpaid salary, she would be entitled to receive the following:

            (i)  a pro rata target annual incentive for the year of termination;

           (ii)  a severance payment equal to two times the sum of her then-current annual base salary and target annual incentive;

          (iii)  time-based restrictions on outstanding restricted stock and unit awards shall lapse and outstanding options shall vest and become exercisable;

          (iv)  reimbursement of up to $200,000 of Ms. Brenner's reasonable legal expenses incurred in connection with the agreement per year for two years; and

           (v)  continued group health coverage for 24 months after her termination, except that the obligation to provide health coverage would end if Ms. Brenner becomes employed by another employer that provides her with group health benefits.

        Ms. Brenner would not be entitled to a tax gross-up payment for any excise tax that may be imposed under Section 4999 of the Code in connection with a change in control. Instead, if any benefits otherwise owed to Ms. Brenner would be subject to that excise tax, then the benefits would be limited to the maximum amount that could be paid without triggering the excise tax.

        Ms. Brenner's change-in-control agreement contains confidentiality and employee non-solicitation covenants that apply during her employment and for 24 months after her termination of employment. Ms. Brenner's change-in-control agreement also contains a non-competition covenant that applies for 24 months after termination of her employment, unless she timely waives the severance benefits provided by the change-in-control agreement, in which case the non-competition covenant will not apply.

  Nonqualified Defined Benefit Pension Plans and Nonqualified Deferred Compensation Plans

        At the time of the April 1, 2015 Scripps/Journal transactions, we assumed certain nonqualified defined benefit pension plans and nonqualified deferred compensation plans, in which some of our executive officers are participants. For example, pursuant to our Executive Deferred Compensation Plan, a participating executive generally will receive cash payments of deferred compensation at future dates elected by the executive or upon an earlier termination of employment in the form of a lump sum or in monthly installments of 5, 10 or 15 years, as elected by the executive. However, payments under the Executive Deferred Compensation Plan are made in a lump sum—notwithstanding a participating executive's election—in the event of a termination of employment within two years following a change in control of the Company. Except as described above or estimated below with respect to the additional age credit for Mr. Stautberg under our Supplemental Executive Retirement Plan, the consummation of the merger will not enhance any of the benefits provided under those plans to our executive officers.

  Merger-Related Compensation of Named Executive Officers

        The following table sets forth the information required by Item 402(t) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, (the "Exchange Act") regarding the compensation that is or may become payable to our named executive officers that is based on or otherwise relates to the merger. This compensation is referred to as "golden parachute" compensation by applicable SEC disclosure rules.

        For purposes of the table below, our named executive officers are Timothy E. Stautberg, our President and Chief Executive Officer, and Jason R. Graham, our Senior Vice President, Chief Financial Officer and Treasurer. The information reported in the table below assumes that (i) the merger was consummated on January 21, 2016, (ii) each named executive officer's employment was terminated by Journal Media Group without cause or by the named executive officer for good reason on that date, and (iii) no reduction would need to be made to the payments to the named executive officers in order to avoid triggering an excise tax under Section 4999 of the Code. For additional details regarding the terms of the arrangements under which the compensation estimated below may be paid, see "—Employment Agreement with Mr. Stautberg" beginning on page 35 above and "—Executive Severance and Change in Control Plan" beginning on page 36 above.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)(3)	Perquisites/ Benefits ($)(4)	Tax Reimbursement ($)	Other ($)	Total ($)(5)
Timothy E. Stautberg	2,824,098	1,131,612	340,064	58,362	0	0	4,354,136
Jason R. Graham	796,107	505,188	0	38,391	0	0	1,339,686

(1)
Reflects the following estimated "double-trigger" cash payments to our named executive officers, payable pursuant to Mr. Stautberg's employment agreement, or pursuant to the Severance Plan, in the case of Mr. Graham:

Mr. Stautberg—pro-rated 2016 target annual incentive (assuming a target incentive level for 2016 equal to the 2015 target level) of $24,098 and cash severance payment of $2,800,000 (2.5 times annual base salary and target annual incentive).

Mr. Graham—pro-rated 2016 target annual incentive (assuming a target incentive level for 2016 equal to the 2015 target level) of $8,607 and cash severance payment of $787,500 (1.5 times annual base salary and target annual incentive).

(2)
Reflects the "single trigger" accelerated vesting of 94,301 outstanding restricted share units held by Mr. Stautberg and 42,099 outstanding restricted share units held by Mr. Graham. The amount reported for each named executive officer in this column was determined by multiplying the number of unvested restricted share units by $12.00, the fixed dollar amount per share to be received by shareholders upon consummation of the merger.

(3)
Reflects the "double trigger" payment of an amount equal to the increase in the actuarial equivalent value of Mr. Stautberg's benefits under our Supplemental Executive Retirement Plan, based on crediting of an additional 2.5 years of age (but not service) under that plan.

(4)
Reflects the "double trigger" payment of 2.5 times Mr. Stautberg's annual cost and 1.5 times Mr. Graham's annual cost, as of January 21, 2016, to obtain continued health care coverage under COBRA. Such amount would be payable to Mr. Stautberg in 30 equal monthly installments after termination and to Mr. Graham in a single lump sum after termination.

(5)
The following table quantifies, for each named executive officer, the portion of the total estimated amount of compensation that is payable upon consummation of the merger, referred to as "single trigger" compensation, and the portion of the total amount of compensation that is payable only after both consummation of the merger and a termination of the named executive officer's employment without cause or for good reason within two years thereafter, referred to as "double trigger" compensation:

Name	Single-Trigger Compensation	Double-Trigger Compensation
Timothy E. Stautberg	$1,131,612	$3,222,524
Jason R. Graham	$505,188	$834,498

  Indemnification of Executive Officers and Directors of Journal Media Group

        The Merger Agreement provides that Gannett will indemnify current and former directors and officers of the Company and its subsidiaries with respect to matters existing or occurring at or prior to the completion of the merger and advance their expenses on certain conditions in connection with such matters.

        The Merger Agreement also provides for certain other post-closing covenants related to insurance and indemnification of directors and officers. Among other things, Gannett agreed that (1) for a period of six years after the effective time of the merger, the articles of incorporation and bylaws of the surviving corporation and its subsidiaries would contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the articles of incorporation and bylaws of Journal Media Group and its subsidiaries as of the date of the Merger Agreement, and (2) in connection with the merger, Journal Media Group would obtain a non-cancellable extension of its existing directors' and officers' liability insurance policy for a claims reporting or discovery period of at least six years in respect of acts or omissions occurring prior to the effective time of the merger.

        For additional information on the covenants in the Merger Agreement with respect to insurance and the indemnification of directors, see "The Merger Agreement—Indemnification; Exculpation; Insurance" beginning on page 54.

        As a result of the interests described above, certain of our directors and officers may be more likely to vote their shares of Company common stock to approve the merger proposal than shareholders of the Company generally.

Regulatory Approvals

        Under the HSR Act, certain acquisition transactions may not be consummated until certain information and documents have been furnished to the U.S. Federal Trade Commission, which we refer to as the "FTC," and the Antitrust Division of the U.S. Department of Justice, which we refer to as the "Antitrust Division," and certain waiting period requirements have been observed. These requirements apply to the merger.

        Under the HSR Act, the merger may not be completed until the waiting period under the HSR Act is terminated or expires. Pursuant to the terms of the Merger Agreement, the Company and Gannett filed the requisite Notification and Report Forms under the HSR Act on October 21, 2015 with the FTC and Antitrust Division. The waiting period initiated by the HSR Act filings was extended by the Antitrust Division on November 20, 2015 by the issuance of a request for additional information and documentary material (a "second request") to the Company and to Gannett. Based on the issuance of a second request to each of the parties, the waiting period will expire on the thirtieth day after the Company and Gannett have substantially complied with the second request, unless that period is extended voluntarily by the parties or terminated sooner at the direction of the Antitrust Division.

        The Antitrust Division or the FTC and others could challenge the merger on antitrust grounds either before or after the expiration or termination of the HSR waiting period. At any time before or after the completion of the merger, even once the HSR waiting period has expired or been terminated, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, seeking to unwind the merger or seeking the divestiture of substantial assets of Gannett and the Company (or their respective subsidiaries). State attorneys general may bring legal action under state or federal antitrust laws. Private parties may bring legal action under the antitrust laws under certain circumstances.

        There can be no assurance that a challenge to the merger on antitrust or other regulatory grounds will not be made. If such a challenge is made, there can be no assurance as to the result of such challenge.

Delisting and Deregistration of Our Common Stock

        Our common stock is listed and traded on the NYSE under the symbol "JMG." If the merger is completed, our common stock will be delisted from the NYSE and deregistered under the Exchange Act and will cease to be publicly traded.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

        The following discussion is a summary of the material U.S. federal income tax consequences of the merger to U.S. Holders (as defined below). This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, rulings of the Internal Revenue Service (the "IRS"), and judicial decisions in existence on the date hereof, all of which are subject to change. Any such change could apply retroactively and could adversely affect the tax consequences described below. No assurance can be given that the IRS will agree with the consequences described in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation. No advance tax ruling has been sought or obtained from the IRS regarding the tax consequences of the transactions described herein.

        For purposes of this summary, a "U.S. Holder" is a beneficial owner of shares of Company common stock that is (a) an individual who is a citizen of the United States or who is resident in the United States for U.S. federal income tax purposes, (b) an entity that is classified for U.S. federal income tax purposes as a corporation and that is organized under the laws of the United States, any state thereof, or the District of Columbia, or is otherwise treated for U.S. federal income tax purposes as a domestic corporation, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (d) a trust (i) whose administration is subject to the primary supervision of a court within the United States and all substantial decisions of which are subject to the control of one or more United States persons as described in Section 7701(a)(30) of the Code ("United States persons") or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

        This summary does not discuss all U.S. federal income tax considerations that may be relevant to U.S. Holders in light of their particular circumstances or that may be relevant to certain beneficial owners that may be subject to special treatment under U.S. federal income tax law (for example, tax-exempt organizations, insurance companies, banks and other financial institutions, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, real estate investment trusts, regulated investment companies, individual retirement accounts, qualified pension plans, persons who acquired shares of our common stock pursuant to the exercise of employee stock options or otherwise as compensation, persons who hold shares of our common stock as part of a straddle, hedging, constructive sale, conversion, or other integrated transaction, U.S. Holders whose functional currency is not the U.S. dollar and corporations that accumulate earnings to avoid U.S. federal income tax). Furthermore, this summary does not discuss any alternative minimum tax consequences or the impact of the Medicare contribution tax on net investment income, and does not address any aspects of state, local, or foreign taxation. This summary only applies to those beneficial owners that hold shares of our common stock as "capital assets" within the meaning of Section 1221 of the Code.

        If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) owns shares of Company common stock, the tax treatment of a partner of the partnership will depend on the status of the partner and the activities of the partnership. The tax treatment of such a partnership, and the tax treatment of any partner of such partnership, are not addressed in this summary. Any partner of a partnership holding Company common stock is urged to consult its own tax advisor.

        YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER ANY STATE, LOCAL, OR NON-U.S. TAX LAWS.

        A U.S. Holder will generally recognize gain or loss on its disposition of shares of Company common stock pursuant to the merger. Gain or loss must be calculated separately for each block of shares (that is, shares acquired at the same cost in a single transaction) exchanged by the U.S. Holder for cash in the merger. The amount of gain or loss recognized with respect to each block of shares of Company common stock generally will equal the difference between the amount of cash received for the shares and the U.S. Holder's adjusted tax basis in the shares.

        In the case of a U.S. Holder that acquired shares of Company common stock as a result of the Scripps newspaper merger or in the Journal newspaper merger (each as defined in "The Merger—Parties to the Merger"), the U.S. Holder's adjusted tax basis in such shares of Company common stock is determined under the allocation procedure described in the Forms 8937 available at the following websites: phx.corporate-ir.net/phoenix.zhtml?c=98686&p=irol-financials (in the case of the shares of Company common stock acquired in the Scripps newspaper merger), or phx.corporate-ir.net/phoenix.zhtml?c=253960&p=irol-irhome (in the case of the shares of Company common stock acquired in the Journal newspaper merger). Except as described above in this paragraph, a U.S. Holder's adjusted tax basis in a share of Company common stock generally equals the amount the U.S. Holder paid for such share.

        Any gain or loss recognized by a U.S. Holder on a disposition of a share of Company common stock in the merger will be a capital gain or loss. Such gain or loss will be long-term capital gain or loss if, at the time of the merger, the U.S. Holder's holding period in such share is greater than one year. In the case of shares of Company common stock that were received by a U.S. Holder as a result of the Scripps newspaper merger or the Journal newspaper merger, the U.S. Holder's holding period in such shares includes the U.S. Holder's holding period in the shares of common stock of The E. W. Scripps Company or Journal Communications, Inc., respectively, that the U.S. Holder owned immediately prior to the Scripps newspaper spin-off and the Journal newspaper spin-off (each as defined in the "The Merger—Parties to the Merger"). Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

        A U.S. Holder may be subject to information reporting and backup withholding in connection with the disposition of shares of Company common stock in the merger. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and such holder fails to supply its correct taxpayer identification number in the manner required by applicable law, fails to certify that it is not subject to the backup withholding tax, or otherwise fails to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder's U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

THE MERGER AGREEMENT

General

        The following summary describes certain material provisions of the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that may be important to you. We encourage you to read the Merger Agreement carefully and in its entirety, as it is the legal document governing the merger.

Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement.

        The representations, warranties and covenants contained in the Merger Agreement have been made solely for the purposes of the Merger Agreement and as of specific dates and solely for the benefit of parties to the Merger Agreement and:

  •
  are not intended as statements of fact, but rather as a way of allocating the risk between the parties in the event the statements therein prove to be inaccurate;

  •
  have been modified or qualified by certain confidential disclosures that were made between the parties in connection with the negotiation of the Merger Agreement, which disclosures are not reflected in the Merger Agreement itself;

  •
  may no longer be true as of a given date;

  •
  may be subject to a contractual standard of materiality that is different from those generally applicable to you or other shareholders and reports and documents filed with the SEC; and

  •
  may be subject in some cases to other exceptions and qualifications (including exceptions that do not result in, and would not reasonably be expected to have, a "material adverse effect").

        Investors are not third-party beneficiaries under the Merger Agreement and in reviewing the representations, warranties and covenants contained in the Merger Agreement or any description thereof in this summary, it is important to bear in mind that such representations, warranties and covenants and any description thereof were not intended by the parties to the Merger Agreement to be characterizations of the actual state of facts or condition of Journal Media Group, Gannett, Merger Sub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Journal Media Group's or Gannett's public disclosures. Accordingly, the representations and warranties and other provisions of the Merger Agreement or any description of such provisions should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and with the other information contained in the reports, statements and filings that Journal Media Group publicly files with the SEC. See "Where You Can Find More Information" beginning on page 62.

The Merger and Conversion of the Company's Capital Stock

        The Merger Agreement provides that, subject to the terms and conditions set forth in the Merger Agreement and in accordance with the Wisconsin Business Corporation Law, at the effective time of the merger, Merger Sub will be merged with and into Journal Media Group, whereupon the separate existence of Merger Sub will cease, and Journal Media Group will continue as the surviving corporation and a wholly owned subsidiary of Gannett.

        At the effective time of the merger, subject to the terms and conditions set forth in the Merger Agreement:

  •
  each issued and outstanding share of Company common stock, other than shares held in the treasury of Journal Media Group or owned by Gannett or any direct or indirect wholly owned subsidiary of Gannett (including Merger Sub) or Journal Media Group (all of which will be automatically canceled and shall cease to exist), will be converted into the right to receive cash in the amount of $12.00, without interest and less any applicable withholding taxes, and all such shares will cease to exist; and

  •
  each share of Merger Sub common stock that is issued and outstanding immediately prior to the effective time of the merger, will be converted into one share of common stock of Journal Media Group, as the surviving corporation in the merger.

        All awards of restricted share units granted under the Journal Media Group Long-Term Incentive Plan prior to the execution of the Merger Agreement that have not already vested, shall, immediately prior to the effective time of the merger, become fully vested and without further restrictions with respect to ownership rights, thereby causing all Journal Media Group restricted share units (less shares withheld having a fair market value equal to the taxes required to be withheld) to become shares of Company common stock that are converted into the right to receive, at the effective time of the merger, the merger consideration of $12.00 per share, without interest.

Termination of the Journal Media Group Long-Term Incentive Plan

        At the effective time of the merger, the Journal Media Group Long-Term Incentive Plan shall terminate, and all rights under any provision of any other plan or arrangement providing for the issuance of any other interest with respect to the capital stock or other voting securities of Journal Media Group, or for the issuance or grant of any other right of any kind to receive benefits measured by the value of a number of shares of Company common stock, shall be canceled without any liability on the part of Journal Media Group (except as otherwise contemplated by the Merger Agreement). Prior to the effective time of the merger, Journal Media Group shall adopt resolutions so that the Journal Media Group Long-Term Incentive Plan shall terminate.

Closing and Effective Time of the Merger

        The closing of the merger will take place at 10:00 a.m. in Milwaukee, Wisconsin, on the third business day after all conditions to the completion of the merger have been satisfied or waived (other than those conditions that can only be satisfied at closing, but subject to the satisfaction or waiver of such conditions) or such other time and date as Gannett and Journal Media Group agree in writing. Immediately following the closing, Journal Media Group and Merger Sub shall cause the articles of merger to be filed with the Department of Financial Institutions of the State of Wisconsin (the "DFI") and make all other filings or recordings required by the Wisconsin Business Corporation Law in connection with the merger. The merger is effective as of the time the articles of merger are filed with the DFI or at such other time as specified in the articles of merger.

Articles of Incorporation and Bylaws of the Surviving Corporation

        The amended and restated articles of incorporation and bylaws of Journal Media Group in effect as of immediately prior to the effective time of the merger shall at the effective time of the merger be the articles of incorporation and bylaws of the surviving corporation, until thereafter amended.

Directors and Officers of the Surviving Corporation

        The directors of Merger Sub immediately prior to the effective time of the merger shall be the directors of the surviving corporation at the effective time of the merger, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of Journal Media Group immediately prior to the effective time of the merger shall be the officers of the surviving corporation at the effective time of the merger, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Payment of Merger Consideration

        Prior to the effective time of the merger, Gannett will designate a paying agent to handle the exchange of the shares of Company common stock for the merger consideration and will cause cash sufficient to pay the aggregate merger consideration to be deposited with the paying agent, in trust for the benefit of the holders of shares of Company common stock.

        Promptly, but in no event later than two business days after the effective time of the merger, the paying agent will deliver to each holder of record of a certificate of one or more shares of Company common stock entitled to receive the merger consideration, (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of the certificates in exchange for the merger consideration. Upon surrender to the paying agent of the certificates and the duly executed and completed letter of transmittal, in addition to such other documents as the paying agent may reasonably require, the holder shall be entitled to receive the merger consideration in exchange for each share of Company common stock formerly represented by such certificate, and the certificates surrendered shall be canceled.

        Promptly, but in no event later than two business days after the effective time of the merger, the paying agent will issue and send to each former holder of record of book-entry shares of Company common stock converted into the right to receive the merger consideration a cash amount equal to the amount of cash each former holder is entitled to receive. Such holder shall not be required to deliver a certificate or an executed letter of transmittal to the paying agent in order to receive the merger consideration. The book-entry shares of Company common stock held by such holder will be canceled.

        No interest will be paid or will accrue on any cash payable upon surrender of any Company common stock certificate or book-entry share.

        If the payment of the merger consideration is to be made to a person other than the registered holder of the certificate surrendered in exchange for the merger consideration, the certificate surrendered must be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment must pay the paying agent any applicable transfer or other taxes or establish to the reasonable satisfaction of Gannett that such taxes have been paid or are not payable. Payment of the merger consideration with respect to the book-entry shares shall only be payable to the person in whose name such book-entry shares are registered.

        Following the date that is one year after the effective time of the merger, any portion of the funds held by the paying agent that remain unclaimed by former shareholders of Journal Media Group shall be delivered to Gannett. Thereafter, former shareholders of Journal Media Group may look only to Gannett (subject to abandoned property, escheat or similar laws) for payment with respect to the merger consideration.

        At the effective time of the merger, Journal Media Group stock transfer books will be closed and there will be no further registration or transfers of Company common stock. If, at or after the effective time of the merger, certificates or book-entry shares are presented to the paying agent, Gannett or the surviving corporation, such certificates or book-entry shares shall be canceled and converted into the right to receive the merger consideration with respect to the shares of Company common stock formerly represented thereby.

Lost, Stolen or Destroyed Certificates

        If any Company common stock certificate has been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, to the extent required by the surviving corporation, the posting by such person of a bond in such reasonable amount as the surviving corporation may direct as indemnity against any claim that may be made against it with respect to such certificate, the paying agent will deliver in exchange for such lost, stolen or destroyed certificate the merger consideration that would be payable in respect thereof, with any interest thereon.

Representations and Warranties

        The Merger Agreement contains customary representations and warranties made by Journal Media Group to Gannett and customary representations and warranties made by Gannett and Merger Sub to Journal Media Group. Journal Media Group's representations and warranties under the Merger Agreement relate to, among other things:

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  due organization, valid existence, good standing and corporate authority to conduct the business of Journal Media Group and each of its subsidiaries;

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  corporate authority to enter into the Merger Agreement and consummate the merger and the enforceability of the Merger Agreement against Journal Media Group;

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  required consents and approvals, and no violations of laws or orders, governance documents or agreements, in connection with the Merger Agreement and the merger;

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  required filings in connection with the Merger Agreement and the merger;

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  capital stock and restricted share units and non-existence of other equity interests;

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  ownership of subsidiaries;

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  SEC filings;

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  financial statements;

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  absence of certain undisclosed liabilities;

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  internal controls and procedures;

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  accuracy of information contained in this proxy statement, as it may be amended or supplemented from time to time;

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  absence of certain changes and events since June 30, 2015;

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  litigation;

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  compliance with applicable laws and governmental orders;

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  possession of and compliance with necessary licenses and permits;

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  owned real property and absence of governmental proceedings with respect thereto;

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  leased real property and absence of default with respect thereto;

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  absence of liens on personal property;

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  tax matters;

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  environmental matters;

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  intellectual property;

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  employee benefit plans, ERISA matters and certain related matters;

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  compliance with certain contracts;

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  labor relations;

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  insurance;

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  approval and recommendation by Journal Media Group's Board of Directors of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the merger;

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  opinion of Journal Media Group's financial advisor;

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  applicability of anti-takeover statutes and rights agreements;

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  brokers' fees and expenses; and

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  lack of dissenters', appraisal or similar rights.

        Gannett's and Merger Sub's representations and warranties to Journal Media Group under the Merger Agreement relate to, among other things:

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  due organization, valid existence, good standing and corporate authority to conduct business of Gannett and Merger Sub;

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  corporate authority to enter into the Merger Agreement and consummate the merger and the enforceability of the Merger Agreement against Gannett and Merger Sub;

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  required consents and approvals, and no violations of laws or orders, governance documents or agreements, in connection with the Merger Agreement and the merger;

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  accuracy of information supplied for inclusion in this proxy statement, as it may be amended or supplemented from time to time;

  •
  litigation;

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  ownership of Merger Sub by Gannett;

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  availability of funds to consummate the merger;

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  brokers' fees and expenses; and

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  that Gannett, Merger Sub and their respective affiliates do not own any stock of Journal Media Group.

        Many of the representations and warranties in the Merger Agreement are qualified by a "materiality" or "material adverse effect" standard (that is, they will not be deemed to be untrue or incorrect unless a materiality threshold is satisfied or their failure to be true or correct would, or would reasonably be expected to, result in a material adverse effect).

        For purposes of the Merger Agreement, a "material adverse effect" means, with respect to Journal Media Group, any change, effect or circumstance that (i) either individually is or in the aggregate are materially adverse to the business, results of operations, assets or financial condition of Journal Media Group and its subsidiaries taken as a whole or (ii) prevents or delays beyond the Outside Date, or would reasonably be expected to prevent or delay beyond the Outside Date, Journal Media Group's ability to consummate the merger.

        Changes, effects or circumstances relating to or arising as a result of the following events are excluded in determining whether there has been a material adverse effect with respect to Journal Media Group of the type described in clause (i) of the preceding paragraph:

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  the announcement or pendency of the transactions contemplated by the Merger Agreement, including any adverse change in customer, distributor, employee, supplier, financing source or joint venture partner or similar relationships, including as a result of the identity of Gannett;

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  changes in conditions generally affecting the industries in which Journal Media Group and its subsidiaries participate, the U.S. economy as a whole or the capital markets in general or the markets in which Journal Media Group and its subsidiaries operates;

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  compliance with the terms of, or the taking of any action required or permitted by, the Merger Agreement;

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  any change in, or proposed or potential change in, applicable laws or regulations or their interpretation;

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  any change in GAAP or other accounting requirements or principles;

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  the failure of Journal Media Group or any subsidiary of Journal Media Group to meet or achieve the results set forth in any projection or forecast or changes in the price or trading volume of Company common stock (provided that this bullet shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has, in and of itself, resulted in a material adverse effect (to the extent such change or effect is not otherwise excluded from the definition of material adverse effect));

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  the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism; or

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  adverse seasonal weather or any earthquakes, hurricanes, tornados, floods or other natural disasters in the United States.

        The exceptions from the definition of "material adverse effect" with respect to Journal Media Group set forth in bullets 2, 4, 5, 7 and 8 above shall not apply to the extent such change materially and disproportionately impacts Journal Media Group and its subsidiaries taken as whole, as compared to other persons or businesses engaging principally in the industry in which Journal Media Group or its subsidiaries operate.

        For purposes of the Merger Agreement, a "material adverse effect" means, with respect to Gannett, a material adverse effect that prevents or delays beyond the Outside Date, or would reasonably be expected to prevent or delay beyond the Outside Date, Gannett's or Merger Sub's ability to consummate the merger.

        None of the representations and warranties in the Merger Agreement survive the completion of the merger.

Conduct of Journal Media Group Pending the Merger

        Journal Media Group has agreed to certain covenants in the Merger Agreement restricting the conduct of its business between the date of the Merger Agreement and the effective time of the merger or the termination of the Merger Agreement. In general, Journal Media Group agreed to, and to cause its subsidiaries to, (i) conduct its business in the ordinary course consistent with past practice, (ii) operate its current business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the date of the Merger Agreement and use commercially reasonable efforts to preserve its relationships with customers, suppliers and others having business dealings with it, in each case, to the end that its goodwill and ongoing business shall not be impaired in any material respect at the effective time of the merger, and (iii) use commercially reasonable efforts to preserve its workforce intact as such workforce existed as of the date of the Merger Agreement.

        Except as contemplated by the Merger Agreement, as required by applicable laws, as set forth in Journal Media Group's disclosure schedule or otherwise consented to in writing by Gannett, from the date of the Merger Agreement until the effective time of the merger or termination of the Merger Agreement, Journal Media Group will not, and will not permit its subsidiaries to, among other things and subject to certain exceptions set forth in the Merger Agreement:

  •
  amend governing documents;

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  pay any dividends, other than regular quarterly cash dividends not to exceed $0.06 per share of Company common stock or distributions from subsidiaries to its parent;

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  purchase or redeem any Company common stock or adjust, split, combine or reclassify any Company common stock;

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  make any material amendments to its employee benefit plans, adopt any new employee benefit plan or increase the compensation or benefits of any executive officer, except, among other things, for increases in compensation or benefits in connection with a promotion and implementation of the 2016 company-wide employee benefits plans;

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  adopt, materially modify or terminate any collective bargaining or labor union agreement;

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  except for the issuance of Company common stock upon the exercise of outstanding restricted share units, grant, issue, pledge, encumber or sell any shares of capital stock or any other voting securities of Journal Media Group or its subsidiaries, or any securities convertible into or exchangeable for, or options, warrants or other rights to purchase from Journal Media Group, or enter into any contract with respect to the issuance of, any shares of capital stock or any other voting securities of Journal Media Group or its subsidiaries;

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  incur material indebtedness for borrowed money, except in the ordinary course of business consistent with past practice for working capital purposes under Journal Media Group's existing credit agreement, or make loans or advances to any other third party, except in the ordinary course of business consistent with past practice;

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  make or change any material tax election, consent to an extension or waiver of the statute of limitations with respect to material taxes, settle any material tax liability, change any material method of tax accounting, file any material amended tax returns, file any material tax return that is inconsistent with past practice, or enter into any contract relating to material taxes;

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  make any material change in accounting policies, practices or methods, other than as required by GAAP, the rules or policies of the Public Company Accounting Oversight Board or applicable laws;

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  subject to applicable laws, enter into, materially amend, waive any material right under, assign or terminate any material contract except in the ordinary course of business consistent with past practice;

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  lease any owned real property or amend any existing lease of real property, except in the ordinary course of business consistent with past practice;

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  pay, discharge or satisfy material claims, liabilities or obligations, except in the ordinary course of business consistent with past practice or in accordance with their terms, except for settlements that do not involve payments or potential payments, not covered by insurance, in excess of $1,000,000 in the aggregate and do not contain any non-monetary terms or conditions that would reasonably be expected to require any material actions by or impose any material restrictions on the conduct of the business of Journal Media Group or any of its subsidiaries after the effective time of the merger;

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  acquire any assets, securities, properties, interests or businesses other than acquisitions of supplies, materials and other assets in the ordinary course of business consistent with past practice or other acquisitions with a purchase price (including assumed indebtedness) that does not exceed $2,500,000 in the aggregate;

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  sell, transfer, lease, assign, subject to any lien or otherwise dispose of any assets, properties, interests or businesses other than, among other things, sales of inventory or other assets in the ordinary course of business consistent with past practice or sales with sale prices (including assumed indebtedness) that do not exceed $2,500,000 in the aggregate;

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  liquidate, dissolve, merge, consolidate, restructure, recapitalize or otherwise reorganize;

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  terminate or cancel any insurance coverage with respect to any material assets without replacing such coverage; or

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  authorize or enter into any contract to do any of the things described in the preceding bullet points.

Journal Media Group Shareholder Approval

        Journal Media Group agreed to hold a special meeting of its shareholders for the purpose of seeking shareholder approval of a proposal to approve the Merger Agreement and the merger contemplated thereby, as soon as reasonably practicable following the date of the execution of the Merger Agreement. Gannett's shareholders do not need to approve the merger or the transactions contemplated by the Merger Agreement. The vote required by Journal Media Group's shareholders is the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote at the meeting or any adjournment or postponement thereof.

        Subject to a permitted change in recommendation (as described below under "—Acquisition Proposals; Change in Recommendation"), Journal Media Group's Board of Directors shall recommend that the shareholders vote in favor of the merger. Journal Media Group included the recommendation of its Board of Directors in this proxy statement and will use its reasonable best efforts to solicit such shareholder approval.

        Once the Journal Media Group shareholders meeting has been called and noticed, Journal Media Group cannot postpone or adjourn the meeting, except (i) with the consent of Gannett, (ii) to the extent necessary to ensure that any necessary supplement or amendment to the proxy statement is provided to Journal Media Group's shareholders in advance of a vote or (iii) if as of the time for which the shareholders meeting is originally scheduled there are insufficient shares of Company common stock represented to constitute a quorum necessary to conduct the business of such meeting or to obtain shareholder approval of the merger.

Access to Information

        Until the effective time of the merger, Journal Media Group agreed that it will cause its officers and the officers of its subsidiaries to provide to Gannett such financial and operating data and other information with respect to the business and properties of Journal Media Group and its subsidiaries as Gannett may reasonably request, subject to certain exceptions. Any such information obtained is subject to the Confidentiality Agreement, dated as of August 19, 2015, between Journal Media Group and Gannett.

Cooperation; Reasonable Best Efforts

        Each of Journal Media Group and Gannett agreed to cooperate with and assist the other party, and use its reasonable best efforts, to promptly:

  •
  take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to ensure that the closing conditions are satisfied and to consummate the transactions contemplated by the Merger Agreement as soon as practicable; and

  •
  obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any third party, including any governmental entity, that are necessary, proper or advisable to consummate the merger and the transactions contemplated by the Merger Agreement in the most expeditious manner practicable, but in any event before the Outside Date.

        In furtherance of the foregoing agreements, each of Journal Media Group, Gannett and Merger Sub agreed to (i) make an appropriate filing under the HSR Act and all other applicable regulatory laws with respect to the transactions contemplated by the Merger Agreement as promptly as practicable, but in no event later than ten business days, after the date of the Merger Agreement, and (ii) use its reasonable best efforts:

  •
  to respond at the earliest practicable date to any requests for additional information made by any governmental entity;

  •
  to take all actions necessary to cause the waiting periods under the HSR Act and any other applicable regulatory laws to terminate or expire at the earliest possible date;

  •
  to take all actions necessary to obtain any necessary approval under applicable regulatory laws;

  •
  to resist in good faith any assertion that the transactions contemplated by the Merger Agreement constitute a violation of regulatory laws; and

  •
  to eliminate every impediment under any regulatory law asserted by any governmental entity to enable the closing of the merger and the transactions contemplated by the Merger Agreement as soon as reasonably possible.

        Reasonable best efforts of Gannett include, to the extent such actions would not, individually or in the aggregate, have a material adverse effect on the business of Gannett and its affiliates (including, after the effective time of the merger, the surviving corporation) taken as a whole, the obligation of Gannett to agree to hold separate, divest or enter into a consent agreement or assume any obligation with regard to (i) any of the businesses, product lines or assets of Gannett or Gannett's affiliates, (ii) after the effective time of the merger, any businesses, product lines or assets of the surviving corporation or any of its subsidiaries acquired pursuant to the Merger Agreement and/or (iii) after the effective time of the merger, the surviving corporation or any of its subsidiaries, as may be required by any applicable governmental entity, in each case, to facilitate the expiration of any applicable waiting period under any regulatory law, to secure the termination of any investigation by any governmental entity, to avoid the filing of any suit or proceeding by any governmental entity or private party seeking to enjoin the consummation of the transactions contemplated by the Merger Agreement or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding that would otherwise have the effect of restraining, preventing or delaying the consummation of the transactions contemplated by the Merger Agreement.

        Each of Journal Media Group and Gannett agreed to, to the extent permitted by applicable laws: (i) cooperate with each other in connection with any filing, submission, investigation or inquiry, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, any governmental entity and of any material communication received or given in connection with any proceeding by a private party, in each case, regarding any of the transactions contemplated by the Merger Agreement, (iii) have the right to review in advance and consult (to the extent practicable) with the other on any filing made with, or written materials to be submitted to, any governmental entity or, in connection with a proceeding by a private party, any other person, in connection with any of the transactions contemplated by the Merger Agreement and (iv) consult with each other in advance of any meeting, discussion, telephone call or conference with any governmental entity or, in connection with any proceeding by a private party, with any other person, and to the extent not expressly prohibited by any governmental entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences, and, to the extent practicable, telephone calls, in each case, regarding any of the transactions contemplated by the Merger Agreement.

Acquisition Proposals; Change in Recommendation.

        Journal Media Group agreed that it will, and will cause its directors, officers, employees, representatives and subsidiaries to, immediately cease any discussion or negotiation with any third party that was ongoing as of the date of the Merger Agreement with respect to an Acquisition Proposal (as defined below) and request the prompt return or destruction of all confidential information previously furnished.

        Subject to certain qualifications and exceptions outlined below, from the date of Merger Agreement, Journal Media Group agreed that it will not, and will cause its directors, officers, employees, representatives and subsidiaries not to:

  •
  encourage, solicit, request or initiate any other action to facilitate or initiate the making of any Acquisition Proposal;

  •
  continue or otherwise participate in discussions or negotiations with, or furnish any information to, any third party in connection with any Acquisition Proposal;

  •
  terminate, amend, modify or waive any provision of any existing confidentiality or standstill agreement with respect to any actual or potential Acquisition Proposal;

  •
  take any action to exempt any third party from the application of any Wisconsin anti-takeover statute; or

  •
  enter into any letter of intent, memorandum of understanding, agreement in principle or merger, acquisition or similar agreement contemplating or otherwise relating to an Acquisition Proposal.

        Notwithstanding the restrictions described above, Journal Media Group may, at any time prior to receiving the required Journal Media Group shareholder approval of the merger, participate in discussions or negotiations with, or furnish or disclose nonpublic information to, any third party in response to an unsolicited, bona fide written Acquisition Proposal that is submitted to Journal Media Group after the date of the Merger Agreement if:

  •
  Journal Media Group's Board of Directors determines in good faith, (i) after consulting a nationally recognized financial advisor and outside legal counsel, such proposal constitutes or is reasonably likely to lead to a "Superior Proposal" (as defined below) that was not solicited by Journal Media Group and did not otherwise result from a breach of the restrictions described in this section and (ii) after consulting with outside legal counsel, that failing to take such action would be inconsistent with its fiduciary duties to Journal Media Group's shareholders under applicable laws;

  •
  prior to participating in discussions or negotiations with, or furnishing or disclosing any nonpublic information to, such third party, Journal Media Group receives from such third party, an executed confidentiality agreement containing confidentiality terms and a "standstill" or similar covenant not materially less restrictive upon such party than the terms applicable to Gannett under the confidentiality agreement between Journal Media Group and Gannett;

  •
  concurrently with furnishing or disclosing any nonpublic information to such third party, Journal Media Group furnishes or discloses such information to Gannett (to the extent such information has not been previously delivered or made available by Journal Media Group to Gannett); and

  •
  prior to taking any of the actions referred to in the second and third bullets above, Journal Media Group delivers to Gannett a prior written notice advising Gannett that it intends to take such action.

        Subject to the qualifications and exceptions outlined below, neither Journal Media Group's Board of Directors nor any committee thereof may (each a "Change in Recommendation"):

  •
  withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify, in any manner adverse to Gannett, the Board of Directors' recommendation in favor of the merger (but the Board of Directors may refrain from taking a position with respect to an Acquisition Proposal until the close of business of the tenth business day following a written request by Gannett to the Board of Directors to affirm the Board of Directors' recommendation after the first public announcement of such Acquisition Proposal); or

  •
  approve, authorize or recommend or otherwise declare advisable, or propose publicly to approve, authorize or recommend or otherwise declare advisable, any Acquisition Proposal or agreement related thereto.

        Notwithstanding the above, at any time prior to the time, but not after, the Journal Media Group shareholder approval of the merger is obtained, the Board of Directors may make a Change in Recommendation if:

  •
  Journal Media Group provides Gannett with at least three business days advance written notice indicating that Journal Media Group, acting in good faith, believes that the applicable Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal and, therefore, plans to conduct a meeting of the Board of Directors for the purpose of considering whether the Acquisition Proposal constitutes a Superior Proposal;

  •
  during the three business day period after Journal Media Group provides Gannett with the above-noted written notice, Journal Media Group shall cause its financial and legal advisors to negotiate in good faith with Gannett (to the extent Gannett so chooses to negotiate) in an effort to make such adjustments to the terms and conditions of the Merger Agreement such that the Acquisition Proposal would not constitute a Superior Proposal;

  •
  notwithstanding the negotiations and adjustments noted in the second bullet above, Journal Media Group's Board of Directors, after consultation with a nationally recognized financial advisor and outside legal counsel, makes the determination that the Acquisition Proposal constitutes a Superior Proposal; and

  •
  notwithstanding the negotiations and adjustments noted in the second bullet above, Journal Media Group's Board of Directors determines in good faith, after consultation with outside legal counsel, that failing to approve or recommend an agreement with respect to the Acquisition Proposal would be inconsistent with its fiduciary duties to Journal Media Group's shareholders under applicable laws.

        Any material amendment to the above-noted Acquisition Proposal, including any revision to price, requires that Journal Media Group deliver to Gannett a new written notice and again comply with the above provisions, but Journal Media Group's obligations to deliver Gannett with such a notice only applies twice with respect to an Acquisition Proposal and/or Superior Proposal from any particular third party.

        In addition to the obligations of Journal Media Group noted above, Journal Media Group will:

  •
  promptly advise Gannett within 24 hours of any Acquisition Proposal or any inquiry that would reasonably be expected to lead to any Acquisition Proposal; and

  •
  keep Gannett fully and promptly informed of the status and material details (including any change to any material term thereof) of any such Acquisition Proposal or inquiry and provide to Gannett, promptly after receipt or delivery thereof, copies of all correspondence or other written materials sent or provided to Journal Media Group or any of its subsidiaries from any third party that describes any of the terms or conditions of any Acquisition Proposal or inquiry.

        The Merger Agreement does not prohibit Journal Media Group or Journal Media Group's Board of Directors, directly or indirectly through Journal Media Group's representatives, from:

  •
  taking and disclosing to shareholders a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act with respect to an Acquisition Proposal or making any disclosure to Journal Media Group's shareholders required by applicable laws; or

  •
  making any "stop, look and listen" communication to Journal Media Group's shareholders pursuant to Rule 14d-9(f) of the Exchange Act.

        For purposes of the Merger Agreement:

  •
  "Acquisition Proposal" means any proposal or offer by any third party to:

  •
  purchase or otherwise acquire Company common stock representing more than 15% of the combined voting power of Company common stock outstanding after giving effect to the consummation of such purchase or other acquisition;

  •
  purchase or otherwise acquire more than 15% of the consolidated tangible assets of Journal Media Group and its subsidiaries taken as a whole (measured by the fair market value thereof, the related revenues applicable to such assets or the related net income applicable to such assets, in each case as of the date of such sale, transfer, acquisition or disposition); or

  •
  effect any merger, consolidation, business combination or other similar transaction involving Journal Media Group pursuant to which a third party would hold more than 15% of the combined voting power of the shares of the outstanding Company common stock.

  •
  "Superior Proposal" means a bona fide, written Acquisition Proposal (except the references in the definition of "Acquisition Proposal" to "more than 15%" are replaced by "more than 50%") that Journal Media Group did not solicit following the date of the Merger Agreement and that did not otherwise result from a breach of the restrictions described in this section that a majority of Journal Media Group's Board of Directors determines in good faith is more favorable to Journal Media Group's shareholders from a financial point of view than the transactions contemplated by the Merger Agreement (including, to the extent applicable, any adjustments to the terms of the Merger Agreement that Gannett offered):

  •
  after consultation with a nationally recognized financial advisor;

  •
  after taking into account all of the terms and conditions of such Acquisition Proposal and any adjustment or amendment to the Merger Agreement proposed by Gannett; and

  •
  if (and only if) such Acquisition Proposal relates to a sale of tangible assets in an amount less than 100% of the consolidated tangible assets of Journal Media Group, after considering the value of Journal Media Group (as determined by Journal Media Group's Board of Directors in good faith after consultation with a nationally recognized financial advisor) after giving effect to such Acquisition Proposal and, if applicable, any proposed or contemplated future sale or sales of the remaining consolidated assets of Journal Media Group.

Indemnification; Exculpation; Insurance

        The parties to the Merger Agreement agreed to cooperate and use their reasonable best efforts to respond to and defend against any threatened or actual claim, action, suit, arbitration, proceeding, investigation or inquiry, whether civil, criminal or administrative, in which any past and present directors, officers or employees of Journal Media Group and its subsidiaries (including such persons who become directors, officers or employees prior to the effective time), whom we refer to as "indemnified persons," is, or is threatened to be, made a party or a witness, in whole or in part, as a result of or relating to the Merger Agreement or the transactions contemplated thereby or such indemnified person's status as a current or former director, officer or employee of Journal Media Group or any of its current or former subsidiaries (which we refer to collectively as "indemnified claims"). Each indemnified person must furnish an undertaking to repay any expenses incurred in connection with such response or defense if it is ultimately determined that such indemnified person is not entitled to indemnification with respect thereto pursuant to the provisions of the Merger Agreement.

        For a period of six years after the effective time of the merger, Gannett agreed, to an extent at least as favorable as the indemnification and advancement of expenses provisions contained in the constituent documents of Journal Media Group and its subsidiaries as of the date of the Merger Agreement, to indemnify and hold harmless each indemnified person in connection with all losses, claims, damages and liabilities to which an indemnified person may become subject arising out of or in connection with any indemnified claim and to reimburse each indemnified person for expenses incurred in connection with any indemnified claim.

        For a period of six years after the effective time of the merger, Gannett agreed that the articles of incorporation and bylaws of the surviving corporation and its subsidiaries would contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the articles of incorporation and bylaws of Journal Media Group and its subsidiaries as of the date of the Merger Agreement. Gannett also agreed that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger in existence as of the date of the Merger Agreement in favor of the indemnified persons as provided in any indemnification agreements would be assumed by the surviving corporation in the merger and continue in full force and effect in accordance with their respective terms.

        Prior to the effective time of the merger, Journal Media Group agreed, or if Journal Media Group is unable, Gannett agreed to cause the surviving corporation as of the effective time of the merger, to obtain and fully pay the premium for a non-cancellable extension of Journal Media Group's existing directors' and officers' liability insurance policy for a claims reporting or discovery period of at least six years in respect of acts or omissions occurring prior to the effective time of the merger on the same terms as Journal Media Group's existing policy and at an annual cost not to exceed 300% of the current annual premium for such insurance.

Employee Benefits

        Until December 31, 2016, Gannett agreed to:

  •
  cause the surviving corporation to pay each employee of Journal Media Group and its subsidiaries who is in the employment of Journal Media Group or any of its subsidiaries immediately prior to the effective time of the merger an amount at least equal to the annual base salary or hourly wage rate, as applicable, that was being paid to such individual as of the day immediately prior to the effective time of the merger;

  •
  pay or cause the surviving corporation to pay any employee of the surviving corporation or any of its subsidiaries whose employment is terminated on or prior to December 31, 2016 a severance benefit that is not less than, and not paid later than, the severance benefit, if any, to which such employee would have been entitled if Journal Media Group's severance plan as in effect immediately prior to the effective time of the merger applied to such termination of employment;

  •
  maintain all compensation and benefit plans in effect as of the effective time of the merger (or to be in effect, as applicable, on January 1, 2016) other than equity-based plans; and

  •
  provide the employees of the surviving corporation and its subsidiaries the same opportunity to participate in Gannett's equity-based plans as are provided to similarly situated employees of Gannett.

        For one year after the effective time of the merger, Gannett agreed to cause the surviving corporation to maintain the editorial staffing levels existing as of immediately prior to the effective time of the merger in all newsrooms of Journal Media Group and its subsidiaries.

        Notwithstanding the above, each employee of Journal Media Group or any of its subsidiaries who, as of immediately prior to the effective time of the merger, is covered by a collective bargaining agreement will be provided with compensation and benefits consistent with the terms of the applicable collective bargaining agreement.

Indebtedness

        As of the effective time of the merger, Journal Media Group will, with Gannett's cooperation, use reasonable best efforts to obtain pay-off letters in a form reasonably satisfactory to Gannett evidencing the amount necessary to pay-off, at the effective time of the merger, all existing indebtedness and other obligations under the Company's existing credit agreement. At or prior to the effective time of the merger, Gannett has agreed to pay, or to cause one of its subsidiaries to pay, on behalf of Journal Media Group, the pay-off amount under such credit agreement.

Public Announcements

        Journal Media Group and Gannett agreed to issue an initial joint press release relating to the Merger Agreement and thereafter to consult with each other before issuing, and provide each other the opportunity to review, comment on and concur with, any press release or other public statement with respect to the merger.

Shareholder Litigation

        Subject to any fiduciary duties of the Board of Directors, Journal Media Group agreed to consult with Gannett regarding the defense or settlement of any shareholder litigation (other than any litigation or settlement where the interests of Journal Media Group are adverse to those of Gannett) against Journal Media Group and/or any of its directors or executive officers relating to the transactions contemplated by the Merger Agreement, provided that Journal Media Group generally may not settle, compromise or enter into an agreement regarding any settlement or compromise of any shareholder litigation relating to the transactions contemplated by the Merger Agreement without the prior written consent of Gannett.

Conditions to the Merger

        Journal Media Group and Gannett's obligation to consummate the merger is subject to the satisfaction or waiver of the following conditions:

  •
  Journal Media Group shareholder approval is obtained;

  •
  no law or order has been enacted, entered, promulgated, adopted, issued or enforced by any governmental entity that has the effect of making the merger illegal or otherwise prohibiting the consummation of the merger; and

  •
  all waiting periods applicable to the merger under regulatory laws are expired or terminated, and all necessary regulatory approvals are obtained.

        Gannett's obligation to consummate to the merger is further subject to the satisfaction of the following conditions:

  •
  the representations and warranties of Journal Media Group are correct and complete as of the date of the Merger Agreement and as of the closing date, except (i) to the extent any such representation or warranty expressly addresses matters only as of a specified date, which need only be correct and complete as of such specified date, (ii) for changes specifically permitted by the Merger Agreement and (iii) for any failures of any such representations and warranties to be so correct and complete that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect with respect to Journal Media Group (except for certain "fundamental" representations that have to be correct and complete in all respects);

  •
  Journal Media Group has complied, in all material respects, with each of its covenants required to be performed under the Merger Agreement at or prior to the closing date;

  •
  since October 7, 2015, no event, occurrence or development has occurred and is continuing that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect with respect to Journal Media Group;

  •
  Gannett will have received, as of the closing date, a certificate signed by the chief executive officer or chief financial officer of Journal Media Group stating that the conditions described in the above bullets have been satisfied; and

  •
  the tax opinion delivered by Foley & Lardner LLP to The E.W. Scripps Company on October 7, 2015 (relating to the continued tax-free nature of the April 1, 2015 transactions of The E.W. Scripps Company and Journal Communications, Inc.) has not been modified or withdrawn at or prior to the closing date and no change in law or facts has occurred since October 7, 2015 that would make such tax opinion no longer reasonably acceptable to Gannett as of the closing date.

        Journal Media Group's obligation to consummate to the merger is further subject to the satisfaction of the following conditions:

  •
  the representations and warranties of Gannett are correct and complete as of the date of the Merger Agreement and as of the closing date, except (i) to the extent any such representation or warranty expressly addresses matters only as of a specified date, which need only be correct and complete as of such specified date, and (ii) for any failures of any such representations and warranties to be so correct and complete that, individually or in the aggregate, would not prevent, materially impair or materially delay the consummation of the transactions contemplated by the Merger Agreement;

  •
  Gannett has complied, in all material respects, with each of its covenants required to be performed under the Merger Agreement at or prior to the closing date; and

  •
  Journal Media Group will have received, as of the closing date, a certificate signed by the chief executive officer or chief financial officer of Gannett stating that the conditions described in the above bullets have been satisfied.

Termination

        The Merger Agreement may be terminated at any time prior to the effective time of the merger:

  •
  by mutual written agreement of Gannett and Journal Media Group;

  •
  by either Gannett or Journal Media Group, if the merger shall not have been consummated on or prior to April 7, 2016 (the "Outside Date"), provided that the Outside Date will be automatically extended for a period not to exceed 60 days to the extent necessary to satisfy the above-mentioned closing conditions with respect to laws and orders and regulatory waiting periods and approvals (provided that this termination right is not available to any party that has breached in any material respect its obligations under the Merger Agreement in any manner that causes the failure of the merger to be consummated by the Outside Date);

  •
  by either Gannett or Journal Media Group, if (i) a law shall have been enacted, entered, promulgated or enforced by a governmental entity after the date of the Merger Agreement that remains in effect and that prohibits the consummation of the merger, (ii) an order shall have been enacted, entered, promulgated or issued by a governmental entity permanently restraining, enjoining or otherwise prohibiting the consummation of the merger and such order shall have become final and non-appealable (provided the terminating party has used its reasonable efforts to remove such order), or (iii) a governmental entity shall have failed to issue an order or to take any other action that is necessary to fulfill the regulatory approval closing condition and such denial of a request to issue such order or to take such other action shall have become final and non-appealable (provided the terminating party's failure to comply with its obligations under the Merger Agreement is not the cause of such inaction);

  •
  by either Gannett or Journal Media Group, if Journal Media Group shareholder approval has not been obtained at the shareholder meeting at which a vote on such approval was taken (provided that Journal Media Group shall not have the right to terminate the Merger Agreement if a breach by Journal Media Group of certain of its obligations under the Merger Agreement caused the failure to obtain such shareholder approval);

  •
  by Journal Media Group, if all of the following shall have occurred: (i) Gannett has materially breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, (ii) such breach or failure to perform entitles Journal Media Group to not consummate the merger and (iii) such breach or failure to perform is incapable of being cured by Gannett prior to the Outside Date or, if such breach or failure to perform is capable of being cured prior to the Outside Date, Gannett has not cured such breach or failure to perform within 30 days after receipt of written notice thereof (but no later than the Outside Date) (provided that Journal Media Group shall not have the right to terminate the Merger Agreement pursuant to this provision if it is in material breach of any of its covenants or agreements set forth in the Merger Agreement);

  •
  by Gannett, if all of the following shall have occurred: (i) Journal Media Group has materially breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, (ii) such breach or failure to perform entitles Gannett to not consummate the merger and (iii) such breach or failure to perform is incapable of being cured by Journal Media Group prior to the Outside Date or, if such breach or failure to perform is capable of being cured prior to the Outside Date, Journal Media Group has not cured such breach or failure to perform within 30 days after receipt of written notice thereof (but no later than the Outside Date) (provided that Gannett shall not have the right to terminate the Merger Agreement pursuant to this provision if it is in material breach of any of its covenants or agreements set forth in the Merger Agreement);

  •
  by Gannett, if any of the following have occurred: (i) Journal Media Group's Board of Directors effected a Change in Recommendation, (ii) Journal Media Group has materially violated the provisions relating to "—Acquisition Proposals; Change in Recommendation" discussed above or (iii) Journal Media Group enters into any alternative acquisition agreement with respect to any Acquisition Proposal or Superior Proposal; or

  •
  by Journal Media Group, in connection with entering into an alternative acquisition agreement with respect to a Superior Proposal in compliance with the provisions relating to "—Acquisition Proposals; Change in Recommendation" discussed above, provided that no such termination is effective unless Journal Media Group has paid Gannett the termination fee.

Effect of Termination

        A valid termination of the Merger Agreement would be effective immediately upon the delivery of written notice of the terminating party to the other party or parties (except as described in the last bullet under "—Termination" above). In the event of termination, the Merger Agreement will become null and void without liability of Gannett, Merger Sub or Journal Media Group or their respective representatives, except for certain specified provisions, such as those related to confidentiality of information, enforcement and interpretation, and the termination fees described in "—Termination Fees" below.

Termination Fees

        Journal Media Group will be required to pay Gannett a termination fee equal to $9,000,000 if:

  •
  Gannett terminates the Merger Agreement because the Journal Media Group Board of Directors effected a Change in Recommendation or Journal Media Group entered into any alternative acquisition agreement with respect to any Acquisition Proposal or Superior Proposal;

  •
  Journal Media Group terminates the Merger Agreement in connection with entering into an alternative acquisition agreement with respect to a Superior Proposal; or

  •
  (i) (A) Gannett or Journal Media Group terminates the Merger Agreement because the merger is not closed on or prior to the Outside Date, (B) Gannett or Journal Media Group terminates the Merger Agreement because the Journal Media Group shareholder approval has not been obtained or (C) Gannett terminates the Merger Agreement because Journal Media Group has materially violated the provisions relating to "—Acquisition Proposals; Change in Recommendation" discussed above, and (ii) prior to such termination, a third party has publicly announced or otherwise publicly communicated to the Journal Media Group Board of Directors or shareholders of Journal Media Group and not publicly withdrawn an Acquisition Proposal and (iii) within twelve months following the termination of the Merger Agreement, Journal Media Group enters into a definitive agreement with respect to such outstanding Acquisition Proposal and such transaction is subsequently consummated.

        In the circumstances in which the termination fee is paid pursuant to the Merger Agreement, (i) Gannett's receipt of such fee constitutes liquidated damages and is not a penalty and (ii) such fee is the sole and exclusive remedy of Gannett under the Merger Agreement, except in the event of fraud or a willful and material breach of the Merger Agreement.

Other Covenants and Agreements

  Expenses

        Each party shall bear its own expenses in connection with the transactions contemplated by the Merger Agreement, except that Journal Media Group shall bear all expenses incurred in connection with the printing and mailing of this proxy statement.

  Amendment

        The Merger Agreement may be amended by Gannett and Journal Media Group, by action taken or authorized by their respective boards of directors, at any time before or after Journal Media Group shareholder approval is obtained (provided that after such shareholder approval is obtained, no amendment shall be made that requires further approval by the shareholders of any party without such further approval).

  Waiver

        Prior to the effective time of the merger, any party may extend the time for the performance of any of the obligations of the other parties or waive any provision of the Merger Agreement if the waiver is in writing and signed by each party against whom the waiver is to be effective.

  Enforcement of Merger Agreement

        The parties agreed that money damages or any other remedy at law would not be a sufficient or adequate remedy for any actual or threatened breach or violation of, or default under, the Merger Agreement by any of them and that, notwithstanding any other provision in the Merger Agreement to the contrary, each aggrieved party is entitled to an injunction restraining such actual or threatened breach, violation or default and to any other equitable relief, including specific performance, without bond or other security being required.

 LITIGATION RELATED TO THE MERGER

        Members of the Board of Directors of Journal Media Group, and the parties to the Merger Agreement, including Journal Media Group and Gannett, are defendants in two class action lawsuits filed in the Circuit Court of Milwaukee County, Wisconsin. The first lawsuit, captioned Seifert v. Aitken, et al., No. 2015CV009686, was filed by a purported Journal Media Group shareholder on November 24, 2015. The second lawsuit, captioned Sabattini v. Aitken, et al., No. 2015CV010003, was filed by a purported Journal Media Group shareholder on December 4, 2015. The plaintiffs in both lawsuits allege that the directors of Journal Media Group breached their fiduciary duties to Journal Media Group shareholders in connection with the merger contemplated by the Merger Agreement and that Gannett and its affiliate aided and abetted such alleged breaches of fiduciary duty. The plaintiffs allege that the directors of Journal Media Group breached their fiduciary duties by, among other things, (i) engaging in a deficient and unfair process leading up to the announcement of the Merger Agreement, (ii) agreeing to enter into the Merger Agreement for inadequate consideration, (iii) adopting an Executive Severance and Change in Control Plan, (iv) agreeing to certain deal protection provisions, such as a termination fee, a "no solicitation" provision, and a "matching rights" provision, and (v) failing to disclose certain material information in the preliminary proxy statement that Journal Media Group filed with the SEC on November 4, 2015. The plaintiffs also allege that the Board of Directors misleadingly set forth new financial projections in the preliminary proxy statement and question various aspects of the financial analyses performed by the Board of Directors' financial advisor in connection with its opinion. The complaints seek, among other relief, declaratory and injunctive relief enjoining the merger, and rescissory damages in an unspecified amount.

        The outcomes of these lawsuits are uncertain and cannot be predicted. An adverse judgment for monetary damages could have a material adverse effect on the operations and liquidity of Journal Media Group. A preliminary injunction could delay or jeopardize the completion of the merger, and an adverse judgment granting permanent injunctive relief could indefinitely enjoin completion of the merger. Journal Media Group and its Board of Directors believe the plaintiffs' allegations are without merit and intend to vigorously defend against the claims alleged in these lawsuits.

DISSENTERS' RIGHTS

        Holders of our common stock do not have dissenters' rights with respect to the merger.

STOCK OWNERSHIP OF MANAGEMENT AND OTHERS

        The following table sets forth the beneficial ownership of our common stock as of January 11, 2016 held by (i) each of our directors and named executive officers, (ii) all of our directors and executive officers as a group and (iii) each person or entity that we know beneficially owns more than

5% of our common stock. We believe that all of the people and entities listed below have sole voting and investment power over the listed shares, except as indicated otherwise in the footnotes.

	Shares of Common Stock Beneficially Owned
			Restricted Share Units Beneficially Owned
Name of Beneficial Owners	Shares	%
Directors and Executive Officers
Steven J. Smith	165,656	*	—
Stuart Aitken	5,978	*	—
Jonathan Newcomb	26,603	*	—
Brian A. Ross	5,978	*	—
Mary Ellen Stanek	20,263	*	—
Timothy E. Stautberg(1)	150,080	*	94,301
Jason R. Graham(1)	45,247	*	42,099
All directors and executive officers as a group(1) (14 persons)	650,706	2.7%	313,330
Other Holders
Gamco Asset Management Inc.(2)	3,295,649	13.5%	—
FMR LLC(3)	2,824,263	11.6%	—
Water Island Capital LLC(4)	1,223,766	5.0%	—

*
Denotes less than 1%

(1)
Includes shares of common stock that may be acquired upon the vesting of the restricted share units shown in the far column. The shares underlying the restricted share units are not eligible to vote on the proposals at the special meeting.

(2)
The number of shares owned set forth in the table is as of or about January 14, 2016, as reported by Gamco Asset Management, Inc., Gabelli Funds, LLC, Gabelli Securities, Inc., Teton Advisors, Inc. and two other affiliated entities (collectively, "Gamco") in its amended Schedule 13D filed with the SEC on January 14, 2016. The address for this shareholder is One Corporate Center, Rye, NY 10580. Gamco has sole voting power with respect to 3,217,616 of these shares and sole dispositive power with respect to all of these shares.

(3)
The number of shares owned set forth in the table is as of or about June 10, 2015, as reported by FMR LLC et al ("FMR") in its Schedule 13G filed with the SEC on June 10, 2015. The address for this shareholder is 245 Summer Street, Boston, MA 02210. FMR has shared voting and dispositive power with respect to all of these shares.

(4)
The number of shares owned set forth in the table is as of or about January 4, 2016, as reported by Water Island Capital LLC ("WIC") in its Schedule 13D filed with the SEC on January 14, 2016. The address for this shareholder is 41 Madison Avenue, New York, NY 10010. WIC has sole voting power and sole dispositive power with respect to all of these shares.

 FUTURE SHAREHOLDER PROPOSALS

        If the merger is completed, we will not have public shareholders and there will be no public participation in any future shareholder meetings. If the merger is not completed, however, shareholders will continue to be entitled to attend and participate in annual meetings of shareholders. If the merger is not completed and the 2016 annual meeting of shareholders is held, shareholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2016 annual meeting of shareholders in accordance with Rule 14a-8 under the Exchange Act and our bylaws, as described below.

        A shareholder who intends to present a proposal at, and have the proposal included in our proxy statement for, an annual meeting of shareholders must comply with the requirements of Rule 14a-8 under the Exchange Act. In order to comply with such rule, proposals submitted for the 2016 annual meeting of shareholders must be received by us by no later than December 1, 2015. A shareholder who intends to present a proposal at an annual meeting (including nominating persons for election as directors) but does not intend to have the proposal included in our proxy statement for such meeting must comply with the requirements set forth in our bylaws. Under our bylaws, if we do not receive such notice prior to December 31, 2015 (assuming a meeting date before May 1, 2016), then the notice will be considered untimely and we will not be required to present such proposal at the 2016 annual meeting of shareholders. If the Board of Directors chooses to present such proposal at the 2016 annual meeting of shareholders, then the persons named in proxies solicited by the Board of Directors for the 2016 annual meeting may exercise discretionary voting power with respect to such proposal.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other documents with the SEC. Shareholders may read and copy any reports, statements or other information filed by us at the SEC's public reference room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail at prescribed rates by writing to the public reference section of the SEC at Station Place, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings made electronically through the SEC's EDGAR system are available to the public at the SEC's Internet website located at www.sec.gov.

        In addition, shareholders may obtain free copies of the documents filed with the SEC from the Company upon request to Jason R. Graham, Senior Vice President, Chief Financial Officer and Treasurer, at 414-224-2440 or jason.graham@JMG.com.

Annex A

AGREEMENT AND PLAN OF MERGER

among

GANNETT CO., INC.,

JUPITER MERGER SUB, INC.

and

JOURNAL MEDIA GROUP, INC.

dated as of

October 7, 2015

INDEX OF DEFINED TERMS

Defined Term	Section
2016 Plans	5.1(e)
Acquisition Proposal	8.15(a)
Affiliates	8.15(b)
Agreement	Preamble
Articles of Merger	1.3
Book-Entry Shares	8.15(c)
Business Day	8.15(d)
Capitalization Date	3.4
Certificates	8.15(e)
Change in Recommendation	5.5(c)
Closing	1.2
Closing Date	1.2
Code	1.9(c)
Company	Preamble
Company Acquisition Agreement	5.5(a)
Company Balance Sheet	3.6(c)
Company Board	3.20
Company Common Stock	1.8
Company Contracts	3.17(a)
Company Credit Agreement	8.15(f)
Company Disclosure Schedule	Article 3
Company Material Adverse Effect	8.15(g)
Company Permits	3.11
Company RSUs	1.9(a)
Company SEC Reports	3.6(a)
Company Shareholder Approval	3.2
Company Shareholders Meeting	5.2(b)
Company Stock Plan	1.9(a)
Company Termination Fee	7.3(a)
Confidentiality Agreement	5.3
Contract	3.3(a)
DOJ	5.4(b)

Defined Term	Section
Effective Time	1.3
Employee Benefit Plans	3.16(a)
Employee Matters Agreement	1.4
Environmental Laws	8.15(h)
ERISA	3.16(a)
ERISA Affiliate	3.16(c)
Exchange Act	3.3(b)
Existing Plans	5.7
FTC	5.4(b)
GAAP	3.6(b)
Governmental Entity	3.3(b)
Hazardous Substance	8.15(i)
HSR Act	3.3(b)
Indemnified Parties	5.6(a)
Indemnified Claims	5.6(a)
Intellectual Property Rights	8.15(j)
Law	3.3(a)
Leased Real Property	8.15(k)
Lien	8.15(l)
Merger	Recitals
Merger Consideration	1.8(a)
Merger Sub	Preamble
Multiemployer Plan	3.16(c)
Necessary Consents	3.3(b)
Order	3.3(a)
Outside Date	7.1(b)
Outstanding Proposal	7.3(a)
Owned Real Property	8.15(m)
Parent	Preamble
Parent Material Adverse Effect	8.15(n)
Paying Agent	2.1
Pay-off Amount	5.8
Permitted Liens	8.15(o)

Defined Term	Section
Person	8.15(p)
Proxy Statement	5.2(a)
Recommendation	3.20
Regulatory Law	8.15(q)
Representatives	5.5(a)
SEC	3.6(a)
Securities Act	3.6(a)
Subsidiary	8.15(r)
Superior Proposal	8.15(s)
Surviving Corporation	1.1
Taxes	8.15(t)
Tax Return	8.15(u)
Tax Matters Agreements	1.4
WBCL	8.15(v)

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of October 7, 2015 by and among Gannett Co., Inc., a Delaware corporation ("Parent"), Jupiter Merger Sub, Inc., a Wisconsin corporation and wholly owned subsidiary of Parent ("Merger Sub"), and Journal Media Group, Inc., a Wisconsin corporation ("Company"). Capitalized terms used but not defined in the context in which they are used shall have the respective meanings assigned to such terms in Section 8.15.

        WHEREAS, the parties hereto desire to enter into a transaction whereby Merger Sub will merge with and into Company, with Company surviving that merger on the terms and subject to the conditions set forth in this Agreement (the "Merger");

        WHEREAS, the respective Boards of Directors of Parent, Merger Sub and Company have adopted and approved this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and

        WHEREAS, Parent, Merger Sub and Company desire to make certain representations, warranties, covenants and agreements in connection with, and to prescribe certain conditions to, the transactions contemplated hereby, including the Merger.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1
THE MERGER

        Section 1.1.    The Merger.     Subject to the terms and conditions hereof, at the Effective Time, Merger Sub shall merge with and into Company in accordance with the WBCL, whereupon the separate existence of Merger Sub shall cease, and Company shall be the surviving corporation (the "Surviving Corporation").

        Section 1.2.    Closing.     The closing of the Merger (the "Closing") shall occur at 10:00 a.m., local time, on the third Business Day after the satisfaction or waiver of the conditions set forth in Article 6, other than those conditions that by their nature are intended to be satisfied at the Closing, or such other time and date as Parent and Company shall agree in writing, unless this Agreement has theretofore been terminated pursuant to its terms (the actual time and date of the Closing is referred to as the "Closing Date"). The parties intend that the Closing shall be effected, to the extent practicable, by conference call, the electronic delivery of documents and the prior physical exchange of certain other documents to be held in escrow by outside counsel to the recipient party pending authorization by the delivering party (or its outside counsel) of their release at the Closing. The Closing shall be held at the offices of Foley & Lardner LLP, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202 or such other place as Parent and Company shall agree.

        Section 1.3.    Effective Time.     Immediately following the Closing, Company and Merger Sub shall cause the articles of merger (the "Articles of Merger"), in such form as is required by the WBCL, to be executed, acknowledged and filed with the Department of Financial Institutions of the State of Wisconsin and make all other filings or recordings required by the WBCL in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Department of Financial Institutions of the State of Wisconsin or at such other time as Merger Sub and Company shall agree and specify in the Articles of Merger (the "Effective Time").

        Section 1.4.    Effects of the Merger.     The Merger shall have the effects set forth herein and in the applicable provisions of the WBCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the properties, rights, privileges, immunities, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, including those existing pursuant to the Employee Matters Agreement, dated as of July 30, 2014, between, among others, Company, The E.W. Scripps Company and Journal Communications, Inc. (the "Employee Matters Agreement"), the Scripps Tax Matters Agreement, dated as of July 30, 2014, between Company and The E.W. Scripps Company, the Journal Tax Matters Agreement, dated as of July 30, 2014, between Company and Journal Communications, Inc. (collectively with the Scripps Tax Matters Agreement, the "Tax Matters Agreements"), and the Transition Services Agreement between Company and The E.W. Scripps Company.

        Section 1.5.    Articles of Incorporation.     The Amended and Restated Articles of Incorporation of Company in effect as of immediately prior to the Effective Time shall at the Effective Time be the articles of incorporation of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and applicable Law.

        Section 1.6.    Bylaws.     The Bylaws of Company in effect as of immediately prior to the Effective Time shall at the Effective Time be the bylaws of the Surviving Corporation until amended in accordance with the provisions thereof, the provisions of the articles of incorporation of the Surviving Corporation and applicable Law.

        Section 1.7.    Officers and Directors.     The officers of Company immediately prior to the Effective Time shall at the Effective Time be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The directors of Merger Sub immediately prior to the Effective Time shall at the Effective Time be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

        Section 1.8.    Effect on Capital Stock.     At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $0.01 per share, of Company ("Company Common Stock") or any shares of capital stock of Merger Sub:

          (a)   Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.8(c), and after giving effect to Section 1.9(a)) shall be converted into the right to receive cash in the amount of $12.00, without interest (the "Merger Consideration").

          (b)   All shares of Company Common Stock shall cease to be outstanding and shall be automatically canceled and retired and shall cease to exist, and each holder of a Certificate or Book-Entry Shares that, immediately prior to the Effective Time, represented any shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except as otherwise contemplated by this Agreement or applicable Law.

          (c)   Any shares of Company Common Stock held in the treasury of Company or owned by Parent or any direct or indirect wholly-owned Subsidiary of Parent (including Merger Sub) or Company immediately prior to the Effective Time shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

          (d)   Each share of Merger Sub common stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation, which shares at such time shall comprise the only outstanding shares of capital stock of the Surviving Corporation.

        Section 1.9.    Company Restricted Share Units.

          (a)   Company shall cause all awards of restricted share units ("Company RSUs") heretofore granted under Company's Long-Term Incentive Plan (the "Company Stock Plan") that have not heretofore vested to, immediately prior to the Effective Time, become fully vested and without further restrictions with respect to ownership rights thereto, thereby causing all shares of Company RSUs (less shares withheld having a fair market value equal to the Taxes required to be withheld with respect thereto) to become shares of Company Common Stock that are converted into the right to receive, at the Effective Time, the Merger Consideration as provided in Section 1.8(a).

          (b)   The Company Stock Plan shall terminate, and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest with respect to the capital stock or other voting securities of Company, or for the issuance or grant of any right of any kind, contingent or accrued, to receive benefits measured by the value of a number of shares of Company Common Stock, shall be canceled, effective as of the Effective Time, without any liability on the part of Company (except as otherwise contemplated by this Agreement).

          (c)   To the extent the Surviving Corporation or Parent is required to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company RSUs with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of any other Tax Law, the amounts so withheld and paid over to the appropriate taxing authority by the Surviving Corporation or Parent, as the case may be, shall be treated for all purposes of this Agreement as having been paid to the holder of Company RSUs in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

          (d)   Prior to the Effective Time, Company shall adopt resolutions so that the Company Stock Plan shall terminate, and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest with respect to the capital stock or other voting securities of Company, or for the issuance or grant of any right of any kind, contingent or accrued, to receive benefits measured by the value of a number of shares of Company Common Stock, shall be canceled effective as of the Effective Time, without any liability on the part of Company, the Surviving Corporation or Parent (except as otherwise contemplated by this Agreement).

        Section 1.10.    Certain Adjustments.     If, between the date of this Agreement and the Effective Time, (a) the outstanding shares of Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares, (b) a stock dividend or dividend payable in any other securities of Company shall be declared with a record date within such period or (c) any similar event shall have occurred, then the Merger Consideration shall be appropriately adjusted to provide the holders of shares of Company Common Stock and Company RSUs the same economic effect as contemplated by this Agreement prior to such event.

ARTICLE 2
CONVERSION OF SHARES AND PAYMENT OF MERGER CONSIDERATION

        Section 2.1.    Paying Agent.     At or prior to the Effective Time, Parent shall designate, and enter into an agreement with, such bank or trust company reasonably acceptable to Company to act as paying agent in the Merger (the "Paying Agent"), which agreement shall provide that, before the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent in trust for the benefit of the holders of Company Common Stock cash in an amount sufficient to effect payment of the Merger Consideration to which holders of Company Common Stock are entitled pursuant to Section 1.8 and this Article 2.

        Section 2.2.    Payment Procedures.

          (a)   Promptly, but in no event later than two (2) Business Days, after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate that immediately prior to the Effective Time represented shares of Company Common Stock that were converted into the right to receive the Merger Consideration pursuant to Section 1.8 (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Such letter of transmittal shall be in customary form and have such other provisions as Parent may reasonably specify (with such letter of transmittal being reasonably acceptable to Company prior to the Effective Time). Upon surrender to the Paying Agent or to such other agent or agents as Parent may appoint of Certificates, together with such letter of transmittal, duly executed and completed, and such other documents as the Paying Agent may reasonably require, the holder shall be entitled to receive the Merger Consideration in exchange for each share of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. Promptly, but in no event later than two (2) Business Days, after the Effective Time, Parent shall cause the Paying Agent to issue and send to each holder of record of Book-Entry Shares (including Book-Entry Shares held through The Depository Trust Company) that immediately prior to the Effective Time represented shares of Company Common Stock that were converted into the right to receive the Merger Consideration pursuant to Section 1.8 a cash amount in immediately available funds equal to the Merger Consideration for each share of Company Common Stock formerly represented by such Book-Entry Shares, without such holder being required to deliver a Certificate or an executed letter of transmittal to the Paying Agent, and such Book-Entry Shares shall then be cancelled. No interest shall be paid or accrue on the Merger Consideration.

          (b)   If any portion of the Merger Consideration is to be made to a Person other than the Person in whose name the applicable surrendered Certificate is registered, then it shall be a condition to the payment of such Merger Consideration that (i) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (ii) the Person requesting such payment shall have (A) paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Certificate surrendered or (B) established to the reasonable satisfaction of Parent that any such Taxes either have been paid or are not payable. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be payable to the Person in whose name such Book-Entry Shares are registered.

        Section 2.3.    Undistributed Merger Consideration.     Any portion of the funds made available to the Paying Agent pursuant to Section 2.1 that remains undistributed on the date that is twelve (12) months after the Effective Time shall be delivered to Parent or its designee, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article 2 shall thereafter look only to Parent (subject to applicable abandoned property, escheat or similar Laws) for the Merger Consideration to which such holders are entitled pursuant to Section 1.8 and this Article 2, and subject to Section 2.4, Parent shall pay the Merger Consideration to such holders.

        Section 2.4.    No Liability.     None of Parent, Merger Sub, Company, the Surviving Corporation, the Paying Agent or their respective representatives shall be liable to any Person in respect of any Merger Consideration duly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by the holders of Company Common Stock at such date as is immediately prior to the time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Laws, become the property of Parent, free and clear of any claims or interests of any such shareholders or their successors, assigns or personal representatives previously entitled thereto.

        Section 2.5.    Investment of Merger Consideration.     The Paying Agent shall invest the funds made available to the Paying Agent pursuant to Section 2.1 as directed by Parent on a daily basis, provided that no gain or loss thereon shall affect the amounts payable to holders of Company Common Stock pursuant to Section 1.8 and this Article 2. Any interest and other income resulting from such investments shall be the property of, and shall be paid to, Parent.

        Section 2.6.    Lost Certificates.     If any Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration, with any interest thereon, with respect to the shares of Company Common Stock formerly represented thereby.

        Section 2.7.    Withholding Rights.     To the extent that the Surviving Corporation, Parent or Paying Agent is required to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock with respect to the making of such payment under the Code or any provision of any other Tax Law, the amounts so withheld and paid over to the appropriate taxing authority by the Surviving Corporation, Parent or Paying Agent, as the case may be, shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or Paying Agent, as the case may be.

        Section 2.8.    Stock Transfer Books.     The stock transfer books of Company shall be closed immediately upon the Effective Time, and there shall be no further registration or transfers of shares of Company Common Stock thereafter on the records of Company. At or after the Effective Time, any Certificates or Book-Entry Shares presented to the Paying Agent, Parent or the Surviving Corporation shall, subject to compliance with the provisions of this Article 2 by the holder thereof, be cancelled and converted into the right to receive the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF COMPANY

        Except as set forth in Company SEC Reports filed with or furnished to the SEC prior to the date of this Agreement (excluding any disclosures set forth in any such Company SEC Reports solely under the heading "Risk Factors" or with regard to the safe harbor for forward-looking statements) or in the disclosure schedule delivered by Company to Parent prior to the execution and delivery of this Agreement (the "Company Disclosure Schedule") (it being understood and agreed that disclosure of any item in the Company Disclosure Schedule shall be deemed disclosure with respect to any section or subsection of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), Company represents and warrants to Parent and Merger Sub as follows:

        Section 3.1.    Organization and Qualification.     Each of Company and each of its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing (to the extent such concept is legally recognized) under the Laws of the jurisdiction of its incorporation or organization and has full corporate or other power and authority to own, operate and lease the properties owned or used by it and to carry on its business as and where such is now being conducted, except where the failure to be in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of Company and each of its Subsidiaries is duly licensed or qualified to do business as a foreign corporation or other entity, and is in good standing (to the extent such concept is legally recognized), in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Amended and Restated Articles of Incorporation and Bylaws of Company, including any amendments thereto, filed with the SEC with the most recent Company SEC Reports are correct and complete copies of such instruments as presently in effect.

        Section 3.2.    Authorization; Board Approval.     Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the approval of this Agreement and the transactions contemplated hereby by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Company Shareholders Meeting or any adjournment or postponement thereof (the "Company Shareholder Approval"). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Company, and no other corporate proceedings on the part of Company or its shareholders are necessary to authorize this Agreement and to consummate the transactions contemplated hereby, other than the Company Shareholder Approval. This Agreement has been duly executed and delivered by Company and constitutes a valid and legally binding obligation of Company enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles.

        Section 3.3.    No Violation.

          (a)   The execution and delivery of this Agreement by Company does not, and the consummation of the Merger and the other transactions contemplated hereby by Company will not, result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or result by its terms in the termination, amendment, cancellation or acceleration of any obligation, in the loss of a benefit or in increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or create any obligation to make a payment to any other Person under, or result in the creation of a Lien (other than Permitted Liens) on any assets of Company or any of its Subsidiaries pursuant to, (i) any provision of the articles of incorporation, bylaws or similar organizational document of Company or any of its Subsidiaries or (ii) subject to obtaining or making the consents, approvals, Orders, authorizations, registrations, declarations and filings referred to in Section 3.3(b), (A) any agreement, contract, note, mortgage, bond, indenture, lease, benefit plan or other instrument (each, a "Contract") to which Company or any of its Subsidiaries is a party, (B) any judgment, injunction, ruling, order or decree (each, an "Order") or (C) any constitution, treaty, statute, law, principle of common law, ordinance, rule or regulation of any Governmental Entity or any rule or regulation of the New York Stock Exchange (each, a "Law") applicable to Company or any of its Subsidiaries, except, in the case of this clause (ii), as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

          (b)   No consent, approval, Order or authorization of, or registration, declaration or filing with, any supranational, national, state, provincial, municipal, local or foreign government or any instrumentality, subdivision, court, administrative agency or commission or other authority thereof (each, a "Governmental Entity") or any other Person is required by or with respect to Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Company or the consummation of the Merger and the other transactions contemplated hereby by Company, except for those required under or in relation to (i) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and other Regulatory Laws, (ii) the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder (the "Exchange Act"), (iii) the WBCL with respect to the filing of the Articles of Merger, (iv) any filings required to be made with any Governmental Entity related to the

  Company Permits and (v) such consents, approvals, Orders, authorizations, registrations, declarations and filings the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Consents, approvals, Orders, authorizations, registrations, declarations and filings required under or in relation to any of clauses (i) through (iv) above are hereinafter referred to as the "Necessary Consents."

        Section 3.4.    Capitalization.     As of October 6, 2015 (the "Capitalization Date"), the authorized capital stock of Company consisted entirely of 100,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, of which 24,407,533 shares of Company Common Stock are issued and outstanding and no shares of preferred stock are issued and outstanding. All issued and outstanding shares of Company Common Stock are validly issued, fully paid and non-assessable. As of the Capitalization Date, there were Company RSUs representing the right to acquire up to an aggregate of 560,965 shares of Company Common Stock under the Company Stock Plan. Except as set forth in this Section 3.4 and for changes since the Capitalization Date resulting from the vesting of Company RSUs outstanding on such date, as of the date of this Agreement, there are no (A) shares of capital stock or other voting securities of Company issued or reserved for issuance, other than the shares of Company Common Stock reserved for issuance under the Company Stock Plan, (B) securities of Company convertible into or exchangeable for shares of capital stock or other voting securities of Company, (C) options, warrants or other rights to purchase from Company any capital stock or other voting securities of Company or any securities that are convertible into or exchangeable for any capital stock or other voting securities of Company or (D) contracts, commitments or agreements of Company relating to the issuance, sale, transfer or redemption of any such capital stock or other voting securities, any such convertible or exchangeable securities or any such options, warrants or other rights.

        Section 3.5.    Subsidiaries.     Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock and other equity interests of all of its Subsidiaries, free and clear of all Liens, except Permitted Liens, and free of any other restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. All capital stock or other equity interests of each Subsidiary that are owned directly or indirectly by Company are validly issued, fully paid and non-assessable. The Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of Company's Subsidiaries and each such Subsidiary's jurisdiction of incorporation or organization. There are no outstanding options, warrants, rights or other contracts pursuant to which Company or any Subsidiary may be obligated to issue, sell or transfer equity securities or pay other consideration in respect of the value of the capital stock or other equity interests in Company's Subsidiaries, and there are no obligations of Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or other equity interests.

        Section 3.6.    Filings with the SEC; Financial Statements; No Undisclosed Liabilities; Sarbanes-Oxley Act.

          (a)   Company has filed or furnished, as the case may be, all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed or furnished by it with or to the United States Securities and Exchange Commission (the "SEC") since January 1, 2015 (collectively, including all exhibits thereto, the "Company SEC Reports"). None of Company SEC Reports, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All of Company SEC Reports, as of their respective dates (or as of the date of any amendment to the respective Company SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder (the "Securities Act"), and the Exchange Act. No Subsidiary of Company is required to file any registration statement, prospectus, report, schedule, form, statement or other document with the SEC.

          (b)   Each of the financial statements of Company included in Company SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Company SEC Report), complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States ("GAAP") (except, in the case of unaudited statements, as permitted under the Exchange Act) applied on a consistent basis during the periods and the dates involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Company and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, subject to, in the case of the unaudited interim financial statements, the absence of notes and normal year-end adjustments.

          (c)   Neither Company nor any of its Subsidiaries has any liabilities or obligations required to be reflected or reserved against on a consolidated balance sheet of Company prepared in accordance with GAAP, except liabilities (i) as and to the extent reflected or reserved against on the consolidated balance sheet of Company and its Subsidiaries as of June 30, 2015 (including the notes thereto) included in Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 (the "Company Balance Sheet"), (ii) incurred after June 30, 2015 in the ordinary course of business, (iii) incurred as a result of the execution of this Agreement or (iv) that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

          (d)   Company has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) under the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its consolidated financial statements for external purposes in accordance with GAAP. The management of Company has implemented and maintains disclosure controls and procedures (as required by Rule 13a-15(a) of the Exchange Act). The management of Company has disclosed, based on its most recent evaluation of its system of internal control over financial reporting prior to the date of this Agreement, to Company's outside auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would reasonably be expected to adversely affect Company's ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Company's internal control over financial reporting.

        Section 3.7.    Proxy Statement.     The Proxy Statement will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to the shareholders of Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading nor will the Proxy Statement (or any amendment or supplement thereto), at the time of the Company Shareholders Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting that shall become false or misleading in any material respect. The Proxy Statement will, when filed by Company with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub that is contained in the Proxy Statement or any amendment or supplement thereto.

        Section 3.8.    Absence of Certain Changes.     Except as contemplated by this Agreement, from June 30, 2015 until the date of this Agreement, there has not been (a) any event, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, (b) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Company, except regular quarterly cash dividends or any dividend or distribution by a wholly-owned Subsidiary of Company, (c) any redemption or other acquisition by Company of any capital stock of Company, (d) any entry by Company or any of its Subsidiaries into any employment, severance or termination agreement with any executive officer, except for Company's Executive Severance and Change in Control Plan, (e) any grant by Company or any of its Subsidiaries of any material increase in severance or termination pay to any executive officer, except pursuant to Company's Executive Severance and Change in Control Plan or as required under employment, severance or termination agreements in effect as of the date of the most recent financial statements included in Company SEC Reports, (f) any change in accounting methods, principles or practices by Company or any of its Subsidiaries materially affecting the assets, liabilities or business of Company and its Subsidiaries taken as a whole, except as required by GAAP, the rules or policies of the Public Company Accounting Oversight Board or applicable Laws, (g) any sale, transfer or other disposition of any material assets of the Company or any of its Subsidiaries except assets that are obsolete or inventory sold in the ordinary course of business, (h) any material increase in indebtedness of the Company or any of its Subsidiaries for borrowed money, except in the ordinary course of business under the Company Credit Agreement or (i) any other action taken by Company or any of its Subsidiaries that, if taken after the date hereof and prior to the Closing Date, would require Parent's consent pursuant to Section 5.1(e). The Company Disclosure Schedule sets forth the amount outstanding under the Company Credit Agreement as of the date of this Agreement.

        Section 3.9.    Litigation.     As of the date of this Agreement, there is no claim, action, suit, arbitration, proceeding, investigation or inquiry pending or, to the knowledge of Company, threatened against Company or any of its Subsidiaries before or by any Governmental Entity or arbitrator that, if decided adversely to Company or any Subsidiary of Company, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, there is no claim, action, suit, arbitration, proceeding, investigation or inquiry pending or, to the knowledge of Company, threatened against any officer or director of Company that is reasonably likely to result in any liability on the part of Company, whether or not such liability is insured.

        Section 3.10.    Laws and Orders.     Company and its Subsidiaries are and have been at all times since April 1, 2015 in compliance with all Laws and Orders to which they are subject, except where the failure to so comply, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Since April 1, 2015, Company and its Subsidiaries have not received written notice or, to the knowledge of Company, oral notice of any material violation or alleged material violation of any Laws or Orders. All reports, registrations and returns required to be filed by Company and its Subsidiaries with any Governmental Entity have been filed, and were accurate and complete when filed, except where such failure to file or to be accurate and complete when filed, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

        Section 3.11.    Licenses and Permits.     Each of Company and its Subsidiaries has all licenses, permits, franchises, approvals, authorizations, registrations, certifications, accreditations and consents of all Governmental Entities (collectively, the "Company Permits") that are necessary or required for the lawful conduct of its business as conducted by it as of the date of this Agreement, except for failures to have any Company Permits that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither Company nor any of its Subsidiaries is violating any Company Permits, except for such violations that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Since April 1, 2015, none of Company or any of its Subsidiaries has received any notice of any action pending or, to the knowledge of Company, threatened by any Governmental Entity to revoke, withdraw, modify, restrict or suspend any Company Permit, and no event has occurred which, with or without the giving of notice, the passage of time, or both, has resulted in, or could reasonably be expected to result in, a revocation, withdrawal, modification, restriction or suspension of any Company Permit, except for any such events that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

        Section 3.12.    Property; Title; Liens.

          (a)   The Company Disclosure Schedule contains a complete and accurate list (including the street address) of each parcel of Owned Real Property. Company and/or its Subsidiaries have and own valid title in fee simple in the Owned Real Property, free and clear of all Liens (other than Permitted Liens). There are no pending or, to the knowledge of Company, threatened, condemnation or eminent domain proceedings or other Governmental Authority proceedings affecting any parcel of Owned Real Property.

          (b)   The Company Disclosure Schedule contains a complete and accurate list (including the street address) of each parcel of Leased Real Property. Company and/or its Subsidiaries are in possession of and have valid leasehold interests in the Leased Real Property, free and clear of all Liens (other than Permitted Liens). To the knowledge of Company, there has not been any sublease or assignment entered into by Company or any Subsidiary in respect of the leases relating to the Leased Real Property. Neither Company nor any Subsidiary is in default of any of its obligations under any lease relating to the Leased Real Property, and no event exists which upon the passage of time or the giving of notice or both would constitute a default thereunder, except where such default, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

          (c)   Company and/or its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under Contract to use, the machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries, free and clear of all Liens (other than Permitted Liens), except where such failure to have title, leasehold interests or rights to use, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

        Section 3.13.    Tax Matters.

          (a)   Except for such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect:

              (i)  all Tax Returns required to be filed by, or on behalf of, Company and each of its Subsidiaries have been filed when due (taking into account any applicable extensions of time) and were true, correct and complete when filed;

             (ii)  Company and each of its Subsidiaries have timely paid or caused to be paid all Taxes required to be paid on or before the date hereof (whether or not shown on any Tax Return); since June 30, 2015, Company and each Subsidiary of Company have not incurred any liability for Taxes, other than Taxes incurred in the ordinary course of business consistent with the past practice of Company and its Subsidiaries;

            (iii)  since June 30, 2015, no jurisdiction in which Company or any of its Subsidiaries does not file Tax Returns has asserted in writing that Company or any of its Subsidiaries is or may be liable for a Tax in that jurisdiction; and

            (iv)  there are no Liens for Taxes on any of the assets of Company or any of its Subsidiaries other than Liens for Taxes not yet due or Taxes being contested in good faith for which adequate accruals or reserves have been established on the Company Balance Sheet.

          (b)   There are no claims or Tax audits which could result in a material Tax deficiency pending with respect to Company or any of its Subsidiaries. Neither Company nor any of its Subsidiaries have received a written notice of Tax audit which could result in a material Tax deficiency.

          (c)   (i) Neither Company nor any of its Subsidiaries is a party to any existing agreement (whether or not written) that provides for the allocation, apportionment, sharing or assignment of any income Tax (or franchise Tax based on income) liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person's income Tax (or franchise Tax based on income) liability (excluding any customary indemnification agreement or arrangement pertaining to the ordinary course sale or lease of assets), pursuant to which it will have any obligation to make any payments for income (or franchise Tax based on income) Taxes after the Effective Time, other than an agreement exclusively between or among the Company and its Subsidiaries and other than the Tax Matters Agreements and (ii) since April 1, 2015, neither Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company).

          (d)   Neither Company nor any of its Subsidiaries has participated in a "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or similar provision of state, local or foreign Tax Law).

          (e)   Company and each of its Subsidiaries are and have been at all times in compliance with all applicable Tax Laws with respect to the withholding of Taxes, and have, within the time and the manner prescribed by Law, withheld and paid over to the proper taxing authorities all amounts required to be so withheld and paid over under applicable legal requirements, except where the failure to so comply or the failure to withhold and pay over, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

          (f)    Neither Company nor any of its Subsidiaries is required to make any adjustment (nor has any taxing authority proposed in writing any such adjustment) pursuant to Section 481 of the Code, or any similar provision of applicable Law, for any taxable period (or portion thereof) ending after the Closing Date as a result of a change in accounting method. Neither Company nor any of its Subsidiaries is required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (ii) intercompany transaction, intercompany account, or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date or (v) election under Section 108(i) of the Code.

          (g)   No extension or waiver (that is still in effect) of the limitation period applicable to a Tax Return of Company or any of its Subsidiaries has been granted (by Company, its Subsidiaries, or any other person), and no such extension or waiver has been requested from Company or any of its subsidiaries.

          (h)   Neither Company nor any of its Subsidiaries has any material liability for the Taxes of any person (other than a person that is or was a member of a group the common parent of which is Company, Journal Communications, Inc. or The E.W. Scripps Company) under Treasury Regulation Section 1.1502-6 (or similar provision of state, local or foreign Tax Law), or as a transferee or successor, by contract or otherwise.

          (i)    Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 3.13 shall be the sole and exclusive representations and warranties of Company and its Subsidiaries with respect to Taxes, Tax Returns and Tax Laws.

        Section 3.14.    Environmental Matters.

          (a)   Except for such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect: (i) there is no claim, action, suit, arbitration, proceeding, investigation or inquiry pending or, to the knowledge of Company, threatened against Company or any of its Subsidiaries by any Governmental Entity or other Person relating to Company or any of its Subsidiaries and relating to or arising out of any Environmental Law; (ii) Company and its Subsidiaries are, and except for matters that have been fully resolved or for which the statute of limitations has expired, have been, in compliance with all Environmental Laws; and (iii) to the knowledge of Company, there are no liabilities or obligations of Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law or any Hazardous Substance (including any such liability or obligation retained or assumed by Contract or by operation of Law), and to the knowledge of Company, there is no existing fact, condition, situation or set of circumstances that could reasonably be expected to result in any such liability or obligation.

          (b)   Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 3.14 shall be the sole and exclusive representations and warranties of Company and its Subsidiaries with respect to matters arising under Environmental Laws.

        Section 3.15.    Intellectual Property.     To conduct the business of Company and its Subsidiaries substantially as conducted as of the date of this Agreement, neither Company nor any of its Subsidiaries requires any Intellectual Property Rights that Company and its Subsidiaries do not already own or have a valid license to use, except for such Intellectual Property Rights the failure by Company to own or license, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Company has no knowledge of any infringement or misappropriation by others of Intellectual Property Rights owned by Company or any of its Subsidiaries, except where such infringement or misappropriation, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The conduct of the businesses of Company and its Subsidiaries as of the date of this Agreement does not infringe on or misappropriate any Intellectual Property Rights of others, except where such infringement or misappropriation, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

        Section 3.16.    Employee Benefits.     Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 3.16 shall be the sole and exclusive representations and warranties of Company and its Subsidiaries with respect to ERISA, Employee Benefit Plans and Multiemployer Plans.

          (a)   The Company Disclosure Schedule sets forth a correct and complete list, as of the date of this Agreement, of all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other material employee benefit or compensation Contracts, arrangements and perquisite programs that are maintained by Company or any of its Subsidiaries or to which Company or any of its Subsidiaries is obligated to contribute, for current or former directors or employees (or dependents or beneficiaries thereof) of Company or any of its Subsidiaries (collectively, the "Employee Benefit Plans"); provided, however, that the Company Disclosure Schedule does not include Employee Benefit Plans that Company or any of its Subsidiaries is legally required to maintain pursuant to the Law of any jurisdiction. Except for the 2016 Plans and as required by the Employee Matters Agreement, neither Company nor any of its Subsidiaries has any other express commitment (x) to adopt any plan or arrangement that would be an Employee Benefit Plan if in existence on the date hereof, or (y) to modify, change or terminate any Employee Benefit Plan other than with respect to a modification, change or termination required by ERISA or the Code or that does not increase the costs to Company or its Subsidiaries of the benefits provided under such Employee Benefit Plan.

          (b)   All Employee Benefit Plans have been administered in accordance with their terms and in compliance with applicable Law, including ERISA and the Code, except for instances of noncompliance where the failure to so administer or comply, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

          (c)   None of Company, any of its Subsidiaries or any entity within the same "controlled group" as Company or any of its Subsidiaries within the meaning of Section 4001(a)(14) of ERISA (an "ERISA Affiliate") has (i) withdrawn from a "multiemployer plan," as defined in Section 4001(a)(3) of ERISA (a "Multiemployer Plan"), for which any material withdrawal liability has not been satisfied in full , (ii) engaged in any transaction that is subject to Section 4069 of ERISA or (iii) has incurred any material liability under Title IV of ERISA or Code Section 412 that has not been satisfied in full and, to the knowledge of Company, no fact or event exists which would reasonably be expected to give rise to any such material liability. None of Company, any of its Subsidiaries or any ERISA Affiliate is a party to any multiple employer plan, as that term is defined in Section 413(c) of the Code, or a multiple employer welfare arrangement, as that term is defined in Section 3(40) of ERISA.

          (d)   None of Company, any of its Subsidiaries or any ERISA Affiliate has received notice from the Pension Benefit Guaranty Corporation of any outstanding liability under Section 4062, 4063 or 4064 of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA. None of the Employee Benefit Plans that is subject to Title IV of ERISA has been terminated so as to subject, directly or indirectly, any assets material to Company and its Subsidiaries taken as a whole to any outstanding liability, contingent or otherwise, or the imposition of any outstanding Lien under Title IV of ERISA. No "reportable event" (as defined in Section 4043 of ERISA) has occurred in the period commencing on April 1, 2015 and ending on the date of this Agreement with respect to any such plan for which a waiver was not available or with respect to which a filing was not made. No such plan that is subject to Section 302 of ERISA or Section 412 of the Code has incurred an "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code).

          (e)   The Internal Revenue Service has issued a currently effective favorable determination letter or, with respect to any Employee Benefit Plan utilizing a prototype document, an opinion letter that may be relied on by such plan with respect to each Employee Benefit Plan that is intended to be a "qualified plan" within the meaning of Section 401 of the Code. No such determination letter or opinion letter has been revoked nor, to the knowledge of Company, has revocation been threatened, and no such Employee Benefit Plan has been amended since the date of its most recent determination letter, opinion letter or application therefor in such a manner that would materially adversely affect its qualification. To the knowledge of Company, no act or omission has occurred with respect to the operation of any such Employee Benefit Plan, in each case, which, either individually or in the aggregate, would reasonably be expected to cause the loss of such qualification.

          (f)    There are no pending or, to the knowledge of Company, threatened claims, actions, lawsuits, arbitrations, proceedings or inquiries by or on behalf of any participant or beneficiary in any Employee Benefit Plan, or otherwise involving any such Employee Benefit Plan or the assets of any Employee Benefit Plan, other than routine claims for benefits or claims that, individually or in the aggregate, would not have or reasonably be expected to have a Company Material Adverse Effect.

        Section 3.17.    Certain Contracts.

          (a)   Except for this Agreement and any Contract attached as an exhibit to any Company SEC Report filed with or furnished to the SEC prior to the date of this Agreement, neither Company nor any of its Subsidiaries is a party to any Contract that (i) involves any indebtedness for borrowed money or any guaranty of third party obligations, (ii) is required to be filed with the SEC under Item 601 of Regulation S-K of the Exchange Act, (iii) creates a partnership or joint venture, (iv) by its terms, materially restricts (A) the conduct by Company or any of its Subsidiaries of any line of business that is material to Company and its Subsidiaries taken as a whole or (B) the ability of Company to perform its obligations under this Agreement, (v) provides for the purchase, sale, lease or license by Company or any of its Subsidiaries of materials, supplies, services, equipment or other assets that involves the payment or potential payment by or to Company or any of its Subsidiaries in excess of $500,000 per annum or (vi) subjects Company or any of its Subsidiaries to continuing earn-out obligations that could reasonably be likely to result in payments by Company or any of its Subsidiaries in an amount in excess of $1,000,000 (collectively, the "Company Contracts").

          (b)   Each of Company and its Subsidiaries and, to the knowledge of Company, the other Person or Persons thereto has performed all of its obligations required to be performed by it under each Company Contract, except for instances of noncompliance where the failure to comply, individually or in the aggregate, would not constitute a material default under the provisions of the applicable Company Contract. Company has made available to Parent a true and complete copy of each Company Contract (including all amendments, modifications, extensions and renewals thereof and waivers thereunder).

        Section 3.18.    Labor Relations.     There are no collective bargaining or other labor union agreements to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries is bound. None of the employees of Company or any of its Subsidiaries is represented by any union with respect to such employee's employment by Company or any of its Subsidiaries. In the period commencing on April 1, 2015 and ending on the date of this Agreement, none of Company or any of its Subsidiaries has experienced any material labor disputes, strikes, work stoppages, slowdowns, lockouts or union organization attempts concerning any employees of Company or any of its Subsidiaries nor, to the knowledge of Company, is any such action threatened.

        Section 3.19.    Insurance.    The Company Disclosure Schedule sets forth a list of all insurance policies maintained by Company and any of its Subsidiaries, including fire and casualty, general liability, product liability, business interruption, directors and officers and other professional liability policies, as to which the date of this Agreement is within the current policy period. All such policies are in full force and effect as of the date of this Agreement. All premiums due and payable to date under all such policies have been paid. None of Company or any of Company Subsidiaries has received notice of cancelation or termination with respect to such policies.

        Section 3.20.    Board Approval and Recommendation.     The Board of Directors of Company (the "Company Board"), by resolutions duly adopted at a meeting duly called and held, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Company and its shareholders, (ii) adopted and approved this Agreement, the Merger and the transactions contemplated hereby and (iii) recommended that the shareholders of Company adopt this Agreement and approve the Merger (collectively, the "Recommendation").

        Section 3.21.    Opinion of Financial Advisor.     The Company Board has received the written opinion (or the oral opinion to be confirmed in writing) of Methuselah Advisors to the effect that, as of the date of such opinion and based upon and subject to the matters set forth therein, the Merger Consideration to be received by holders of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders.

        Section 3.22.    Anti-Takeover Statute Not Applicable; No Rights Agreement.     Assuming that the representations and warranties of Parent and Merger Sub set forth in Section 4.9 are true and correct, the Company Board has taken all necessary actions such that the restrictions on business combinations set forth in the WBCL will not be applicable with respect to this Agreement and the transactions contemplated by this Agreement. The Company has no "rights plan," "rights agreement" or "poison pill" in effect as of the date of this Agreement.

        Section 3.23.    No Brokers or Finders.     With the exception of the engagement of Methuselah Advisors, neither Company nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any financial advisor, broker or finder with respect to the transactions contemplated hereby.

        Section 3.24.    No Dissenters' Rights.     No dissenters', appraisal or similar rights or demands are exercisable by any shareholder or beneficial shareholder of Company in connection with the Merger under Section 180.1302 of the WBCL.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub jointly and severally represent and warrant to Company as follows:

        Section 4.1.    Organization and Qualification.     Each of Parent and Merger Sub is a corporation or other entity duly organized, validly existing and in good standing (to the extent such concept is legally recognized) under the Laws of the jurisdiction of its incorporation or organization and has full corporate or other power and authority to own, operate and lease the properties owned or used by it and to carry on its business as and where such is now being conducted, except where the failure to be in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly licensed or qualified to do business as a foreign corporation, and is in good standing (to the extent such concept is legally recognized), in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

        Section 4.2.    Authorization.     Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent, Merger Sub or their respective shareholders are necessary to authorize this Agreement and to consummate the transactions contemplated hereby. No vote of the holders of any of Parent's capital stock is necessary in connection with the consummation of the Merger. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and legally binding obligation of Parent and Merger Sub enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles.

        Section 4.3.    No Violation.

          (a)   The execution and delivery of this Agreement by Parent and Merger Sub does not, and the consummation the Merger and the other transactions contemplated hereby by Parent and Merger Sub will not, result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or result by its terms in the termination, amendment, cancellation or acceleration of any obligation, in the loss of a material benefit or in increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or create any obligation to make a payment to any other Person under, or result in the creation of a Lien on any assets of Parent or any of its Subsidiaries pursuant to, (i) any provision of the articles of incorporation, bylaws or similar organizational document of Parent or any of its Subsidiaries or (ii) subject to obtaining or making the consents, approvals, Orders, authorizations, registrations, declarations and filings referred to in Section 4.3(b), any Contract to which Parent or any of its Subsidiaries is a party or any Order or Law applicable to Parent or any of its Subsidiaries, except, in the case of this clause (ii), as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

          (b)   No consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or the consummation of the Merger and the other transactions contemplated hereby, except for the Necessary Consents.

        Section 4.4.    Proxy Statement.     The information supplied by Parent and Merger Sub for inclusion in the Proxy Statement will not, on the date that the Proxy Statement (or any amendment or supplement thereto) is first mailed to shareholders of Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, or shall, at the time of the Company Shareholders Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting that shall have become false or misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by or on behalf of Company in writing that is contained in the Proxy Statement or any amendment or supplement thereto.

        Section 4.5.    Litigation.     As of the date of this Agreement, there is no claim, action, suit, arbitration, proceeding, investigation or inquiry pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries before or by any Governmental Entity or arbitrator that, if decided adversely to Parent or the applicable Subsidiary of Parent, would prevent or materially delay or impede the consummation of the transactions contemplated hereby. None of Parent or any of its Subsidiaries is subject to any Order (whether temporary, preliminary or permanent) that would prevent or materially delay or impede the consummation of the transactions contemplated hereby.

        Section 4.6.    Capitalization of Merger Sub.     As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the transactions contemplated hereby.

        Section 4.7.    Available Funds.     Parent's and Merger Sub's obligations hereunder are not subject to any conditions regarding Parent's, Merger Sub's or any other Person's ability to obtain financing for the transactions contemplated herein. Parent has as of the date of this Agreement, and will have at the Effective Time, sufficient cash, available lines of credit or other sources of immediately available funds to effect payment of the Merger Consideration to which holders of Company Common Stock are entitled pursuant to Section 1.8 and Article 2 and to make payment of all other amounts to be paid by Parent or Merger Sub under this Agreement. At the time specified in Section 2.1, Parent will have deposited or caused to be deposited with the Paying Agent cash in an amount sufficient to effect payment of the Merger Consideration to which holders of Company Common Stock are entitled pursuant to Section 1.8 and Article 2.

        Section 4.8.    No Brokers or Finders.     With the exception of the engagement of Stephens Inc. by Parent, neither Parent nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any financial advisor, broker or finder with respect to the transactions contemplated hereby.

        Section 4.9.    Ownership of Company Common Stock.     None of Parent, Merger Sub or any of their Affiliates owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder) any Company Common Stock or holds any rights to acquire any Company Common Stock except pursuant to this Agreement and except as may be held by a 401(k), pension or other employee benefit plan or related trust maintained by Parent or any of its Affiliates.

ARTICLE 5
COVENANTS RELATING TO CONDUCT OF BUSINESS

        Section 5.1.    Covenants of Company.     During the period commencing on the date of this Agreement and continuing until the earlier of (i) the Effective Time and (ii) the termination of this Agreement in accordance with Article 7, except as contemplated or permitted by this Agreement, as required by applicable Laws, as set forth in the Company Disclosure Schedule or as approved in advance by Parent in writing (which approval shall not be unreasonably withheld, conditioned or delayed), Company agrees as follows:

          (a)    Ordinary Course.    Company shall, and shall use its commercially reasonable efforts to cause each of its Subsidiaries to, (i) conduct its business in the ordinary course of business consistent with past practice, (ii) operate its current business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use commercially reasonable efforts to preserve its relationships with customers, suppliers and others having business dealings with it, in each case, to the end that its goodwill and ongoing business shall not be impaired in any material respect at the Effective Time, and (iii) use commercially reasonable efforts to preserve its workforce intact as such workforce exists as of the date of this Agreement; provided, however, that nothing in this Section 5.1(a) shall prevent Company or any of its Subsidiaries from terminating the employment of an employee or hiring an individual to provide services with respect to Company's or its applicable Subsidiary's business, so long as such termination or hiring is consistent with the operation of Company's or its applicable Subsidiary's business in the ordinary course of business as conducted on the date hereof.

          (b)    Governing Documents.    Company shall not, and shall not permit any of its Subsidiaries to, make any change or amendment to their respective articles of incorporation, bylaws or similar organizational materials.

          (c)    Dividends.    Company shall not declare, set aside, pay or make any dividend or other distribution (whether in cash, stock or other property) with respect to any shares of Company Common Stock, except that (i) Company may declare, set aside, pay and make regular quarterly cash dividends in accordance with its customary practice, not to exceed $0.06 per share per quarter and (ii) a wholly-owned Subsidiary of Company may declare, set aside, pay and make any dividend or distribution to its parent with respect to its capital stock.

          (d)    Changes in Share Capital.    Company shall not purchase or redeem any shares of Company Common Stock or adjust, split, combine or reclassify any Company Common Stock (except pursuant to the exercise of Company RSUs or pursuant to the surrender of shares of Company Common Stock to Company or withholding of shares of Company Common Stock by Company to cover withholding obligations).

          (e)    Employee Benefit Plans.    Company shall not, and shall not permit any of its Subsidiaries to, (i) make any material amendment to any provision of any Employee Benefit Plan, (ii) adopt or enter into any arrangement that would be an Employee Benefit Plan or (iii) increase the compensation or benefits of any executive officer, except, in each case, (A) as required under the terms of any agreements, trusts, plans, funds or other arrangements existing as of the date of this Agreement, (B) as required by applicable Laws, (C) for increases in compensation or benefits associated with a promotion or material increase in responsibility, (D) for increases in annual base salary in the ordinary course of business or (E) for the January 1, 2016 implementation of new Company-wide compensation and Employee Benefits Plans as described in the Company Disclosure Schedule (the "2016 Plans") or the Employee Matters Agreement. Company shall not, and shall not permit any of its Subsidiaries to, grant any equity awards or add any new participant to any existing plan or arrangement providing severance or change in control benefit (except that new hires may participate in Company-wide severance plans).

          (f)    Collective Bargaining Agreements.    Company shall not, and shall not permit any of its Subsidiaries to, enter into, adopt, materially modify or terminate any collective bargaining or other labor union agreement.

          (g)    Issuance of Securities.    Except for the issuance of Company Common Stock upon the exercise of Company RSUs outstanding on the date of this Agreement, Company shall not, and shall not permit any of its Subsidiaries to, (i) grant, issue, pledge, encumber or sell any shares of capital stock or any other voting securities of any of them or (ii) issue any securities convertible into or exchangeable for, or options, warrants or other rights to purchase from Company relating to, or enter into any Contract with respect to the issuance of, any shares of capital stock or any other voting securities of any of them.

          (h)    Indebtedness.    Company shall not, and shall not permit any of its Subsidiaries to, (i) incur any material indebtedness for borrowed money, except in the ordinary course of business consistent with past practice for working capital purposes under the Company Credit Agreement or (ii) make any material loans or advances to any other Person, except in the ordinary course of business consistent with past practice.

          (i)    Taxes.    Company shall not, and shall not permit any of its Subsidiaries to, (i) make, change or rescind any material Tax election, (ii) consent to an extension or waiver of the statute of limitations with respect to material Taxes, (iii) settle, compromise or surrender any material Tax liability, claim or refund, (iv) adopt or change any material method of Tax accounting, (v) file any material amended Tax Return, (vi) file any material Tax Return that is inconsistent with past practice or (vii) enter into any closing Contract relating to material Taxes.

          (j)    Accounting Methods.    Company shall not, and shall not permit any of its Subsidiaries to, implement or adopt any change in its accounting principles, practices or methods that is material to Company and its Subsidiaries taken as a whole, except as required by GAAP, the rules or policies of the Public Company Accounting Oversight Board or applicable Laws.

          (k)    Company Contracts.    Subject to applicable Laws, Company shall not, and shall not permit any of its Subsidiaries to, enter into, materially amend, waive any material right under, assign or terminate any Company Contract or any Contract that if entered into prior to the date hereof would have been a Company Contract, except in the ordinary course of business consistent with past practice.

          (l)    Leases.    Company shall not, and shall not permit any of its Subsidiaries to, enter into, amend, waive any material right under, assign or terminate any lease or agreement relating to the Leased Real Property or any lease or agreement encumbering the Owned Real Property, except in the ordinary course of business consistent with past practice.

          (m)    Claims.    Company shall not, and shall not permit any of its Subsidiaries to, pay, discharge or satisfy any material claims, liabilities or obligations, except in the ordinary course of business consistent with past practice or in accordance with their terms, or settle any material claim, action, proceeding or investigation, except for settlements that (i) do not involve payments or potential payments, not covered by insurance, in excess of $1,000,000 in the aggregate and (ii) do not contain any non-monetary terms or conditions that would or would reasonably be expected to require any material actions by or impose any material restrictions on the conduct of the business of Company or any of its Subsidiaries after the Effective Time.

          (n)    Acquisitions.    Company shall not, and shall not permit any of its Subsidiaries to, acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) acquisitions of supplies, materials and other assets in the ordinary course of business consistent with past practice and (ii) other acquisitions not described in clause (i) with a purchase price (including assumed indebtedness) that does not exceed $2,500,000 in the aggregate.

          (o)    Assets.    Company shall not, and shall not permit any of its Subsidiaries to, sell, transfer, lease, assign, subject to any Lien (other than Permitted Liens) or otherwise dispose of any of its assets, properties, interests or businesses, other than (i) sales of inventory or other assets in the ordinary course of business consistent with past practice, (ii) pursuant to Company Contracts in effect on the date of this Agreement, (iii) dispositions of obsolete or worthless assets or properties or (iv) sales of assets, properties, interests or businesses with sale prices (including assumed indebtedness) that do not exceed $2,500,000 in the aggregate.

          (p)    Reorganizations.    Company shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization.

          (q)    Insurance.    Company shall not, and shall not permit any of its Subsidiaries to, terminate or cancel any insurance coverage maintained by Company or any of its Subsidiaries with respect to any material assets without replacing such coverage with a comparable amount of insurance coverage.

          (r)    No Related Actions.    Company shall not, and shall not permit any of its Subsidiaries to, authorize or enter into any legally binding agreement, commitment or arrangement to do any of the foregoing.

Notwithstanding the foregoing, the provisions of clauses (g) and (h) of this Section 5.1 shall not apply to any transaction between or among Company and any of its wholly owned Subsidiaries or between or among any wholly owned Subsidiaries of Company.

        Section 5.2.    Proxy Statement; Company Shareholders Meeting.

          (a)   Company shall prepare and file with the SEC, as soon as reasonably practicable after the date of this Agreement, a proxy statement in preliminary form and related materials with respect to the Merger and the transactions contemplated hereby (collectively, including all amendments or supplements thereto, the "Proxy Statement"). Parent shall cooperate in the preparation of the Proxy Statement and shall promptly provide to Company any information regarding Parent and its Subsidiaries that is necessary or appropriate to include in the Proxy Statement. Company shall ensure that the Proxy Statement complies as to form in all material respects with the applicable provisions of the Exchange Act. Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC and mailed to its shareholders in definitive form as promptly as reasonably practicable after its filing with the SEC. Company shall, as promptly as reasonably practicable after receipt thereof, provide Parent with copies of all written comments, and advise Parent of all oral comments, with respect to the Proxy Statement received from the SEC.

          (b)   Without limiting the foregoing, prior to filing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Company (i) shall provide Parent an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall include in such document or response all comments reasonably proposed by Parent and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed.

          (c)   If, at any time prior to the Effective Time, any information relating to Company, or any of its Subsidiaries, officers or directors should be discovered by Parent or Company that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the party hereto that discovers such information shall promptly notify the other party hereto, and to the extent required by Law, Company shall promptly file with the SEC and disseminate to its shareholders an appropriate amendment or supplement describing such information.

          (d)   Company, acting through the Company Board, shall, in accordance with applicable Law and the Bylaws of Company, duly call, give notice of, convene and hold a special meeting of its shareholders (the "Company Shareholders Meeting") as soon as reasonably practicable for the purpose of obtaining the Company Shareholder Approval with respect to this Agreement and the transactions contemplated hereby, and Company shall use its reasonable best efforts to solicit the Company Shareholder Approval. Company shall, acting through the Company Board, recommend to its shareholders that they adopt this Agreement and approve the Merger and shall include such Recommendation in the Proxy Statement, except to the extent that the Company Board has made a Change in Recommendation as permitted by Section 5.5. Once the Company Shareholders Meeting has been called and noticed, Company shall not postpone or adjourn the Company Shareholders Meeting, except (i) with the consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that Company reasonably determines to be necessary under applicable Law is provided to its shareholders in advance of a vote on approval of this Agreement or (iii) if as of the time for which the Company Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Company Shareholders Meeting or to obtain the Company Shareholder Approval.

        Section 5.3.    Access to Information.     From the date hereof until the Effective Time, except (a) for competitively sensitive information, (b) for information that, if provided, would adversely affect the ability of Company or any of its Subsidiaries to assert attorney-client or attorney work product privilege or a similar privilege or (c) as limited by applicable Laws (including Regulatory Laws), Company shall cause its officers and the officers of its Subsidiaries to furnish Parent with such financial and operating data and other information with respect to the business and properties of Company and its Subsidiaries as Parent may reasonably request; provided, however, that all requests for such information pursuant to this Section 5.3 shall be made through Mr. Jason Graham, Senior Vice President, Chief Financial Officer and Treasurer of Company or Ms. Hillary Ebach, Vice President, General Counsel and Corporate Secretary of Company. Parent shall, and shall cause its authorized representatives to, use their reasonable best efforts to minimize any disruption to the businesses of Company and its Subsidiaries that may result from the requests for data and information pursuant to this Section 5.3. Information obtained by Parent or its representatives pursuant to this Section 5.3 shall be subject to the provisions of the Confidentiality Agreement, dated as of August 19, 2015, between Company and Parent (the "Confidentiality Agreement"), which shall remain in full force and effect, and Parent and each such representative shall be deemed to be a party thereto.

        Section 5.4.    Cooperation; Reasonable Best Efforts.

          (a)   Each of Company and Parent shall cooperate with and assist the other party, and shall use its reasonable best efforts, to promptly (i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to ensure that the conditions set forth in Article 6 are satisfied and to consummate the transactions contemplated hereby as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any other Person, including any Governmental Entity, that are necessary, proper or advisable to consummate the Merger and the transactions contemplated hereby in the most expeditious manner practicable, but in any event before the Outside Date (including obtaining the Necessary Consents). None of Parent, Merger Sub, Company or any of their respective Affiliates shall take any action, refrain from taking any action or permit any action to be taken which is inconsistent with this Agreement or which would reasonably be expected to materially impede or delay or to prevent the consummation of the transactions contemplated hereby.

          (b)   In furtherance and not in limitation of the foregoing, each party hereto shall (i) make or cause to be made an appropriate filing of a Notification and Report Form pursuant to the HSR Act and appropriate filings under all other applicable Regulatory Laws with respect to the transactions contemplated hereby as promptly as practicable, but in no event later than ten (10) Business Days, after the date of this Agreement, and Parent and Company shall each bear their own costs and expenses incurred in connection with such filings, provided that Parent shall pay any filing fees in connection therewith, and (ii) use its reasonable best efforts (A) to respond at the earliest practicable date to any requests for additional information made by the Antitrust Division of the Department of Justice (the "DOJ"), the Federal Trade Commission (the "FTC") or any other Governmental Entity, (B) to take all actions necessary to cause the waiting periods under the HSR Act and any other applicable Regulatory Laws to terminate or expire at the earliest possible date, (C) to take all actions necessary to obtain any necessary approval under applicable Regulatory Laws, (D) to resist in good faith, at each of their respective cost and expense, any assertion that the transactions contemplated hereby constitute a violation of the Regulatory Laws, and (E) to eliminate every impediment under any Regulatory Law that may be asserted by any Governmental Entity so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date), all to the end of expediting consummation of the transactions contemplated hereby. Such reasonable best efforts of Parent shall include, to the extent such actions would not, individually or in the aggregate, have a material adverse effect on the business of Parent and Parent's Affiliates (including, after the Effective Time, the Surviving Corporation) taken as a whole, the obligation of Parent to agree to hold separate, divest or enter into a consent agreement or assume any obligation with regard to (1) any of the businesses, product lines or assets of Parent or Parent's Affiliates, (2) after the Effective Time, any businesses, product lines or assets of the Surviving Corporation or any of its Subsidiaries acquired pursuant to this Agreement and/or (3) after the Effective Time, the Surviving Corporation or any of its Subsidiaries (including entering into customary ancillary agreements relating to any such divestiture of businesses, product lines or assets) as may be required by any applicable Governmental Entity (including the DOJ, the FTC or any court having jurisdiction), in each case, to facilitate the expiration of any applicable waiting period under any Regulatory Law, to secure the termination of any investigation by any Governmental Entity, to avoid the filing of any suit or proceeding by any Governmental Entity or private party seeking to enjoin the consummation of the transactions contemplated hereby or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order in any suit or proceeding that would otherwise have the effect of restraining, preventing or delaying the consummation of the transactions contemplated hereby. To the extent such reasonable best efforts of Parent and/or Company would require Parent and/or Company to hold separate, divest or enter into a consent agreement or assume any obligation with regard to Parent, Company or any of their Subsidiaries or any of their respective businesses, product lines or assets, Parent's and/or Company's effectuation of such actions shall be contingent upon the consummation of the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, no action taken by Parent pursuant to this Section 5.4 shall entitle Parent to any reduction of the Merger Consideration. Except as otherwise expressly contemplated by this Agreement, each of Parent and Company shall not, and shall cause its Subsidiaries not to, take any action or knowingly omit to take any action within its reasonable control where such action or omission would, or would reasonably be expected to, result in (I) any of the conditions to the Merger set forth in Article 6 not being satisfied prior to the Outside Date or (II) a material delay in the satisfaction of such conditions. Neither Parent nor Company will directly or indirectly extend any waiting period under the HSR Act or other Regulatory Laws or enter into any agreement with a Governmental Entity to delay or not to consummate the transactions contemplated by this Agreement except with the prior written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed in light of closing the transactions contemplated by this Agreement on or before the Outside Date.

          (c)   In connection with this Section 5.4, the parties hereto shall, to the extent permitted by applicable Laws, (i) cooperate in all respects with each other in connection with any filing, submission, investigation or inquiry, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the DOJ or the FTC or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case, regarding any of the transactions contemplated hereby, (iii) have the right to review in advance, and to the extent practicable each shall consult the other on, any filing made with, or written materials to be submitted to, the DOJ, FTC or any other Governmental Entity or, in connection with any proceeding by a private party, any other Person, in connection with any of the transactions contemplated hereby, and (iv) consult with each other in advance of any meeting, discussion, telephone call or conference with the DOJ, the FTC or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent not expressly prohibited by the DOJ, the FTC or any other Governmental Entity or Person, give the other party hereto the opportunity to attend and participate in such meetings and conferences, and, to the extent practicable, telephone calls, in each case, regarding any of the transactions contemplated hereby. The parties hereto may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.4 as "Outside Counsel Only." Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to directors, officers or employees of the recipient unless express permission is obtained in advance from the source of the materials (Company or Parent, as the case may be) or its legal counsel. Notwithstanding anything to the contrary in this Section 5.4, materials provided to the other party hereto or its counsel may be redacted to remove references concerning the valuation of Company and its Subsidiaries or other competitively sensitive information.

        Section 5.5.    Acquisition Proposals; Change in Recommendation.

          (a)   Except as expressly permitted by this Section 5.5, following the execution of this Agreement, (i) Company shall, and shall cause its directors, officers, employees, representatives and other agents, including investment bankers, attorneys, accountants and other advisors (collectively, the "Representatives"), and its Subsidiaries to, immediately cease any discussions or negotiations with any Person that may be ongoing with respect to an Acquisition Proposal and request the prompt return or destruction of all confidential information previously furnished and (ii) Company shall not, and Company shall cause its Subsidiaries and the Representatives not to, directly or indirectly, (A) encourage (including by way of furnishing or disclosing information), solicit, request or initiate any other action to facilitate or initiate the making of any Acquisition Proposal, (B) continue or otherwise participate in discussions or negotiations with, or furnish or disclose any information to, any Person (other than Parent or any of its Subsidiaries) in connection with any Acquisition Proposal, (C) terminate, amend, modify or waive any provision of any confidentiality, standstill or similar agreement to which it or any of its Subsidiaries is a party with respect to any actual or potential Acquisition Proposal, (D) take action for the purpose of exempting any Person other than Parent and Merger Sub from the application of any "control share acquisition," "fair price," "business combination" or other anti-takeover Law, including the provisions of Section 180.1141 and 180.1150 of the WBCL, or (E) enter into any letter of intent, memorandum of understanding, agreement in principle or merger, acquisition or similar agreement contemplating or otherwise relating to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.5(b)) (each, a "Company Acquisition Agreement"). Company represents and warrants to Parent that neither it nor any of its Subsidiaries has granted any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Company or any of its Subsidiaries.

          (b)   Notwithstanding anything to the contrary in this Section 5.5, at any time prior to the time, but not after, the Company Shareholder Approval is obtained, Company and the Representatives may participate in discussions or negotiations with, or furnish or disclose nonpublic information to, any Person in response to an unsolicited, bona fide written Acquisition Proposal that is submitted to Company by such Person after the date of this Agreement and prior to the time that the Company Shareholder Approval is obtained if (i) the Company Board determines in good faith, (A) after consultation with a nationally recognized financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal that was not solicited by Company and did not otherwise result from a breach of this Section 5.5 and (B) after consultation with outside legal counsel, that failing to take such action would be inconsistent with its fiduciary duties to Company's shareholders under applicable Laws, (ii) prior to participating in discussions or negotiations with, or furnishing or disclosing any nonpublic information to, such Person, Company receives from such Person, an executed confidentiality agreement containing confidentiality terms and a "standstill" or similar covenant not materially less restrictive upon such Person than the terms applicable to Parent under the Confidentiality Agreement, (iii) concurrently with furnishing or disclosing any nonpublic information to such Person, Company furnishes or discloses such information to Parent (to the extent such information has not been previously delivered or made available by Company to Parent), and (iv) prior to taking any of the actions referred to in the foregoing clauses (ii) and (iii), Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action.

          (c)   Except as expressly permitted by this Section 5.5, neither the Company Board nor any committee thereof shall (i) withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify, in any manner adverse to Parent the Recommendation (it being understood that the Company Board may refrain from taking a position with respect to an Acquisition Proposal until the close of business of the tenth (10th) Business Day following a written request by Parent to the Company Board to affirm the Recommendation after the first public announcement of such Acquisition Proposal without such action being considered an adverse modification) or (ii) approve, authorize or recommend or otherwise declare advisable, or propose publicly to approve, authorize or recommend or otherwise declare advisable, any Acquisition Proposal or Company Acquisition Agreement (each, a "Change in Recommendation"). Notwithstanding anything to the contrary in this Section 5.5, at any time prior to the time, but not after, the Company Shareholder Approval is obtained, the Company Board may make a Change in

  Recommendation if (A) Company provides Parent with written notice indicating that Company, acting in good faith, believes that the applicable Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal and, therefore, plans to conduct a meeting of the Company Board for the purpose of considering whether the Acquisition Proposal constitutes a Superior Proposal, which notice shall be delivered to Parent at least three (3) Business Days prior to the date of such meeting of the Company Board and shall also include a copy of such Acquisition Proposal (or, where no such copy is available, a reasonably detailed description of such Acquisition Proposal) and the identity of the Person making such Acquisition Proposal, (B) during the three Business Day period after Company provides Parent with the written notice described in clause (A) above, Company shall cause its financial and legal advisors to negotiate in good faith with Parent (to the extent Parent so chooses to negotiate) in an effort to make such adjustments to the terms and conditions of this Agreement such that the Acquisition Proposal would not constitute a Superior Proposal, (C) notwithstanding the negotiations and adjustments pursuant to clause (B) above, the Company Board, after consultation with a nationally recognized financial advisor and outside legal counsel, makes the determination that the Acquisition Proposal constitutes a Superior Proposal and (D) notwithstanding the negotiations and adjustments pursuant to clause (B) above, the Company Board determines in good faith, after consultation with outside legal counsel, that failing to approve or recommend a Company Acquisition Agreement with respect to the Acquisition Proposal would be inconsistent with its fiduciary duties to Company's shareholders under applicable Laws. Any material amendment to such Acquisition Proposal, including any revision to price, shall require Company to deliver to Parent a new written notice and again comply with the provisions of clauses (A)-(D) of this Section 5.5(c); provided, however, that notwithstanding anything to the contrary in this Section 5.5, the obligation of Company to deliver Parent with a notice under this Section 5.5(c) shall only apply twice with respect to an Acquisition Proposal and/or Superior Proposal from any particular Person.

          (d)   In addition to the obligations of Company set forth in Section 5.5(a), Section 5.5(b) and Section 5.5(c), (i) Company shall promptly advise Parent orally and in writing (and in any case within 24 hours) of any Acquisition Proposal or any inquiry that would reasonably be expected to lead to any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal or inquiry (including any changes thereto) and the identity of the Person making any such Acquisition Proposal or inquiry and (ii) Company shall (A) keep Parent fully and promptly informed of the status and material details (including any change to any material term thereof) of any such Acquisition Proposal or inquiry and (B) provide to Parent promptly after receipt or delivery thereof copies of all correspondence and other written material sent or provided to Company or any of its Subsidiaries from any Person that describes any of the terms or conditions of any Acquisition Proposal or inquiry.

          (e)   Nothing contained in this Section 5.5 shall prohibit the Company Board, directly or indirectly through the Representatives, from taking and disclosing to the shareholders of Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act with respect to an Acquisition Proposal or from making any disclosure to Company's shareholders required by applicable Laws. For the avoidance of doubt, a "stop, look and listen" or similar communication of the type contemplated by Rule 14d-9(f) of the Exchange Act, an express rejection of any Acquisition Proposal or an express reaffirmation of the Recommendation shall not be deemed to be a Change in Recommendation for purposes of this Agreement.

        Section 5.6.    Indemnification; Exculpation; Insurance.

          (a)   The parties hereto shall cooperate and use their reasonable best efforts to respond to and defend against any threatened or actual claim, action, suit, arbitration, proceeding, investigation or inquiry, whether civil, criminal or administrative, in which any Person who is now, or who at any time prior to the date of this Agreement was, or who prior to the Effective Time becomes, a director, officer or employee of Company or any of its Subsidiaries (including in his or her role as a fiduciary of the employee benefit plans of Company or any of its Subsidiaries) (collectively, the "Indemnified Parties") is, or is threatened to be, made a party or a witness, in whole or in part, as a result of or relating to (i) the fact that such Indemnified Party is or was a director, officer or employee of Company, any of its current or former Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether asserted or arising before or after the Effective Time (collectively, the "Indemnified Claims"). Notwithstanding the foregoing, each Indemnified Party shall furnish an undertaking to Company, Parent or the Surviving Corporation, as applicable, consistent with the form undertaking that such Indemnified Party would have been required to provide to Company pursuant to the Bylaws of Company assuming such Indemnified Person's expenses were advanced pursuant to such Bylaws, to repay any expenses incurred in connection with such response or defense if it is ultimately determined that such Indemnified Party is not entitled to indemnification with respect thereto pursuant to the provisions of this Section 5.6.

          (b)   From and after the Effective Time, Parent shall, to an extent at least as favorable as the indemnification and advancement of expenses provisions contained in the constituent documents of Company and its Subsidiaries as of the date of this Agreement, (i) indemnify and hold harmless each Indemnified Party from and against all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable Laws or otherwise and relating to, arising out of or in connection with any Indemnified Claim and (ii) reimburse each Indemnified Party for all expenses (including reasonable fees and expenses of legal counsel) as they are incurred in connection with any Indemnified Claim. If indemnification or reimbursement is sought under this Section 5.6 by an Indemnified Party, then such Indemnified Party shall notify Parent of the Indemnified Claim; provided, however, that the failure to notify Parent shall not relieve Parent from any liability or obligation that it may have under this Section 5.6 or otherwise to such Indemnified Party except to the extent such failure materially prejudices Parent. Following such notification, Parent may elect in writing to assume the defense of such Indemnified Claim (and the costs related thereto), and upon such election, Parent shall not be liable for any legal costs subsequently incurred by such Indemnified Party (other than costs of investigation or the production of documents or witnesses) unless (A) Parent has failed to provide legal counsel reasonably satisfactory to such Indemnified Party in a timely manner or (B) such Indemnified Party shall have reasonably concluded that (1) the representation of such Indemnified Party by legal counsel selected by Parent would be inappropriate due to actual or potential conflicts of interest or (2) there may be legal defenses reasonably available to such Indemnified Party that are different from or additional to those available to Parent or any other Indemnified Party represented by such legal counsel, in which case such Indemnified Party may employ separate legal counsel to represent or defend him or her in such proceeding. Nothing set forth in this Section 5.6(b) shall preclude any Indemnified Party from retaining its own counsel at its own expense. Parent shall not, without the prior written consent of the applicable Indemnified Party, settle, compromise or consent to the entry of judgment in any matter in respect of which indemnification or advancement of expenses could be sought under this Section 5.6(b) (whether or not any Indemnified Party is an actual or potential party to such matter) unless such settlement, compromise or judgment includes a provision unconditionally releasing such Indemnified Party and all other Indemnified Parties from and holding them harmless against all liability in respect of claims by any releasing party related to or arising out of such matters or any transaction or conduct in connection therewith. Parent's obligations under this Section 5.6(b) shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights in respect of an Indemnified Claim asserted or made within such period shall continue until the final disposition of such Indemnified Claim.

          (c)   Without limiting the foregoing: (i) during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, Parent shall cause the articles of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the articles of incorporation and bylaws (or other similar organizational documents) of Company and its Subsidiaries as of the date of this Agreement, and during such six-year period, such provisions shall not be repealed, amended or otherwise modified in any manner, except as required by applicable Laws; and (ii) all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the Indemnified Parties as provided in any indemnification agreements shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their respective terms.

          (d)   Prior to the Effective Time, Company shall, or if Company is unable, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for a non-cancellable extension of Company's existing directors' and officers' liability insurance policy for a claims reporting or discovery period of at least six (6) years after the Effective Time in respect of acts or omissions occurring prior to the Effective Time, including the transactions contemplated by this Agreement, covering each person currently covered by the Company's directors' and officers' liability insurance policy, and each person who becomes covered by the Company's directors' and officers' liability insurance policy prior to the Effective Time, on the same terms as the Company's existing policy, provided that the premium for such "tail" policy shall not exceed 300% of the aggregate annual premiums that Company is paying with respect to Company's directors' and officers' insurance policy for the current policy period that includes the date of this Agreement. If Company and the Surviving Corporation for any reason fail to obtain such "tail" insurance policy as of the Effective Time, then for six (6) years after the Effective Time, Parent shall provide, or shall cause the Surviving Corporation to provide, directors' and officers' liability insurance coverage in respect of acts or omissions occurring prior to the Effective Time, including the transactions contemplated by this Agreement, covering each person currently covered by Company's directors' and officers' liability insurance policy, and each person who becomes covered by Company's directors' and officers' liability insurance policy prior to the Effective Time, on the same terms as Company's existing policy or, if such insurance coverage is unavailable, coverage that is on terms no less favorable to such persons than those of Company's existing policy; provided, however, that in satisfying its obligation under this Section 5.6(d), neither Parent nor the Surviving Corporation shall be obligated to pay annual premiums in excess of 300% of the aggregate annual premiums that Company is paying with respect to Company's directors' and officers' insurance policy for the current policy period that includes the date of this Agreement, but in such case Parent shall, or shall cause the Surviving Corporation to, purchase as much coverage as possible for such amount.

          (e)   If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its assets to any Person, then, and in each such case, Parent shall cause proper provisions to be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 5.6.

          (f)    The provisions of this Section 5.6 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives and (ii) in addition to, and not in substitution of, any other rights, including rights to indemnification and advancement of expenses, that any Indemnified Party may be entitled to or hereafter acquire under any Law, agreement, provision of Company's or the Surviving Corporation's articles of incorporation or bylaws or otherwise.

        Section 5.7.    Employee Benefits.

          (a)   Until December 31, 2016, Parent shall cause the Surviving Corporation to pay each employee of Company or any of its Subsidiaries who is in employment of Company or any of its Subsidiaries immediately prior to the Effective Time an amount at least equal to the annual base salary or hourly wage rate, as applicable, that was being paid to such individual as of the day immediately prior to the Effective Time. If the employment of any employee of the Surviving Corporation or any of its Subsidiaries is terminated on or prior to December 31, 2016, Parent shall pay (or cause the Surviving Corporation to pay) such employee a severance benefit that shall in no event be less than, or paid later than, the severance benefit, if any, to which such employee would have been entitled if Company's severance plan, policy or practice, as in effect immediately prior to the Effective Time, applied to such termination of employment. Until December 31, 2016 (or for an employee covered by a Company Contract such longer period as may be provided in any Company Contract with the employee), Parent shall or shall cause the Surviving Corporation to (a) maintain in effect on behalf of employees of the Surviving Corporation and its Subsidiaries all severance, retirement, bonus and other compensation and benefit plans, programs, arrangements, agreements and policies (other than any equity-based plans) of Company or any of its Subsidiaries as in effect, or as to be in effect, as applicable, on January 1, 2016 (the "Existing Plans") and (b) provide the employees of the Surviving Corporation and its Subsidiaries the same opportunity to participate in Parent's equity-based plans as are provided to similarly situated employees of Parent. Parent shall take all actions required so that eligible employees of the Surviving Corporation and its Subsidiaries shall receive service credit for all purposes, other than benefit accruals under a defined benefit pension plan, under any successor employee benefit plans and arrangements sponsored by Parent that are offered to such employees. To the extent that Parent either provides coverage to the employees of Company or any of its Subsidiaries other than under the Existing Plans or modifies any of the Existing Plans, with respect to employees who participated in the Existing Plan immediately prior to the modification of the Existing Plan or the provision of coverage under a like replacement plan, Parent shall ensure that such plans waive any applicable waiting periods, pre-existing conditions or actively-at-work requirements and shall give such employees credit under the new coverages or benefit plans for deductibles, co-insurance and out-of-pocket payments that have been paid during the year in which such coverage or plan modification occurs.

          (b)   For a period of not less than twelve (12) months following the Effective Time, Parent shall cause the Surviving Corporation to maintain the editorial staffing levels existing as of immediately prior to the Effective Time in all newsrooms of Company and its Subsidiaries.

          (c)   Notwithstanding anything provided in this Section 5.7, each employee of Company or any of its Subsidiaries who, as of immediately prior to the Effective Time, is covered by a Collective Bargaining Agreement shall be provided with compensation and benefits consistent with the terms of the applicable Collective Bargaining Agreement in effect. Nothing in this Section 5.7 shall create any third-party beneficiary right in any Person other than the parties to this Agreement, or create any right to continued employment.

        Section 5.8.    Company Indebtedness.     As of the Effective Time, Company shall, with Parent's cooperation, use reasonable best efforts (which shall not include the incurrence by the Company of costs) to take all such actions as are necessary and appropriate to obtain at the Effective Time pay-off letters in a form reasonably satisfactory to Parent evidencing the amount (the "Pay-off Amount") necessary to pay-off, at the Effective Time, all existing indebtedness and other obligations (including outstanding letters of credit) under the Company Credit Agreement. At or prior to the Effective Time, Parent shall, or shall cause one of its Subsidiaries to, pay, on behalf of Company, the Pay-off Amount to an account or accounts designated by the administrative agent under the Company Credit Agreement.

        Section 5.9.    Public Announcements.     The initial press release relating to this Agreement shall be a joint press release issued by Company and Parent, and thereafter Parent and Company shall consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statement with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine (based on the advice of outside legal counsel) is required by applicable Laws; provided, however, that the restrictions set forth in this Section 5.9 shall not apply to any release or announcement made or proposed to be made (a) following a determination by the Company Board that an Acquisition Proposal constitutes a Superior Proposal, (b) following a Change in Recommendation as permitted by Section 5.5 or (c) pursuant to Section 5.5(e).

        Section 5.10.    Shareholder Litigation.     Subject to any fiduciary duties of the board of directors of Company or any of its Subsidiaries, Company shall consult with Parent in Company's defense or settlement of any shareholder litigation (other than any litigation or settlement where the interests of Company or any of its Affiliates are adverse to those of Parent, Merger Sub or any of their respective Affiliates) against Company and/or any of its directors or executive officers relating to the transactions contemplated by this Agreement, provided that Company shall not settle, compromise or enter into an agreement regarding any settlement or compromise of any shareholder litigation relating to the transactions contemplated by this Agreement (other than any settlement solely for monetary damages paid entirely from proceeds of insurance, except for any applicable deductible) requiring the payment of any amount, acceptance of any liability, or admission of any violations of Law by Company or its Subsidiaries without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).

        Section 5.11.    Anti-Takeover Laws.     In the event that any state anti-takeover or other similar Law is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, Company, Parent and Merger Sub shall use their respective reasonable best efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to minimize the effect of such Law on this Agreement and the transactions contemplated hereby.

        Section 5.12.    Stock Exchange Listing.     Promptly following the Effective Time, Parent shall cause the Surviving Corporation to cause Company Common Stock to be delisted from the New York Stock Exchange and deregistered under the Exchange Act.

        Section 5.13.    Section 16 Matters.     Prior to the Effective Time, Company shall take all actions as may be reasonably necessary or appropriate to cause any dispositions of Company Common Stock (and derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        Section 5.14.    Resignations.     Prior to the Effective Time, Company shall cause each member of the Company Board to execute and deliver a letter, which shall not be revoked or amended prior to the Effective Time, effectuating his or her resignation as a director of Company effective immediately prior to the Effective Time.

ARTICLE 6
CONDITIONS TO THE MERGER

        Section 6.1.    Conditions to Each Party's Obligation to Effect the Merger.     The respective obligations of Parent, Merger Sub and Company to effect the Merger shall be subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a)    Shareholder Approval.    The Company Shareholder Approval shall have been obtained in accordance with the WBCL.

          (b)    Legality.    No Law or Order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated, adopted, issued or enforced by any Governmental Entity of competent jurisdiction that is then in effect and has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger.

          (c)    Regulatory Approvals.    All waiting periods applicable to the Merger under Regulatory Laws shall have been expired or been terminated, and all actions by or in respect of, or filings with, any Governmental Entity under any other Regulatory Law that are required to permit the consummation of the Merger shall have been taken, made or obtained.

        Section 6.2.    Additional Conditions to the Obligations of Parent and Merger Sub.     The respective obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a)    Representations and Warranties.    (A) The representations and warranties of Company contained in Sections 3.1, 3.2, 3.4, 3.6(b), 3.22 and 3.23 shall be correct and complete in all respects as of the date of this Agreement and as of the Closing Date (except to the extent that any such representation or warranty expressly addresses matters only as of a specified date, which need only be correct and complete as of such specified date), and (B) each of the other representations and warranties of Company contained in Article 3 shall be correct and complete as of the date of this Agreement and as of the Closing Date, in each case without giving effect to any Company Material Adverse Effect or other materiality qualifications contained therein, except (I) to the extent any such representation or warranty expressly addresses matters only as of a specified date, which need only be correct and complete as of such specified date, (II) for changes specifically permitted by this Agreement and (III) for any failures of any such representations and warranties to be so correct and complete that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

          (b)    Covenants.    Company shall have complied in all material respects with each of its covenants required to be performed by it under this Agreement at or prior to the Closing Date.

          (c)    Company Material Adverse Effect.    There shall not have occurred after the date of this Agreement and be continuing any event, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

          (d)    Officer's Certificate.    Parent shall have received, as of the Closing Date, a certificate signed on behalf of Company by the chief executive officer or chief financial officer of Company stating that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) shall have been satisfied.

          (e)    Spin-off Tax Opinion.    The tax opinion of Foley & Lardner LLP, dated as of October 7, 2015, and delivered on such date to The E.W. Scripps Company pursuant to the Scripps Tax Matters Agreement, dated as of July 30, 2014, by and among The E.W. Scripps Company, Desk Spinco, Inc. and Company shall not have been modified or withdrawn at or prior to the Closing Date and no change in law or facts shall have occurred such that the tax opinion is no longer reasonably acceptable to Parent as of the Closing Date.

        Section 6.3.    Additional Conditions to the Obligations of Company.     The obligation of Company to effect the Merger shall be further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of Parent contained in Article 4 shall be correct and complete as of the date of this Agreement and as of the Closing Date, in each case without giving effect to any Material Adverse Effect or other materiality qualifications contained therein, except (I) to the extent any such representation or warranty expressly addresses matters only as of a specified date, which need only be correct and complete as of such specified date and (II) for any failures of any such representations and warranties to be so correct and complete that, individually or in the aggregate, would not prevent, materially impair or materially delay the consummation of the transactions contemplated hereby.

          (b)    Covenants.    Parent shall have complied in all material respects with each of its covenants required to be performed by it under this Agreement at or prior to the Closing Date.

          (c)    Officer's Certificate.    Company shall have received, as of the Closing Date, a certificate signed on behalf of Parent by the chief executive officer or chief financial officer of Parent stating that the conditions set forth in Section 6.3(a) and Section 6.3(b) shall have been satisfied.

ARTICLE 7
TERMINATION

        Section 7.1.    Termination.     This Agreement may be terminated and the Merger may be abandoned by action taken, authorized or directed by the board of directors of the terminating party or parties at any time prior to the Effective Time, whether before or after receipt of Company Shareholder Approval (except as indicated):

          (a)   By mutual written agreement of Parent and Company; or

          (b)   By either Parent or Company, if the Merger shall not have been consummated on or prior to April 7, 2016 (the "Outside Date"); provided, however, that (i) the Outside Date shall be automatically extended for a period not to exceed sixty (60) days to the extent necessary to satisfy the conditions set forth in Section 6.1(b) and Section 6.1(c) and (ii) the right to terminate this Agreement pursuant this Section 7.1(b) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have caused the failure of the Merger to be consummated on or before the Outside Date; or

          (c)   By either Parent or Company, if (i) a Law shall have been enacted, entered, promulgated or enforced by a Governmental Entity of competent jurisdiction after the date of this Agreement remaining in effect prohibiting the consummation of the Merger, (ii) an Order shall have been enacted, entered, promulgated or issued by a Governmental Entity of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Order shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (ii) shall have used its reasonable best efforts to remove such Order, or (iii) a Governmental Entity shall have failed to issue an Order or to take any other action that is necessary to fulfill the condition set forth in Section 6.1(c) and such denial of a request to issue such Order or to take such other action shall have become final and non-appealable; provided, however, that (A) the right to terminate this Agreement pursuant to this clause (iii) shall not be available to any party whose failure to comply with Section 5.4 has been the cause of such inaction and (B) the right to terminate this Agreement pursuant to this Section 7.1(c) shall apply only if the Law, Order or act or omission of the Governmental Entity, as the case may be, shall have caused the failure of any condition set forth in Article 6 to be satisfied and the party entitled to rely on such condition shall not elect to waive such condition; or

          (d)   By either Parent or Company, if the Company Shareholder Approval shall not have been obtained at the Company Shareholder Meeting at which a vote on such approval was taken; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to Company where any breach of Section 5.2 or Section 5.5 by Company shall have caused the failure to obtain the Company Shareholder Approval; or

          (e)   By Company, if all of the following shall have occurred: (i) Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, (ii) such breach or failure to perform would entitle Company not to consummate the Merger under Section 6.3(a) or Section 6.3(b) and (iii) such breach or failure to perform is incapable of being cured by Parent prior to the Outside Date or, if such breach or failure to perform is capable of being cured by Parent prior to the Outside Date, Parent shall not have cured such breach or failure to perform within thirty (30) days after receipt of written notice thereof (but no later than the Outside Date); provided, that Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if it is then in material breach of any of its covenants or agreements set forth in this Agreement; or

          (f)    By Parent, if all of the following shall have occurred: (i) Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, (ii) such breach or failure to perform would entitle Parent not to consummate the Merger under Section 6.2(a) or Section 6.2(b) and (iii) such breach or failure to perform is incapable of being cured by Company prior to the Outside Date or, if such breach or failure to perform is capable of being cured by Company prior to the Outside Date, Company shall not have cured such breach or failure to perform within thirty (30) days after receipt of written notice thereof (but no later than the Outside Date); provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(f) if Parent or Merger Sub is then in material breach of any of its covenants or agreements set forth in this Agreement; or

          (g)   By Parent, if any of the following have occurred: (i) the Company Board effected a Change in Recommendation, (ii) Company shall have violated in a material respect any of the provisions of Section 5.5 or (iii) Company enters into any Company Acquisition Agreement with respect to any Acquisition Proposal or Superior Proposal; or

          (h)   By Company, in connection with entering into a Company Acquisition Agreement with respect to a Superior Proposal in compliance with Section 5.5(c); provided that no termination of this Agreement pursuant to this Section 7.1(h) shall be effective unless Company shall have paid the Company Termination Fee and otherwise complied with its obligations under Section 7.3.

        Section 7.2.    Notice of Termination; Effect of Termination.     Except as set forth in Section 7.1(h), any valid termination of this Agreement pursuant to Section 7.1 shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall become null and void and shall have no further force or effect without liability of any party or parties hereto, as applicable (or any partner, member, shareholder, director, officer, employee, affiliate, agent or other representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of the last sentence of Section 5.3, this Section 7.2, Section 7.3 and Article 8, each of which shall survive the termination of this Agreement, and (b) subject to Section 7.3, nothing in this Agreement shall relieve any party or parties hereto, as applicable, from liability for any willful and material breach of, or fraud in connection with, this Agreement.

        Section 7.3.    Termination Fees.

          (a)   If:

              (i)  Parent terminates this Agreement pursuant to clauses (i) or (iii) of Section 7.1(g);

             (ii)  Company terminates this Agreement pursuant to Section 7.1(h); or

            (iii)  Parent or Company terminates this Agreement pursuant to Section 7.1(b) or Section 7.1(d) or Parent terminates this Agreement pursuant to clause (ii) of Section 7.1(g) and, in the case of such termination, (A) at any time after the date of this Agreement and prior to such termination an Acquisition Proposal shall have been publicly announced or otherwise publicly communicated to the Company Board or shareholders of Company and not publicly withdrawn (such Acquisition Proposal, the "Outstanding Proposal") and (B) prior to the date that is twelve (12) months after the effective date of such termination, Company enters into a definitive agreement with respect to the Outstanding Proposal and the Outstanding Proposal is subsequently consummated (whether or not such consummation occurs within such twelve-month period); provided that references to "more than fifteen percent (15%)" in the definition of Acquisition Proposal shall be deemed to be references to "more than fifty percent (50%)", then Company shall pay to Parent a termination fee equal to $9,000,000 (the "Company Termination Fee"), by wire transfer of immediately available funds to one or more accounts designated in writing by Parent, (x) in the case of termination pursuant to clause (i) above, within two (2) Business Days of the date of such termination, (y) in the case of clause (ii) above, concurrently with or prior to the date of such termination and (z) in the case of clause (iii) above, not later than the second Business Day following the date on which Company consummates the transaction with respect to the Outstanding Proposal.

          (b)   In no event shall Company be required to pay the Company Termination Fee on more than one occasion whether or not the Company Termination Fee may be payable at the same or at different times and/or based upon the occurrence of different events.

          (c)   In the circumstances in which the Company Termination Fee is paid in accordance with Section 7.3(a), Parent's receipt of the Company Termination Fee from Company pursuant to Section 7.3(a) shall, subject to Section 7.3(d), be deemed to be liquidated damages and not a penalty; provided, however, that nothing in this Section 7.3(c) shall limit the rights of Parent, Merger Sub or Company under Section 8.11 and in no event shall a party's liability for fraud or willful and material breach of this Agreement be so limited.

          (d)   The parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties would not enter into this Agreement; accordingly, if Company fails to promptly pay the amount due pursuant to Section 7.3(a) and, to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against Company for the amount set forth in Section 7.3(a), then Company shall pay Parent's or Merger Sub's reasonable costs and expenses (including reasonable attorneys' fees) in connection with such suit. All amounts payable pursuant to this Section 7.3(d) shall accrue interest at the prime lending rate published in the Wall Street Journal and in effect on the date of payment, with such interest being payable in respect of the period from the date that payment was originally required to be made pursuant to Section 7.3(a) through the date of payment.

          (e)   Notwithstanding anything to the contrary in this Agreement, in the event that this Agreement is terminated or deemed terminated as described in Section 7.3(a), Parent's receipt of the Company Termination Fee pursuant to Section 7.3(a) shall, subject to Section 7.3(d), be the sole and exclusive remedy of Parent, Merger Sub and their respective Affiliates against Company, its Subsidiaries and any of their respective former, current, or future shareholders, directors, officers, Affiliates or agents for any loss or damages suffered as a result of any breach of any representation, warranty, covenant or agreement or the failure of the Merger to be consummated; provided, however, that nothing in this Section 7.3(e) shall limit the rights of Parent, Merger Sub or Company under Section 8.11 and in no event shall a party's liability for fraud or willful and material breach of this Agreement be so limited.

ARTICLE 8
MISCELLANEOUS

        Section 8.1.    No Other Representations and Warranties.     Parent and Merger Sub acknowledge that the representations and warranties set forth in this Agreement have been negotiated at arm's length among sophisticated business entities. Except for the representations and warranties expressly set forth in Article 3, Parent and Merger Sub acknowledge that none of Company, any Subsidiary of Company or any of their respective Affiliates or any Person acting on behalf of any of the foregoing makes or has made any other express or any implied representation or warranty to Parent or Merger Sub as to the accuracy or completeness of any information regarding Company, its Subsidiaries or any other matter. Except for the representations and warranties expressly set forth in Article 3, Parent and Merger Sub further agree that none of Company, any Subsidiary of Company or any other Person shall have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent and/or Merger Sub, or Parent's and/or Merger Sub's use, of any such information, including any information, document or material made available or provided to Parent or Merger Sub in certain "data rooms," management presentations or offering or information memoranda, or in any other form, in expectation of the transactions contemplated hereby. Parent and Merger Sub acknowledge that the burden to conduct an investigation of Company and its Subsidiaries lies solely with Parent and Merger Sub and that Parent and Merger Sub bear the risk that any information, document or material made available or provided to them in the course of its investigation is inaccurate or incomplete, except to the extent otherwise expressly set forth in Article 3. Without limitation, in connection with Parent's investigation of Company and its Subsidiaries, Parent has received from or on behalf of Company or its Affiliates certain estimates, projections and other forecasts and plans. Parent and Merger Sub acknowledge that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Parent and Merger Sub are familiar with such uncertainties and that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts). None of Company, its Subsidiaries, any Affiliate of Company or its Subsidiaries or any Person acting on behalf of Company, its Subsidiaries and their respective Affiliates makes any representation or warranty with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions or the accuracy of the information underlying such estimates, projections and forecasts).

        Section 8.2.    Non-Survival of Representations, Warranties and Agreements.     None of the representations, warranties, covenants and agreements contained in this Agreement or in any document delivered pursuant hereto shall survive the Effective Time, except that the agreements of Parent, Merger Sub and Company that by their terms apply or are to performed in whole or in part after the Effective Time shall survive the Effective Time in accordance with their respective terms.

        Section 8.3.    Expenses.     Whether or not the Merger is consummated and except to the extent otherwise expressly set forth in this Agreement (including Section 5.4 and Section 7.3), each party shall bear its own expenses and the expenses of its counsel and other agents and representatives in connection with the transactions contemplated hereby, including in connection with claims by any

Person that it is entitled to brokerage commissions or finder's fees as a result of the action of such Person or any Affiliate of such Person; provided that Company shall bear all expenses incurred in connection with the printing and mailing of the Proxy Statement.

        Section 8.4.    Notices.     All notices, requests, demands and other communications under this Agreement shall be given in writing and shall be personally delivered, sent by facsimile transmission or sent by private overnight mail courier service as follows:

If to Company:
Journal Media Group, Inc. 333 West State Street Milwaukee, Wisconsin 53203
Attention:	Timothy E. Stautberg, President and Chief Executive Officer
Facsimile:	(414) 224-2469
with a copy to:
Journal Media Group, Inc. 333 West State Street Milwaukee, Wisconsin 53203
Attention:	General Counsel
Facsimile:	(414) 224-2469
with a copy to (which shall not constitute notice):
Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202-5306
Attention:	Russell E. Ryba
Facsimile:	(414) 297-4900
If to Parent or Merger Sub:
Gannett Co., Inc. 7950 Jones Branch Drive McLean, VA 22107
Attention:	Robert J. Dickey, President and Chief Executive Officer
Facsimile:	(703) 854-2031
with a copy to:
Gannett Co., Inc. 7950 Jones Branch Drive McLean, VA 22107
Attention:	Barbara W. Wall, Senior Vice President and Chief Legal Officer
Facsimile:	(703) 854-2031
with a copy to (which shall not constitute notice):
Skadden, Arps, Slate, Meagher & Flom LLP 1440 New York Avenue, N.W. Washington, D.C. 20005
Attention:	Katherine D. Ashley Michael P. Rogan
Facsimile:	(202) 393-5760

or to such other person or address as any party shall have specified by notice in writing to the other party. If personally delivered, then such communication shall be deemed delivered upon actual receipt; if sent by facsimile transmission, then such communication shall be deemed delivered the day of the transmission or, if the transmission is not made before 5:00 p.m., at the place of receipt, on a Business Day, the first Business Day after transmission (and sender shall bear the burden of proof of delivery); and if sent by overnight courier, then such communication shall be deemed delivered upon receipt.

        Section 8.5.    Amendment.     This Agreement may be amended by Parent and Company, by action taken or authorized by their respective boards of directors, at any time before or after Company Shareholder Approval is obtained; provided that, after Company Shareholder Approval is obtained, no amendment shall be made that, by Law, requires further approval by the shareholders of any party hereto without such further approval. This Agreement may not be amended except by a written instrument signed on behalf of each of the parties hereto.

        Section 8.6.    Waiver.     At any time before the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto under or pursuant to this Agreement, (b) waive any inaccuracies in the representations and warranties made by the other parties hereto in this Agreement or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements made by the other parties hereto, or any of the conditions benefiting such waiving party contained, in this Agreement. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in a written instrument signed on behalf of such party.

        Section 8.7.    Entire Agreement; Parties in Interest.

          (a)   This Agreement (including any Schedules, Exhibits and/or Annexes attached hereto) and the Confidentiality Agreement constitute (together with the other documents and instruments to be executed and delivered pursuant hereto) the entire agreement, and supersede all prior understandings, agreements or representations, by or among the parties hereto with respect to the subject matter hereof.

          (b)   This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (i) as provided in Section 5.6 (the provisions of which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons), (ii) after the Effective Time, the rights of the holders of Company Common Stock to receive the Merger Consideration in accordance with Section 1.8 and Article 2 (which rights are intended to be for the benefit of such holders and may be enforced by such holders) and (iii) the right of the Company, on behalf of the holders of Company Common Stock and Company RSUs, to pursue specific performance as set forth in Section 8.11.

        Section 8.8.    Assignment; Binding Effect.     No party hereto may assign, transfer or encumber this Agreement or any of its rights, interests or obligations hereunder (whether by operation of Law or otherwise) without the prior written approval of the other parties hereto, and any attempted assignment without such prior written approval shall be void and without legal effect; provided, however, that Parent or Merger Sub may transfer or assign its rights, interests and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates, but no such assignment shall relieve Parent or Merger Sub of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns.

        Section 8.9.    Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.     This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin without giving effect to any choice or conflict of law provision or rule. Each party hereto stipulates that any dispute or disagreement between or among any of the parties hereto as to the interpretation of any provision of, or the exercise of any rights or the performance of obligations under, this Agreement shall be commenced and prosecuted in its entirety in, and consents to the exclusive jurisdiction and proper venue of, any Wisconsin state court or any federal court located within the City of Milwaukee, Wisconsin, and each party hereto consents to personal and subject matter jurisdiction and venue in such courts and waives and relinquishes all right to attack the suitability or convenience of such venue or forum by reason of their present or future domiciles, or by any other reason. The parties hereto acknowledge that all directions issued by the forum court, including all injunctions and other decrees, will be binding and enforceable in all jurisdictions and countries. Each party hereby waives its right to a trial by jury of any claim or cause of action arising out of or relating to Parent's investigation of Company, this Agreement, the negotiation and execution of this Agreement or any Contract entered into pursuant hereto (except to the extent otherwise expressly set forth therein) and the performance by the parties of its or their terms in any action, proceeding or other litigation of any type brought by one party against another, regardless of the basis of the claim or cause of action.

        Section 8.10.    Severability.     If any term or provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any Law or public policy, then all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

        Section 8.11.    Enforcement of Agreement.     The parties hereto agree that money damages or any other remedy at law would not be a sufficient or adequate remedy for any actual or threatened breach or violation of, or default under, this Agreement by any of them and that, notwithstanding any other provision in this Agreement to the contrary, each aggrieved party shall be entitled, to the fullest extent permitted by Law, to an injunction restraining such actual or threatened breach, violation or default and to any other equitable relief, including specific performance, without bond or other security being required.

        Section 8.12.    Counterparts.     This Agreement may be executed by signatures exchanged via facsimile or other electronic means and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        Section 8.13.    Headings.     The Article and Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

        Section 8.14.    Interpretation.     Any reference to any supranational, national, state, provincial, municipal, local or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. When a reference is made in this Agreement to Sections, Schedules, Exhibits or Annexes, such reference shall be to a Section of or Schedule, Exhibit or Annex to this Agreement unless otherwise indicated. Unless the context requires otherwise, the word "or," when used in this Agreement, shall not be exclusive. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The word "knowledge," when used in the phrases "to the knowledge of

Company" or "Company does not have knowledge," or words of similar import, shall mean, and shall be limited to, the actual knowledge of the individuals listed in Exhibit 8.14(a) and shall include only their actual present knowledge in their respective capacities with Company after due inquiry but without any imputation of the actual or imputed knowledge of any other person. The word "knowledge," when used in the phrases "to the knowledge of Parent" or "Parent does not have knowledge," or words of similar import, shall mean, and shall be limited to, the actual knowledge of the individuals listed in Exhibit 8.14(b) and shall include only their actual present knowledge in their respective capacities with Parent after due inquiry but without any imputation of the actual or imputed knowledge of any other person.

        Section 8.15.    Definitions.     For purposes of this Agreement, the term:

          (a)   "Acquisition Proposal" shall mean any proposal or offer by any Person or "group" (as defined in or under Section 13(d) of the Exchange Act), other than Parent or any of its direct or indirect Subsidiaries, (i) to purchase or otherwise acquire shares of Company Common Stock (or securities exercisable, convertible, redeemable or exchangeable for Company Common Stock) representing more than fifteen percent (15%) of the combined voting power of Company Common Stock outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or "group" (other than Parent or any of its direct or indirect Subsidiaries) that, if consummated in accordance with its terms, would result in such Person or "group" beneficially owning more than fifteen percent (15%) of the combined voting power of Company Common Stock outstanding after giving effect to the consummation of such tender offer or exchange offer, (ii) to purchase or otherwise acquire more than fifteen percent (15%) of the consolidated tangible assets of Company and its Subsidiaries taken as a whole (measured by the fair market value thereof, the related revenues applicable to such assets or the related net income applicable to such assets, in each case as of the date of such sale, transfer, acquisition or disposition) or (iii) to effect any merger, consolidation, business combination or other similar transaction involving Company pursuant to which any Person or "group," other than Parent or any of its direct or indirect Subsidiaries and other than the holders of Company Common Stock (as a group) immediately prior to the consummation of such transaction, would hold more than fifteen percent (15%) of the combined voting power of the shares of the outstanding Company Common Stock.

          (b)   "Affiliates" shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the powers to direct or cause the direction of management or policies of a Person, through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

          (c)   "Book-Entry Shares" shall mean non-certificated shares of Company Common Stock represented by book-entry.

          (d)   "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banks are required or authorized to close in the City of New York, New York.

          (e)   "Certificates" shall mean certificated shares of Company Common Stock.

          (f)    "Company Credit Agreement" shall mean the Credit Agreement, dated as of April 1, 2015, among Company, certain Subsidiaries of Company, certain lenders party thereto and U.S. Bank National Association, as administrative agent.

          (g)   "Company Material Adverse Effect" shall mean any change, effect or circumstance that (A) either individually is or in the aggregate are materially adverse to the business, results of operations, assets or financial condition of Company and its Subsidiaries taken as a whole, excluding any such change, effect or circumstance related to or arising as a result of: (i) the announcement or pendency of the transactions contemplated by this Agreement, including any adverse change in customer, distributor, employee, supplier, financing source or joint venture partner or similar relationships, including as a result of the identity of Parent hereunder; (ii) conditions affecting the industry in which Company and its Subsidiaries participate, the U.S. economy as a whole or the capital markets in general or the markets in which Company and its Subsidiaries operate; (iii) compliance with the terms of, or the taking of any action required or permitted by, this Agreement; (iv) any change in, or proposed or potential change in, applicable Laws or regulations or the interpretation of any of the foregoing; (v) any change in GAAP or other accounting requirements or principles; (vi) the failure of Company or any Subsidiary of Company to meet or achieve the results set forth in any projection or forecast or changes in the price or trading volume of Company Common Stock (provided that clause (vi) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has, in and of itself, resulted in a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect)); (vii) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism; or (viii) adverse seasonal weather or any earthquakes, hurricanes, tornados, floods or other natural disasters in the United States; except, in the case of clauses (ii), (iv), (v), (vii)  and (viii) to the extent such change materially and disproportionately impacts Company and its Subsidiaries taken as whole, as compared to other Persons or businesses engaging principally in the industry in which Company or its Subsidiaries operate, or (B) prevents or delays beyond the Outside Date, or would reasonably be expected to prevent or delay beyond the Outside Date, Company's ability to consummate the Merger.

          (h)   "Environmental Laws" means all Laws in effect as of the date of this Agreement of any Governmental Entity having jurisdiction over Company or its Subsidiaries relating to the protection of the environment or to pollutants, contaminants or Hazardous Substances or toxic substances, materials or wastes.

          (i)    "Hazardous Substance" shall mean any substance defined as or regulated as a "pollutant," a "contaminant," a "hazardous substance," a "hazardous material," a "toxic chemical" or a "hazardous waste" under any Environmental Law or any substance that has the characteristics of being a toxic, hazardous, radioactive, ignitable, corrosive or reactive substance, waste or material, as defined by or regulated under any Environmental Law.

          (j)    "Intellectual Property Rights" shall mean rights in the following: (i) all registered or common law trademark rights, business identifiers, trade dress, service marks, trade names and brand names; (ii) all registered or common law copyrights and all other rights associated therewith and the underlying works of authorship; (iii) all issued and pending patents and all proprietary rights associated therewith; and (iv) all inventions, mask works and mask work registrations, know how, discoveries, improvements, designs, computer source codes, programs and other software (including all machine readable code, printed listings of code, documentation and related property and information), trade secrets, websites, registered domain names, shop and royalty rights and all other types of intellectual property.

          (k)   "Leased Real Property" shall mean the real property currently leased, licensed or subleased by Company or any of its Subsidiaries or otherwise used or occupied by Company or any of its Subsidiaries, in each case, as tenant.

          (l)    "Lien" shall mean any mortgage, deed of trust, lien, pledge, option, right of first refusal, claim, right of way, restriction, encroachment, lease to third party, easement, charge, security agreement, security interest or encumbrance of any kind.

          (m)  "Owned Real Property" shall mean the real property in which Company or any Subsidiary has fee title (or equivalent) interest.

          (n)   "Parent Material Adverse Effect" shall mean a material adverse effect that prevents or delays beyond the Outside Date, or would reasonably be expected to prevent or delay beyond the Outside Date, Parent's or Merger Sub's ability to consummate the Merger.

          (o)   "Permitted Liens" shall mean any of the following: (i) Liens for Taxes not yet due and payable or delinquent or that are being contested in good faith by appropriate proceedings for which adequate accruals or reserves have been established and included in the consolidated balance sheets included in or incorporated by reference into the Company SEC Reports filed prior to the date of this Agreement; (ii) any easement encumbering any Owned Real Property that benefits such Owned Real Property and Liens attaching to real property, fixtures or leasehold improvements, which would not materially impair the present use, occupancy or value thereof; (iii) statutory Liens of landlords with respect to leased real property; (iv) Liens reflected in consolidated balance sheets included in or incorporated by reference into the Company SEC Reports filed prior to the date of this Agreement; (v) Liens in favor of vendors, carriers, warehousemen, mechanics, materialmen or repairmen, construction Liens or similar Liens or other encumbrances arising by operation of applicable Laws, in each case, for amounts not yet delinquent or that are being contested in good faith; (vi) Liens created under joint operating agreements, participation agreements or development agreements, in each case, for amounts not yet delinquent or that are being contested in good faith; (vii) in the case of real property, in addition to the items described in clauses (i), (ii), (iii) and (v), zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use or occupancy of the affected parcel or materially impair the value of such property; (viii) Liens under the Company Credit Agreement; and (ix) Liens that, individually or in the aggregate, do not materially detract from the value, or impair in any material manner the use, of the properties or assets subject thereto.

          (p)   "Person" shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a Governmental Entity.

          (q)   "Regulatory Law" shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other supranational, national, state, provincial, municipal, local or foreign Laws, Orders and administrative and judicial doctrines that are designed or intended to prohibit, restrict or regulate (i) foreign investment or (ii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

          (r)   "Subsidiary" of any Person shall mean any corporation or other form of legal entity an amount of the outstanding voting securities of which sufficient to elect at least a majority of its board of directors or other governing body (or, if there are not such voting securities, 50% or more of the equity interests of which) is owned or controlled, directly or indirectly, by such Person.

          (s)   "Superior Proposal" shall mean a bona fide, written Acquisition Proposal that Company did not solicit following the date of this Agreement and that did not otherwise result from a breach of Section 5.5 that a majority of the members of the Company Board determines in good faith is more favorable to Company's shareholders from a financial point of view than the transactions contemplated hereby (including, to the extent applicable, any adjustments to the terms hereof that Parent offered pursuant to Section 5.5), (i) after consultation with a nationally recognized financial advisor, (ii) after taking into account all of the terms and conditions of such Acquisition Proposal and any adjustment or amendment to this Agreement proposed by Parent pursuant to Section 5.5(c), and (iii) if (and only if) such Acquisition Proposal relates to a sale of tangible assets in an amount less than 100% of the consolidated tangible assets of Company, after considering the value of Company (as determined by the Company Board in good faith after consultation with a nationally recognized financial advisor) after giving effect to such Acquisition Proposal and, if applicable, any proposed or contemplated future sale or sales of the remaining consolidated assets of Company; provided, that for purposes of the definition of "Superior Proposal," the references to "more than fifteen percent (15%)" in the definition of Acquisition Proposal shall be deemed to be references to "more than fifty percent (50%)".

          (t)    "Taxes" shall mean all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed, assessed, or collected by or under the authority of any tax authority, including taxes, levies, assessments, tariffs, duties, or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, capital gains, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of an excise tax, withholding tax, ad valorem tax, business tax, transfer tax, stamp tax, estimated tax, surtax, or value added tax.

          (u)   "Tax Return" shall mean a return, declaration, report, estimate, claim for refund, notice, notification, election, amended return, certificate, or information return or statement relating to, or required to be filed in connection with, any Taxes, including any schedule, form, attachment or amendment.

          (v)   "WBCL" shall mean the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes.

[The next page is the signature page.]

        IN WITNESS WHEREOF, the parties hereto have caused their respective authorized officers to duly execute this Agreement and Plan of Merger as of the day and year first written above.

GANNETT CO., INC.
By:	/s/ ALISON K. ENGEL
	Name:	Alison K. Engel
	Title:	Senior Vice President, Chief Financial Officer and Treasurer
JUPITER MERGER SUB, INC.
By:	/s/ BARBARA W. WALL
	Name:	Barbara W. Wall
	Title:	Vice President
JOURNAL MEDIA GROUP, INC.
By:	/s/ TIMOTHY E. STAUTBERG
	Name:	Timothy E. Stautberg
	Title:	President and Chief Executive Officer

Annex B

[LETTERHEAD OF METHUSELAH ADVISORS]

October 7, 2015

The Board of Directors
Journal Media Group, Inc.
333 West State Street
Milwaukee, Wisconsin 53203

Board of Directors:

        We understand that Journal Media Group, Inc., a Wisconsin corporation ("JMG"), Gannett Co., Inc., a Delaware corporation ("Gannett"), and Jupiter Merger Sub, Inc., a Wisconsin corporation and wholly owned subsidiary of Gannett ("Merger Sub"), propose to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which, among other things, Merger Sub will be merged with and into JMG (the "Merger"), JMG will become a wholly owned subsidiary of Gannett and each outstanding share of the common stock, par value $0.01 per share, of JMG ("JMG Common Stock") will be converted into the right to receive $12.00 in cash (the "Merger Consideration"). The terms and conditions of the Merger are more fully set forth in the Agreement.

        You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to holders of JMG Common Stock of the Merger Consideration to be received by such holders pursuant to the Agreement.

        In connection with this opinion, we have:

  (i)
  reviewed the financial terms of a draft, dated October 6, 2015, of the Agreement (the "Draft Agreement");

  (ii)
  reviewed certain publicly available and other historical business and financial information relating to JMG provided to or discussed with us by JMG;

  (iii)
  reviewed certain financial forecasts and other data relating to JMG provided to or discussed with us by JMG, including financial forecasts and other data prepared by the management of JMG reflecting two alternative revenue cases for JMG and certain consumer-facing initiatives contemplated to be undertaken by JMG;

  (iv)
  held discussions with members of the senior management of JMG with respect to the operations and prospects of JMG;

  (v)
  reviewed historical stock prices of JMG Common Stock;

  (vi)
  reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating JMG;

  (vii)
  reviewed the financial terms, to the extent publicly available, of certain transactions we believe to be generally relevant in evaluating the Merger; and

  (viii)
  conducted such other financial studies, analyses and investigations as we deemed appropriate.

Board of Directors
Journal Media Group, Inc.
October 7, 2015

        We have assumed and relied, with the consent of JMG, upon the accuracy and completeness of all information provided to or reviewed by us, without independent verification of any such information. With respect to the financial forecasts and other data utilized in our analyses, the management of JMG has advised us, and we have assumed, with the consent of JMG, that such financial forecasts and other data have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of JMG as to the future financial performance of JMG under the alternative revenue cases reflected therein and the other matters covered thereby. We assume no responsibility for and express no view as to such forecasts or other data or the assumptions on which they are based. We have relied, with the consent of JMG, upon the assessments of the management of JMG as to, among other things, (i) JMG's existing and future relationships, agreements and arrangements with, and ability to attract and retain, subscribers and other customers, including through additional consumer products and service offerings, and (ii) the potential impact on JMG of certain market and other trends and prospects for the newspaper publishing and distributing industry, including the assumptions of the management of JMG as to, among others, competition and expected performance of participants in such industry and related markets, fluctuations in advertising spending and volume, readership levels, changes in technology and evolving approaches to content distribution and industry standards. We have assumed, with the consent of JMG, that there will be no developments with respect to any such matters that would be meaningful in any respect to our analyses or opinion.

        In rendering our opinion, we have assumed, with the consent of JMG, that the Merger will be consummated on the terms described in the Agreement, without any waiver, modification or amendment of any material terms or conditions by the parties thereto. We also have assumed, with the consent of JMG, that in obtaining the necessary governmental, regulatory and third party approvals, consents, waivers or releases for the Merger, there will not be any delay, limitation, restriction or condition imposed (including related expenses and any divestitures or other requirements) that would have an adverse effect on JMG or the Merger or that otherwise would be meaningful in any respect to our analyses or opinion. We have been advised, and we have assumed, that the Agreement, when executed, will be substantially similar in all material respects to the Draft Agreement.

        Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We have not been requested to conduct, and we have not conducted, any independent valuation or appraisal of any of the assets or liabilities (contingent, off-balance sheet or otherwise) of JMG or any other entity or concerning the solvency or fair value of JMG or any other entity and, except for certain real estate appraisals provided to us by the management of JMG, we have not been furnished with any such valuations or appraisals. We do not express any opinion as to any tax or other consequences that might result from the Merger, nor does our opinion address any other tax or legal, regulatory or accounting matters, as to which we understand that JMG has obtained such advice as JMG deemed necessary from qualified professionals. In connection with our engagement, we were not requested to, and we did not, undertake a third-party solicitation process on JMG's behalf with respect to the acquisition of all or a part of JMG; however, at JMG's direction, we held discussions with selected third parties that had contacted JMG and expressed interest in such a transaction.

Board of Directors
Journal Media Group, Inc.
October 7, 2015

        Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, of the Merger Consideration (to the extent expressly specified herein) to be received by holders of JMG Common Stock pursuant to the Agreement, and does not address, and we express no view or opinion as to, any other terms, aspects or implications of the Merger, including, without limitation, the form or structure of the Merger or any other agreements, arrangements or understandings entered into, amended or terminated in connection with, or otherwise contemplated by, the Merger or otherwise, nor does our opinion address the fairness of the amount or nature of, or any other aspects relating to, any compensation to any officers, directors or employees of any party to the Merger, or class of such persons, relative to the Merger Consideration or otherwise. Our opinion also does not address the merits of the Merger as compared to alternative transactions or business strategies in which JMG might engage nor does it address the underlying decision of JMG to engage in the Merger.

        Methuselah Advisors is acting as financial advisor to JMG in connection with the Merger, for which services we have received and will receive fees, the principal portion of which is contingent upon consummation of the Merger. We also have received and will receive quarterly fees during the course of our engagement and will receive a fee in connection with the delivery of this opinion. In addition, JMG has agreed to indemnify us and certain related parties for certain liabilities and other items arising out of or related to our engagement. We in the past have provided and in the future may provide investment banking services to JMG and/or its affiliates unrelated to the Merger, for which services we have received and may receive compensation, including, during the past two years, having acted as financial advisor to Journal Communications, Inc., the former owner of 50% of the equity securities of JMG, in connection with its transaction with The E.W. Scripps Company. Although we have not provided investment banking services to Gannett during the past two years for which we received compensation, we in the future may provide such services to Gannett and/or its affiliates, for which services we may receive compensation. The issuance of this opinion was approved by an authorized committee of Methuselah Advisors.

        Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of JMG (in its capacity as such) and our opinion is rendered to the Board of Directors of JMG in connection with its evaluation of the Merger. Our opinion is not intended to and does not constitute advice or a recommendation to any shareholder as to how such shareholder should vote or act with respect to the Merger or any matter.

        Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by holders of JMG Common Stock pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,
/s/ Methuselah Advisors
METHUSELAH ADVISORS

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on February 29, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. JOURNAL MEDIA GROUP, INC. 333 WEST STATE STREET MILWAUKEE, WI 53203 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on February 29, 2016. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M97340-TBD KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY JOURNAL MEDIA GROUP, INC. The Board of Directors recommends you vote FOR Proposals 1 and 2. For Against Abstain 1.Approve the Agreement and Plan of Merger among Journal Media Group, Inc. ("JMG"), Gannett Co., Inc. and Jupiter Merger Sub, Inc. ("Merger Sub") and the merger of Merger Sub with and into JMG contemplated thereby 2.Adjourn or postpone the special meeting to solicit additional proxies, if there are not sufficient votes to approve Proposal 1 at the special meeting NOTE: This Proxy, when properly executed, will be voted in the manner directed herein. If no direction is given, this Proxy will be voted FOR Proposal 1 and FOR Proposal 2. For address changes/comments, mark here. (see reverse for instructions) Please indicate if you plan to attend this meeting. Yes No Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

JOURNAL MEDIA GROUP, INC. Special Meeting of Shareholders March 1, 2016 Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement are available at www.proxyvote.com. M97341-TBD This proxy is solicited on behalf of the Board of Directors of Journal Media Group, Inc. The undersigned appoints Timothy E. Stautberg, Jason R. Graham and Hillary A. Ebach, and each of them, and each with full power of substitution, as Proxies to vote all of the shares of common stock of Journal Media Group, Inc. held of record by the undersigned as of the close of business on January 21, 2016 at the Special Meeting of Shareholders, to be held on March 1, 2016, or any adjournment or postponement thereof. The undersigned also acknowledges receipt of the proxy statement relating to the matters to be voted on at the Special Meeting of Shareholders. The undersigned hereby revokes any other Proxy executed previously for the Special Meeting of Shareholders. This Proxy, when properly executed, will be voted in the manner the undersigned shareholder directs on the reverse side of this Proxy. If you sign and return this Proxy but do not specify otherwise, this Proxy will be voted FOR Proposal 1 and FOR Proposal 2 listed on the reverse side of this Proxy. Therefore, to direct a vote FOR Proposal 1 and FOR Proposal 2, you need not mark any box. Simply sign, date and return this Proxy. If this Proxy is not returned, or if you do not vote via the telephone or the Internet, then the shares of Journal Media Group, Inc. common stock owned will not be voted. Please be sure to sign on the reverse side of this Proxy exactly as your name appears next to the signature line. (If you noted any address changes and/or comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side Address changes/comments: